As filed with the Securities and Exchange Commission on August 14, 2024

Registration No. 333-279795

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5 TO FORM F-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GENIUS GROUP LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Singapore	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

8 Amoy Street, #01-01

Singapore 049950

Tel: +65 8940 1200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jolie Kahn, Esq.

12 E. 49th Street, 11th floor

New York, NY 10017

Tel: (516) 217-6379

Fax: (866) 705-3071

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications

sent to agent for service, should be sent to:

Jolie Kahn, Esq. 12 E. 49th Street, 11th floor New York, NY 10017 Tel: (516) 217-6379 Fax: (866) 705-3071

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company

☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 14, 2024

Genius Group Limited

This prospectus related to the offer and sale from time to time of up to 37,242,856 shares of common stock of Genius Group Limited (the “Company”) by the selling stockholders identified in this prospectus. The number of shares offered for sale by the selling stockholders consists of up to 37,242,856 shares of our common stock. We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our common stock offered hereby. The selling stockholders may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholders. The selling stockholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus. For further information regarding the possible methods by which the shares may be distributed, see the section titled “Plan of Distribution” beginning on page S-96 of this prospectus.

Our common stock is listed on the NYSE American under the symbol “GNS”. On August 13, 2024, the last reported sale price of our common stock on the NYSE American was $0.1399 per share.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Foreign Private Issuer.”

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-14. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 14, 2024.

GeniusGroup

We are an AI-driven education group powering the exponential economies of tomorrow.

Over 100% Y.O.Y.
Pro Forma
Revenue Growth
$8.3 Million revenue
$18.2 Million revenue
$23.1 Million revenue
$70.4 Million revenue
2021 Audited
2022 Audited
2023 Audited
2023 Pro Forma

Genius Team
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Dedicated C-Suite Team and AI Tools for Entrepreneurs.

LEADING THE AI EDUCATION REVOLUTION

AI IS DISRUPTING A $10 TRILLION MARKET

$10
$8
$5
$3
$- 0
2000A
2005A
2010A
2015A
2020E
2025E
2030E

Global Education & Upskilling Spend

$ in Trillions

10T
2023E
8%
8%
6%
25%
54%
Pre K
K-12
Post Secondary
Corporate
Lifelong Learning

2030E Global Education & Upskilling Segments

Source: HolonIQ and various underlying estimates from Goldman Sachs, GSV, IBIS Capital, Citi

THE GLOBAL PROBLEM

Students, employees and entrepreneurs of all ages need relevant training and tools for the future of work.

OUR GLOBAL SOLUTION

An AI-Driven High Touch ecosystem of AI training and AI tools, connected by a High Tech Edtech platform.

Our AI-Driven Student Pathway

Our users join as free students and then progress to paying premium students, with our AI Avatars guiding them on their personalized path of AI training and AI tools.

Join a free event or course

Global Entrepreneur Summit
Global Impact Investor Challenge

Register on GeniusU and meet your AI Guide

The Worlds #1 Entrepreneur Education Platform
A Genie in the Pocket of Every Entrepreneur
GeniusU is For Everyone

Personalize your journey with AI

What kind of entrepreneur are you?

Follow a personalized learning path with AI training and AI tools

Are you a Student?
Are you a Startup Entrepreneur?
Are you a Leader?
Are you a Scaleup Entrepreneur?
Are you a Mentor?
Are you an Investor?

Build your Learning profile

Pauline Reach | Trader

The Future of Education is Life Long Learning

Early Childhood

Students

Entrepreneurs

Businesses

Governments

Student Education (B2S)

Pre-K, K-12 & University courses and camps based on entrepreneurial, exponential mindset, skills & technology

Government Programs (B2G)

Government directed AI, Web3 & public-private infrastructure to enable sustainable future focused innovation culture & Sovereign AI ecosystem

Entrepreneur Training (B2E)

Online and in-person skills training for leaders, entrepreneurs & investors in entrepreneurial, exponential skills & technology

Business Courses (B2B)

Company sponsored Summits, bompany Sprints and industry accelerators to train future focused pioneers with full AI SAAS & Web3 intel systems

Our Genius Curriculum

Our AI training and AI tools cover the full life long learning pathway, including students, entrepreneurs, businesses and governments in an Exponential Ecosystem.

Our Genius Group Companies

Genius Group has grown through a combination of organic growth and acquisition, integrating communities and digitizing content on our GeniusU Edtech platform.

GeniusGroup

Genius Group is the holding company that is acquiring other companies in the group. This is the company being listed on NYSE

geniusU

GeniusU is the edtech company that provides the AI personalized learning and global community to the rest of the group

GeniusU delivers digital assets and a global community that benefits all students in our group of companies.

ENTREPRENEURS INSTITUTE

Entrepreneurs Institute owns the leading set of entrepreneur education tools, for startups to high growth companies pin property investors network

Property Investors Network is an investor education network with investor meetups held in 50 cities and online.

REVEALED FILMS

Revealed Films delivers educational documentaries online, attracting new users and students to our group.

E-SQUARE EDUCATION Established in 1994

E-Square is a full campus with primary, secondary and college education for students in entrepreneurship.

EDUCATION ANGELS IN HOME CHILDCARE

Education Angels delivers home educators and childcare for 0-5 year olds, with creative thinking and play modules

FatBrAin.

FatBrain AI delivers AI solutions to businesses and governments, powering the superstars of tomorrow.

i

About This Prospectus

Except where indicated or where the context otherwise requires, the terms “Genius Group,” “we,” “us,” “our,” the “Company,” “our Company”, “company” and “our business” refer to Genius Group Limited together with its consolidated subsidiaries. For explanations of certain other terms used in this prospectus, please read “Prospectus Summary — Overview — A Brief Glossary” beginning on page S-3.

You should rely only on the information contained in this prospectus. We have not, and the placement agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

For investors outside of the United States of America (the “United States” or the “U.S.”): Neither we nor the placement agent has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the distribution of this prospectus outside of the United States.

The Company’s reporting currency is the U.S. dollar. The functional currencies of the Genius Group and its subsidiaries are their local currencies (Singapore dollar, British pound, Indonesian rupiah and South African Rand, New Zealand Dollar) and the functional currency of ERL, UAV and RF is the U.S. dollar. The Company engages in foreign currency denominated transactions with customers and suppliers, as well as between subsidiaries with different functional currencies. Gains and losses resulting from transactions denominated in non-functional currencies are recognized in earnings.

Unless otherwise noted, (i) all industry and market data in this prospectus is presented in U.S. dollars, (ii) all financial and other data related to Genius Group in this prospectus is presented in U.S. dollars, (iii) all references to “$” or “USD” in this prospectus (other than in our financial statements) refer to U.S. dollars, and (iv) all references to “S$” or “SGD” in this prospectus refer to Singapore dollars.

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board.

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates, surveys, and research as well as from publicly available information, industry and general publications and research, surveys and studies conducted by third parties. None of the independent industry publications used in this prospectus were prepared on our behalf. Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, and to risks due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these forecasts and other forward-looking information.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus gives effect to the 6-for-1 share split with respect to our ordinary shares, which took effect on April 29, 2021.

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but the absence of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

S-1

This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, our ordinary shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ordinary shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (“SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA, except:

➢	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) of the SFA or Section 276(4)I(ii) of the SFA;
➢	where no consideration is or will be given for the transfer;
➢	where the transfer is by operation of law;
➢	as specified in Section 276(7) of the SFA; or
➢	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Notification under Section 309B(1)(c) of the SFA: The Company has determined, and hereby notifies all persons (including relevant persons (as defined in Section 309A(1) of the SFA)) that the ordinary shares are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

By accepting this prospectus, the recipient hereof and thereof represents and warrants that such recipient is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by the limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

We have not, and the selling stockholders have not, authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared and filed with the SEC. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock. For investors outside of the United States: Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

S-2

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes and the risks described under “Risk Factors.” Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Overview

A BRIEF GLOSSARY

To aid in the understanding the entities, acquisitions, products, services and certain other concepts referred to in this Annual Report, the following non-exhaustive glossary of terms is provided:

AI means Artificial Intelligence, which is a technology that enables machine learning, specifically in the case of Genius Group where our Genie AI Virtual Assistant and AI Avatars are able to recommend personalized steps for each student based on their personal strengths, passions, purpose, preferences and level of each student through their inputs on our Edtech platform.

Acquisitions refers to companies which have been bought and are controlled by the Genius Group

Bridge Loan refers to short term funding secured with proceeds of $2 million from an institutional investor for the face amount of $2.2 million in July 2023, which has subsequently been fully repaid.

Certification refers to the digital courses on our GeniusU platform that faculty members take in order to be certified to mentor students on GeniusU, and to be able to add their own courses and products to GeniusU.

City Leader refers to our mentors who host monthly events in their city to support the Students and mentors in their local area.

Convertible Note refers to the secured convertible note raised with proceeds of $17.0 million from an institutional investor for the face amount of $18.1 million in September, 2022, which has been fully repaid in 2023.

Debt Note refers to the secured debt note with proceeds of $5.0 million for the face amount of $5.72 million from an institutional investor in April, 2024, with a repayment schedule of 18 months.

E-Square refers to E-Squared Education Enterprises (Pty) Ltd, a South African private limited company and one of the Group Companies as defined below.

Edtech is an abbreviation of Educational Technology and refers to technology designed to improve the effectiveness, efficiency and experience of the education process. Genius Group is focused on growing as an Edtech group with the ability to scale rapidly and operate globally.

Education Angels refers to Education Angels in Home Childcare Limited, a New Zealand private limited company and one of the Group Companies as defined below.

Entrepreneurs Institute refers to Wealth Dynamics Pte Ltd, a Singapore private limited company and one of the Group Companies.

Entrepreneur Resorts refers to Entrepreneur Resorts Limited, a Seychelles public listed company on the Seychelles Merj Stock Exchange (Ticker: ERL). Entrepreneur Resorts was acquired by Genius Group in 2020, and subsequently spun off. The spin-off was completed on October 2, 2023.

FatBrain AI refers to FB PrimeSource Acquisition LLC, a Delaware based company, acquired in March 2024. FatBrain AI was acquired from LZG International by Genius Group Ltd and has five subsidiaries located in Kazakhstan consolidated under Prime Source Group.

Genius City refers to Genius Group’s city-based model that delivers an AI-driven exponential ecosystems providing AI education and acceleration while localizing values and culture.

Genius Group (or the Group) refers to the entire group of companies within Genius Group including Genius Group Ltd and the Group Companies as defined below.

S-3

Genius Group Ltd refers specifically to the holding company, Genius Group Limited, the Singapore public limited company which owns the Group Companies. Prior to a corporate name change in July 2019, it was known as GeniusU Pte Ltd. For the avoidance of doubt, references in this Annual Report to Genius Group Ltd with respect to periods prior to its July 2019 name change should be understood as references to the company as operated under its previous name.

Genius Group Proforma refers to the entire group of companies within Genius Group including the FatBrain acquisition closed in March 2024.

GeniusU, when used without any corporate suffix or otherwise not as part of a corporate name, refers to the Edtech platform including website, mobile app, AI system, data and software system under the GeniusU brand.

GeniusU Ltd refers to the company formed in August 2019 under the corporate name GeniusU Pte Ltd, and subsequently converted to a public company, GeniusU Ltd in May 2021 (as distinct from its parent Genius Group Ltd, the current Group holding company, which until July 2019 used the name GeniusU Pte Ltd).

Group Companies refers to all subsidiary companies within Genius Group that are partially or fully owned by Genius Group Ltd.

IASB refers to International Accounting Standards Board.

IFRS refers to International Financial Reporting Standards as issued by IASB.

IPO refers to the initial public offering of our ordinary shares that was consummated on April 14, 2022.

Mentor refers to our faculty members who have taken and passed Certifications on GeniusU.

Microcamp refers to courses that are a combination of digital content on our GeniusU Edtech platform and live in-person courses conducted with our mentors.

Microdegree refers to the digital courses on our GeniusU Edtech platform. These are a combination of video, audio and text-based learning with assessments and exercises that students can take in their own time, on their own or with the guidance of our faculty.

Microschool refers to the scheduled, live digital courses on our GeniusU Edtech platform. These are similar in format to microdegrees but differ in that they are conducted live together with other students and the guidance of our faculty, with live interaction, feedback and challenge-based presentations, competitions and awards.

OpenExO refers to OpenExO Inc, a Delaware based company, which entered into a binding acquisition agreement with us March 2024 with closing pending final closing conditions. The financials of OpenExO are not included in this prospectus.

Partners refer to all individuals who are creating, marketing, delivering or hosting courses on GeniusU and PIN, and all faculty members delivering courses in all other Group companies.

Pre-IPO Group refers to the four companies which were already operating as a group in 2020 prior to our IPO on 14 April 2022, namely Genius Group Ltd, GeniusU Ltd, Entrepreneurs Institute and Entrepreneur Resorts.

Prime Source Group refers to Five companies registered under the laws of the Republic of Kazakhstan namely Prime Source LLP, Prime Source Innovation LLP, Prime Source Analytic Systems LLP, InFin IT Solution LLP and Digitalism LLP.

Property Investors Network (or PIN) refers to Property Investors Network Ltd combined with its sister company Mastermind Principles Limited, a United Kingdom (“U.K.”) private limited company and one of the Group Companies.

Revealed Films (or RF) refers to Revealed Films Inc, US Corporation and one of the Group Companies.

Students refer to all individuals who have registered for courses in our Group Companies. This is further divided into Free Students, who have registered for free courses, and Paying Students, who have registered and paid for courses.

University of Antelope Valley (or UAV) refers to University of Antelope Valley, Inc., a California corporation and a Group Company which we are in the process of closing down.

S-4

RESALE PROSPECTUS

The shares of common stock being offered by the selling stockholders are those issuable upon exercise of the warrants, see below. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. The Company shall receive no proceeds from this offering.

Our Company

We believe that we are a world leading entrepreneur Edtech and education group based on student numbers with a student base of 3.5 million on GeniusU at the end of December 2023. Our mission is to disrupt the current education model with a student-centered, lifelong learning curriculum that prepares students with the leadership, entrepreneurial and life skills to succeed in today’s market.

To help achieve our mission, we have completed an IPO on NYSE American, on April 14, 2022 and then dual listed the company on Upstream on April 6, 2023 (although we subsequently found that there was little demand for Upstream and on September 19, 2023, Genius Group. Ltd. publicly announced that it had commenced the process to delist its securities from Upstream, which process was completed on September 29, 2023. The Genius Group will have no further contact with Upstream as a result of this delisting. It will not be involved with or take part in any distribution of or listing of the shares of its spun off subsidiary, Entrepreneur Resorts Ltd (“ERL”) on Upstream or any other exchange, which will be the sole responsibility of ERL. The decision to delist the Company from Upstream is due to complex securities regulations arising from the dual listing on Upstream and NYSE and de minimis use of Upstream by GNS shareholders). We have also raised additional capital through a follow-on private placement of a Convertible Note in September 2022. We grew from a Pre-IPO Group of four companies to a post IPO Group of nine companies, once the five Acquisitions closed.

Starting from October 30, 2023, U.S. individuals have no longer had the authorization to engage in securities trading activities (including buying, selling, or depositing) on the Upstream/MERJ Exchange. All U.S. shareholders were promptly removed from Upstream and their holdings were transferred back to the ERL book entry system. Investors will still need to follow the process to claim their ERL shares, but these shares will be exclusively held with ERL through the registrar. Shareholders have not been able to view their positions on Upstream, as they can no longer be maintained in Upstream accounts. Trading these securities won’t be possible after a 6-month period, and shareholders will remain as such until ERL lists on another market or until the SEC accepts the Upstream/MERJ position of 15A-6.

Our Pre-IPO Group includes our holding company, Genius Group Ltd, our Edtech platform, GeniusU Ltd, and two companies that we acquired: Entrepreneurs Institute in 2019 and Entrepreneur Resorts in 2020 (spin-off completed on October 2, 2023).

The entrepreneur education system of our Pre-IPO Group has been delivered virtually and in-person, in multiple languages, locally and globally mainly via our GeniusU Edtech platform to adults seeking to grow their entrepreneur and leadership skills. Our partners and community are global with an average of 8,900 new students joining our GeniusU platform each week in 2023. Our City Leaders have been conducting our events (physically or virtually) in over 100 cities and over 2,500+ faculty members have been operating their microschools using our online tools.

We are now expanding our education system to age groups beyond our adult audience, to children and young adults. The five Acquisitions are our first step towards this. They include: Education Angels, which provides early learning in New Zealand for children from 0-5 years old; E-Square, which provides primary and secondary school education in South Africa; University of Antelope Valley, which provides vocational certifications and university degrees in California, USA; Property Investors Network, which provides property investment courses and events in England, UK; and Revealed Films, a media production company that specializes in multi-part documentaries.

Our plan is to combine their education programs with our current education programs and Edtech platform as part of one lifelong learning system, and we have selected these acquisitions because they already share aspects of our Genius Curriculum and our focus on entrepreneur education.

The FatBrain AI acquisition has added $51.8 million in revenue to the Group in the year ended Dec 31, 2023, which represents 74% of the $70.4 million pro forma Group revenue during this period, while the rest of the Group generated $18.7 million in pro forma revenue. For the year ended December 31, 2023, the audited group revenue was $23.1 million compared to $18.2 million in 2022.

In coming years, we plan to continue the growth of our Group through a combination of organic growth of our Edtech platform together with the acquisition of various education companies that we believe provide complementary programs that can be added to our Genius Curriculum. This Prospectus provides details of both our acquisition strategy together with our plans to integrate these Acquisitions together with future acquisitions into our Edtech platform, “entrepreneur education” vision, Genius Curriculum and “freemium” student and partner conversion models.

We define “entrepreneur education” as personalized discovery-based learning that leads to higher levels of self-awareness, self-mastery and self-expression. We believe this in turn develops leadership and entrepreneurial skills through which students can independently create value and “create a job” rather than being dependent on a system in which they need to “get a job”. We believe these skills can be nurtured from an early age.

We also believe these skills can be learned at any age, enabling adults to reskill and upskill themselves. We describe our Genius Curriculum, together with the philosophy, principles, learning methodology, course content and delivery of our curriculum in the Business section set forth below in this prospectus.

On December 15, 2023, we publicly disclosed that we have revised our guidance from a net loss of $17 million to a net profit of $3 million as a result to the omission of certain non-cash items.

Roger Hamilton has agreed to convert $1 million of his loan to the Company into Series 1 Units upon the same terms and conditions as offered by this prospectus (the “Founder Securities”). The remaining balance of the loan of approximately $900 thousand shall be repaid in cash at a date no sooner than July 1, 2024.

Change in Registrant’s Certifying Accountant.

On March 13, 2024, Marcum LLP sent a letter to the Company terminating the auditor client relationship. The termination of auditor relationship was disclosed in a Form 6-K dated March 19, 2024. The termination is not as a result of a disagreement between the two entities.

On March 28, 2024, the Group, following approval by the audit committee, appointed Enrome LLP as an independent public accounting firm for the Group’s IFRS consolidated financial statements for Financial Year 2023 and re-audit Financial Year 2022 and 2021. The engagement was finalized after inquires completed by the incoming Enrome LLP with Marcum LLP. The appointment of auditor was disclosed in a Form 6-K dated March 28, 2024.

Marcum’s audit report on our consolidated financial statement as of December 31, 2022 and December 31, 2021 and for each of the years ended December 31, 2022 and December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. As previously disclosed in the Company’s Annual Reports on Form 20-F for the fiscal years ended December 31, 2022, material weaknesses existed in the Company’s internal control over financial reporting at December 31, 2022 because of

●	lack of sufficient documentation of our existing financial processes, risk assessment and internal controls activities and evaluation of effectiveness of internal controls;
●	Inadequate internal controls, including inadequate segregation of duties, over account reconciliations, the preparation and review of the consolidated financial statements and untimely annual closings of the books;
●	Inadequate internal control over accounting for and financial reporting related to business combination accounting and subsequent assessment for impairments as they related to goodwill and other long lived assets;
●	Inadequate information technology general controls as it relates to user access rights and segregation of duties over systems that are critical to the Company’s system of financial reporting

S-5

During each of the years ended December 31, 2023 and 2022 and the subsequent interim period through March 28, 2024, neither the Group nor anyone on behalf of the Group consulted Enrome LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that Enrome LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement pursuant to Item 16F(a)(1)(iv) of Form 20-F, or (iii) any reportable event pursuant to Item 16F(a)(1)(v) of Form 20-F.

We provided Marcum LLP with a copy of the disclosures under this Item 16F and requested from Marcum a letter addressed to the Securities and Exchange Commission indicating whether it agrees with such disclosures. A copy of Marcum’s letter dated June 24, 2024 is attached as Exhibit 99.4.

Resignation of director and appointment of a new director

On June 20, 2024, Eric Pulier resigned as a director of the Company. He will serve as a Board advisor and will also be a consultant to the Company. On June 20, 2024, Michael Moe was appointed as a director to fill the vacancy arising from Mr. Pulier’s resignation. Mr. Moe was also appointed to fill the vacancies arising from Mr. Pulier’s resignation from each of the Company’s Audit Committee, Compensation Committee and Governance Committee. Mr. Moe has been deemed by the Board of Directors of the Company to be an independent director.

Summary of Risks Affecting Our Company

The following is a summary of certain, but not all, of the risks that could adversely affect our business, operations and financial results. If any of the risks actually occur, our business could be materially impaired, the trading price of our ordinary shares could decline, and you could lose all or part of your investment, all of which are incorporated by reference from our Form 20-F filed with the SEC on May 15, 2024 for the year ended December 31, 2023.

Risks Related to Our Business and Industry (All Group companies)

➢	We are a global business subject to complex economic, legal, political, tax, foreign currency and other risks associated with international operations, which risks may be difficult to adequately address.
➢	Our growth strategy anticipates that we will create new products, services, and distribution channels and expand existing distribution channels. If we are unable to effectively manage these initiatives, our business, financial condition, results of operations and cash flows would be adversely affected.
➢	Our growth may have a negative effect on the successful expansion of our business, on our people management, and on the increase in complexity of our software and platforms.
➢	If our growth rate decelerates significantly, our prospects and financial results would be adversely affected, preventing us from achieving profitability.
➢	We may be unable to recruit, train and/or retain qualified teachers, mentors, and other skilled professionals.
➢	Our business may be materially adversely affected if we are not able to maintain or improve the content of our existing courses or to develop new courses on a timely basis and in a cost-effective manner.
➢	Failure to attract and retain students to enroll in our courses and programs, and to maintain tuition levels, may have a material adverse impact on our business and prospects.
➢	If student performance falls or parent and student satisfaction declines, a significant number of students may not remain enrolled in our programs, and our business, financial condition and results of operations will be adversely affected.
➢	Our curriculum and approach to instruction may not achieve widespread acceptance, which would limit our growth and profitability.
➢	The continued development of our brand identity is important to our business. If we are not able to maintain and enhance our brand, our business and operating results may suffer.
➢	If our partnerships are unable to maintain educational quality, we may be adversely affected.
➢	There is significant competition in the market segments that we serve, and we expect such competition to increase; we may not be able to compete effectively.
➢	We cannot assure you that we will not be subject to liability claims for any inaccurate or inappropriate content in our training programs, which could cause us to incur legal costs and damage our reputation.
➢	We may be subject to legal liability resulting from the actions of third parties, including independent contractors and teachers, which could cause us to incur substantial costs and damage our reputation.
➢	We may not have sufficient insurance to protect ourselves against substantial losses.
➢	A cybersecurity attack or other security breach or incident could delay or interrupt service to our users and customers, harm our reputation or subject us to significant liability.

S-6

Risks Related to Our Business and Industry

➢	We are a growing company with a limited operating history. If we fail to achieve further marketplace acceptance for our products and services, our business, financial condition and results of operations will be adversely affected.
➢	Our Edtech platform is technologically complex, and potential defects in our platforms or in updates to our platforms could be difficult or even impossible to fix.
➢	System disruptions, capacity constraints and vulnerability from security risks to our online computer networks could impact our ability to generate revenues and damage our reputation, limiting our ability to attract and retain students.
➢	Our current success and future growth depend on the continued acceptance of the Internet and the corresponding growth in users seeking educational services on the Internet.
➢	We are susceptible to the illegal or improper use of our content, Edtech and platform (whether from students, teachers, mentors, management personnel and other employees, or third parties), or other forms of misconduct, which could expose us to liability and damage our business and brand.

Risks Related to Our Business and Industry (Specific to Acquisitions)

➢	We have acquired the acquisitions and may pursue other strategic acquisitions or investments. The failure of an acquisition or investment (including but not limited to the Acquisitions) to be completed or to produce the anticipated results, or the inability to fully integrate an acquired company, could harm our business.
➢	Public perception and regulatory changes in the primary school and secondary school systems in countries that E-Square may expand to may have a materially adverse impact on the company.
➢	Our growth plans for E-Square and our plans to expand into the primary school and high school markets will be a complex and lengthy process where future success is not assured.
➢	If we cannot maintain student enrollments and maintain tuition levels in our Acquisition, UAV, the university’s results of operations may be materially adversely affected.

Risks Related to Investing in a Foreign Private Issuer or a Singapore Company

➢	As a foreign private issuer, we are permitted to follow certain home country corporate governance practices in lieu of certain requirements under the NYSE American listing standards. This may afford less protection to holders of our ordinary shares than U.S. regulations.
➢	We are a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are instead subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) reporting obligations that, to some extent, are more lenient and less detailed than those for a U.S. issuer.
➢	We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur additional legal, accounting and other expenses.

6-for-1 Share Split

On April 29, 2021, we effected a 6-for-1 share split with respect to our ordinary shares. Unless we indicate otherwise or the context otherwise requires, all information in this prospectus gives effect to this share split.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We had less than $1.07 billion in revenue during our last fiscal year, and have not tripped any of the measures that would cause us to no longer qualify as an EGC. As such, we may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:

➢	Being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;
➢	Not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;
➢	Reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and
➢	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of ordinary shares pursuant to the IPO. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed $1.07 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

S-7

Implications of Being a Foreign Private Issuer

We report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act and the rules thereunder that are applicable to U.S. domestic public companies, including:

➢	the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”);
➢	the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;
➢	the sections of the Exchange Act that require insiders to file public reports of their stock ownership and trading activities and that impose liability on insiders who profit from trades made in a short period of time; and
➢	the rules under the Exchange Act that require the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

We file with the SEC, within four months after the end of each fiscal year (or as otherwise required by the SEC), a prospectus on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held of record by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States. Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

Corporate Information

Our principal executive offices are located at 8 Amoy Street, #01-01, Singapore 049950, which is also our registered address, and our telephone number is +65 8940 1200. The address of our website is www.geniusgroup.net. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

The Offering

Common Shares outstanding after this offering
284,340,425 ordinary shares (assuming exercise of all warrants).

Use of proceeds	We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby.

Risk factors	Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus and the section entitled “Risk Factors” in the documents incorporated by reference herein for a discussion of factors you should carefully consider before investing in our securities.

NYSE American symbol	“GNS.”

S-8

Unless otherwise noted, the number of ordinary shares to be outstanding immediately after this offering as set forth above is based on shares outstanding as of August 13, 2024, excluding 67,250,721 warrants issued and outstanding and excludes:

●	1,524,949 management and employee share options issued and reserved.
●	Any further conversion from the convertible debt issuance or any outstanding warrants.

SUMMARY COMBINED UNAUDITED PRO FORMA FINANCIAL DATA AND AUDITED CONSOLIDATED FINANCIAL DATA

The following tables, set forth, summarize the combined pro forma financial data and audited summary consolidated financial data for the periods and as of the dates indicated. The summary combined unaudited pro forma financial data below includes the consolidated financials of Genius Group, including the Group Companies as if they were operating as one group in the periods indicated. The pro forma financials for 2023 include the audited financial data of Genius Group Limited, excluding ERL (spun off in 2023), and including the acquisition of FatBrain AI which was completed in March 2024. The Pro forma represents the results from the continuing operations of the Genius Group.

The acquisition of FatBrain AI, the transaction, consists of

1)	Prime Source Group - 100% stock ownership of five companies organized under Kazakhstan law and operating in Kazakhstan. The combination of those five companies is called Prime Source Group and the audited financial statement of Prime Source Group is included as an exhibit to the registration statement.
2)	IP property and certain related business assets of LZGI (seller) contributed to the transaction per the Sale and Purchase agreement.
3)

Liabilities of LZGI (seller) contributed to the transaction per the Sale and Purchase agreement and not to exceed $15,000,000.

LZG International Inc (LZGI), a publicly held company with no prior connection with Genius Group Ltd., acquired Prime Source Group, which included its five operating entities, in June 2022 through its affiliate FB PrimeSource Acquisition LLC (FB). At the time, the five operating entities represented the only assets of FB. Subsequently and close to the Acquisition date, LZGI transferred intellectual property and certain liabilities to FB.

In March 2024, Genius Group Ltd. acquired FB, which included the aforementioned five entities and the additional intellectual property and liabilities LZGI transferred to FB.

After the transaction, LZGI continues as a separate fully operational entity with the remainder of its assets and liabilities.

FatBrain AI Transaction

IP Assets
Liabilities
FB Primesource Acquisition LLC
100% owned
Prime Source Group
Audited Combined Financial Statements
100% Owned
Prime Source LLP
100% Owned
Prime Source Innovation LLP
100% Owned
Prime Source-Analytic Systems LLP
100% Owned
InFin IT Solution LLP
100% Owned
Digitalism LLP

The total consideration of the transaction consists of -

-	73,873,784 Genius Group Shares issued at fair market value of $0.397 per share for the total consideration of $29,327,892,

The pro forma consolidated financial data are derived from audited financial statement of Genius Group Limited and have been prepared on the assumption that the acquisition was consummated on January 1, 2023. These pro forma financial statements should be read in conjunction with the notes hereto and the consolidated financial statements and notes thereto.

The preparation of the unaudited pro forma financial information is based on Article 11 of Regulation S-X, based on information (i.e., the consolidated financial statements of the Company) prepared using IFRS. These principles require the use of estimates that affect the reported amounts of revenues and expenses. Actual results may differ from those estimates. However, the pro forma adjustments reflected in the accompanying pro forma consolidated financial statements reflect estimates, including assumptions that Genius Group’s management believes to be reasonable.

The summary income data for the years ended December 31, 2023 and 2022 and the summary balance sheet data as of December 31, 2023 and 2022 for the Group are derived from the audited consolidated financial statements included in this Annual Report. Our audited consolidated financial statements have been prepared in U.S. dollars and in accordance with IFRS, as issued by the IASB.

For this reason, you should read the summary combined pro forma financial data in conjunction with our audited consolidated financial statements and related notes beginning on page F-1 of this Annual Report, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Annual Report. Our historical results do not necessarily indicate our expected results for any future periods.

	Genius Group	Group
	Pro forma (1)	Audited Financials
	Year Ended	Year Ended
	December 31,	December 31,
	2023	2023	2022
	(USD 000’s)	(USD 000’s)	(USD 000’s)
Revenue	70,371	23,063	18,194
Cost of revenue	(53,325)	(11,127)	(9,555)
Gross profit	17,046	11,936	8,639
Other Operating Income	346	344	144
Operating Expenses	(52,226)	(48,347)	(51,121)
Operating Loss	(34,834)	(36,067)	(42,338)
Other income	32,965	32,981	418
Other Expense	(4,070)	(3,704)	(15,151)
Net Loss Before Tax	(5,939)	(6,790)	(57,071)
Tax Benefits	1,583	1,079	1,064
Net Loss	(4,356)	(5,711)	(56,007)
Other Comprehensive Loss	(204)	(204)	(290)
Total Comprehensive Loss	(4,560)	(5,915)	(56,297)
Net loss per share, basic and diluted	(0.03)	(0.10)	(2.47)
Weighted-average number of shares outstanding, basic and diluted (2)	129,375,755	55,501,971	22,634,366

(1)	See Notes to Pro Forma Consolidated Financial Statements
(2)	Weighted average number of shares outstanding, basic and diluted on pro forma basis includes 73,873,784 shares issued on acquisition of FatBrain AI.

	Genius Group	Group
	Pro forma (1)	Audited Financials
	Year Ended	Year Ended
	December 31,	December 31,
	2023	2023	2022
	(USD 000’s)	(USD 000’s)	(USD 000’s)
Summary Balance Sheet Data:
Total current assets	23,617	9,634	24,251
Total non-current assets	74,279	33,580	67,009
Total Assets	97,896	43,214	91,260
Total current liabilities	39,245	17,248	23,378
Total non-current liabilities	9,608	6,251	53,927
Total Liabilities	48,853	23,499	77,305
Total Stockholders’ Equity	49,043	19,715	13,955
Total Liabilities and Shareholders’ Equity	97,896	43,214	91,260

(1)	See Notes to Pro Forma Consolidated Financial Statements

S-9

Genius Group Pro forma Calculations

	Group Audited Financials (1) Year Ended December 31, 2023 (USD 000’s)	Entrepreneur Resorts Limited (2) Year Ended December 31, 2023 (USD 000’s)	Group excluding ERL Spin off Year Ended December 31, 2023 (USD 000’s)	Prime Source Group (3) Year Ended December 31, 2023 (USD 000’s)	Adjustments (4) Year Ended December 31, 2023 (USD 000’s)	Footnotes		Genius Group Pro forma (5) Year Ended December 31, 2023 (USD 000’s)
	(A)	(B)	(C) = (A) – (B)	(D)	(E)			(C) + (D) + (E)
Sales	23,063	$4,452	$18,611	$51,760	$-			$70,371
Cost of revenue	(11,127)	(1,469)	(9,658)	(43,667)	-			(53,325)
Gross profit	11,936	2,983	8,953	8,093	-			17,046
Other Operating Income	344	1	343	3	-			346
Operating Expenses	(48,347)	(2,834)	(45,513)	(2,240)	(4,473)	5.	a	(52,226)
Operating Income / (Loss)	(36,067)	150	(36,217)	5,856	(4,473)			(34,834)
Other income	32,981	84	32,897	68	-			32,965
Other Expense	(3,704)	(45)	(3,659)	(411)	-			(4,070)
Net Income / (Loss) Before Tax	(6,790)	189	(6,979)	5,513	(4,473)			(5,939)
Tax Benefits / (Expenses)	1,079	(1)	1,080	(436)	940	5.	b	1,584
Net Income / (Loss) After Tax	(5,711)	188	(5,899)	5,077	(3,553)			(4,355)
Other Comprehensive Loss	(204)	-	(204)	-	-			(204)
Total Comprehensive Income / (Loss)	(5,915)	188	(6,103)	5,077	(3,553)			(4,559)
Net loss per share, basic and diluted	(0.10)	0.00	(0.11)	0.07	0.00			(0.03)
Weighted-average number of shares outstanding, basic and diluted	55,501,971	55,501,971	55,501,971	73,873,784	-			129,375,755

	Group Audited Financials (1) Year Ended December 31, 2023 (USD 000’s)	Entrepreneur Resorts Limited (2) Year Ended December 31, 2023 (USD 000’s)	Group excluding ERL Spin off Year Ended December 31, 2023 (USD 000’s)	Prime Source Group (3) Year Ended December 31, 2023 (USD 000’s)	Adjustments (4) Year Ended December 31, 2023 (USD 000’s)	Footnotes		Genius Group Pro forma (5) Year Ended December 31,2023 (USD 000’s)
	(A)	(B)	(C) = (A) – (B)	(D)	(E)			(C) + (D) + (E)
Summary Balance Sheet Data:
Total current assets	$9,634	$-	$9,634	$13,984	-			23,617
Total non-current assets	33,580	-	33,580	7,260	33,439	4.a, 4.b		74,279
Total Assets	43,214	-	43,214	21,244	33,439			97,896
Total current liabilities	17,248	-	17,248	9,997	12,000	4.	b	39,245
Total non-current liabilities	6,251	-	6,251	358	3,000	4.	b	9,608
Total Liabilities	23,499	-	23,499	10,355	15,000			48,853
Total Stockholders’ Equity	19,715	-	19,715	10,889	18,439	4.a, 4.b,		49,043
Total Liabilities and Shareholders’ Equity	43,214	-	43,214	21,244	33,439			97,896

See Notes to Pro Forma Consolidated Financial Statements

Basis of Presentation

On March 14, 2024, Genius Group acquired FatBrain AI for a total consideration of 73,873,784 Genius Group Shares issued at fair market value of $0.397 per share for the total consideration of $29,327,892

The pro forma consolidated financial data are derived from audited financial statement of Genius Group Limited and have been prepared on the assumption that the acquisition was consummated on January 1, 2023.

S-10

These pro forma financial statements should be read in conjunction with the notes hereto and the consolidated financial statements and notes thereto.

The preparation of the unaudited pro forma financial information is based on Article 11 of Regulation S-X, based on information (i.e., the consolidated financial statements of the Company) prepared using IFRS.

These principles require the use of estimates that affect the reported amounts of revenues and expenses. Actual results may differ from those estimates. However, the pro forma adjustments reflected in the accompanying pro forma consolidated financial statements reflect estimates, including assumptions that Genius Group’s management believes to be reasonable.

Footnotes and pro forma adjustments

(1)	Group Audited Financials are derived from the audited financial statement of Genius Group Limited and subsidiaries.

(2)	Entrepreneur Resorts Limited financial statement are derived from the segment reporting and subsidiary data from the audited financial statement of Genius Group Limited. The Entrepreneur Resorts is excluded as spin off entity and to show the financials on continuing operations basis.

(3)	Prime Source Group is derived from the Prime Source Financials presented in a separate table below. The acquisition of FatBrain AI is represented by audited financials of Prime Source Group which is represented by table below and audit report as an exhibit,

(4)	Adjustments are related to the acquisition of certain assets and liabilities and purchase accounting for the acquisition of FatBrain AI.

a.	Consideration for the acquisition of FatBrain AI was paid in Shares of Genius Group Limited.

(Issuance of 73,873,784 ordinary shares of Genius Group Ltd at a fair market value of $0.397)

Investment in Subsidiary (Non-current assets)	DR	$29,327,892
Capital (Shareholders’ Equity)	CR	$29,327,892

The calculations for Weighted-average number of shares outstanding, basic and diluted is as follows

Shares as per Group Audited Financials	55,501,971
Shares issued for FatBrain AI Acquisition	73,873,784
Shares as per Pro forma	129,375,755

The total acquisition value of the acquisition was $29.3 million broken down as follows:

Acquired Assets

Intellectual Property	$7,867,848
Customer contracts and customer relationship	7,399,746
Other intangible assets	6,984,946
Total Intangible Assets Subject to Amortization	22,252,540
Goodwill	18,171,320
Total Intangible Assets Acquired	40,423,860
Net asset acquired exclusive of other intangible assets (see table below)	3,904,032
Additional liabilities acquired	(15,000,000)
Total Net Asset Acquired	$29,372,892

Descriptions	Amount (KZT 000’s)	Amount (USD)
Cash and cash equivalents	3,130,106	$6,886,013
Accounts receivable, net	1,585,578	3,488,160
Prepaid expenses and other current assets	1,615,502	3,553,991
Other assets	150,203	330,436
Accounts payable	(1,571,229)	(3,456,593)
Deferred revenue	(995,468)	(2,189,960)
Loans payable - current portion	(1,772,791)	(3,900,015)
Other liabilities	(367,284)	(807,999)
Net Assets Acquired exclusive of Other Intangible Assets	1,774,617	$3,904,032

The total net assets acquired is $10,888,978 which includes $3,904,032 net assets acquired exclusive of intangible assets and $6,984,946 intangible assets that ties with the audited financial statement of Prime Source Group.

b.	Purchase accounting based on management estimate of purchase price allocation

(Elimination of pre-acquisition capital, reserves and retained earnings and accounting for the purchase consideration)

Capital (Shareholders’ Equity)	DR	$896,968
Reserves (Shareholders’ Equity)	DR	$19,546
Retained earnings (Shareholders’ Equity)	DR	$9,972,464
Intangible assets (Non-current assets)	DR	$15,267,594
Goodwill (Non-current assets)	DR	$18,171,320
Investment in Subsidiary (Non-current assets)	CR	$29,327,892
Accounts Payable (Current Liabilities)	CR	$137,776
Loan Payable (Current Liabilities)	CR	$11,862,224
Loan Payable (Non-current Liabilities)	CR	$3,000,000

The liabilities of $15 million is presented in the table above and for clarification is broken down as follows:

Seller vendor accounts payable acquired by Genius Group Limited	137,776
Balance of purchase price still payable to seller. Amounts are a loan that is non-interest bearing and due on demand. Genius Group Ltd anticipates paying off loan – Tranche 1 within next 6 months	11,862,224
Tranche 2 within next 15 months	3,000,000
Total	15,000,000

Given the loan is non-interest bearing, there is no interest expense reflected on the pro forma profit and loss statement.

5)	The adjustments related to the acquisition and purchase accounting of FatBrain AI on Profit and Loss Statement are presented below.

a.	Amortization of Intangible Assets

Intangible Assets	Method of Amortization	Remaining Economic Life	Amount of Intangible Assets	Amortization Expense
Intellectual Property	Straight Line	3 Years	$7,867,848	$2,622,616
Customer Contracts and Customer Relationships	Straight Line	4 Years	7,399,746	1,849,936
Other Intangible Assets*	Straight Line	5 – 7 Years	6,984,946	-
Total			$22,252,540	$4,472,553

* Amortization of Other Intangible Assets is included in the Prime Source Group’s financial statement.

b.	The following represents the income tax effect on amortization

Amortization amount	$4,472,553
Income tax rate	21%
Income tax	$939,236

S-11

FatBrain AI Transaction

FatBrain AI transaction is included in the Pro forma financials and are made up of 100% of Prime Source Group audited financials and certain acquisition adjustments. The financials of Prime Source Group are prepared in Kazakhstani Tenge and converted into USD below.

Profit and Loss Statement (conversion rate 456.31)

	Prime Source Group
	Year Ended December 31, 2023
		(KZT 000’s)	(USD 000’s)
Sales	KZT	23,618,659	$51,760
Cost of revenue		(19,925,686)	(43,667)
Gross profit		3,692,973	8,093
Other Operating Income		1,540	3
Operating Expenses		(1,022,196)	(2,240)
Operating Income		2,672,317	5,856
Other income		30,913	68
Other Expense		(187,386)	(411)
Net Income Before Tax		2,515,844	5,513
Tax Expenses		(199,124)	(436)
Net Income After Tax		2,316,720	5,077
Other Comprehensive Income		-	-
Total Comprehensive Income		2,316,720	5,077

Balance Sheet (conversion rate 454.56)

	Prime Source Group
	As of December 31, 2023
		(KZT 000’s)	(USD 000’s)
Summary Balance Sheet Data:
Total current assets	KZT	6,356,340	$13,984
Total non-current assets		3,300,126	7,260
Total Assets		9,656,466	21,244
Total current liabilities		4,544,162	9,997
Total non-current liabilities		162,610	358
Total Liabilities		4,706,772	10,355
Total Shareholders’ Equity		4,949,694	10,889
Total Liabilities and Shareholders’ Equity		9,656,466	21,244

Non-IFRS Financial Measures — Adjusted EBITDA

We have included Adjusted EBITDA in this Annual Report because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Non-IFRS financial measures are not a substitute for IFRS financial measures.

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We calculate Adjusted EBITDA as Net loss for the period plus income taxes plus/ minus net finance result plus depreciation and amortization plus/minus share-based compensation expenses plus bad debt provision. Share-based compensation expenses and bad debt provision are included in General and administrative expenses in the Consolidated Statements of Operations. The pro forma table is presented below to show the calculations and working.

	Genius Group	Group
	Pro forma (1)	Audited Financials
	Year Ended	Year Ended
	December 31,	December 31,
	2023	2023	2022
	(USD 000’s)	(USD 000’s)	(USD 000’s)
Net Loss	(4,355)	(5,711)	(56,007)
Tax Benefits	(1,583)	(1,079)	(1,064)
Interest Expense, net	4,066	3,695	1,312
Depreciation and Amortization	8,421	3,271	2,351
Legal Expenses (non-recurring)	1,178	1,178	-
Impairment	15,387	15,372	28,246
Revaluation Adjustment of Contingent Liabilities	(32,775)	(32,775)	13,838
Stock Based Compensation	10	10	1,309
Bad Debt Provision	2,837	2,822	1,509
Adjusted EBITDA	(6,814)	(13,217)	(8,505)

(1)	Derived from the pro forma calculation table below

	Group Audited Financials (1) Year Ended December 31, 2023 (USD 000’s)	Entrepreneur Resorts Limited (2) Year Ended December 31, 2023 (USD 000’s)	Group excluding ERL Spin off Year Ended December 31, 2023 (USD 000’s)	Prime Source Group (3) Year Ended December 31, 2023 (USD 000’s)	Adjustments (4) Year Ended December 31, 2023 (USD 000’s)	Footnotes		Genius Group Pro forma Year Ended December 31, 2023 (USD 000’s)
	(A)	(B)	(C) = (A) – (B)	(D)	(E)			(C) + (D) + (E)
Net Loss	(5,711)	$188	$(5,899)	$5,077	$(3,533)			$(4,355)
Tax (Benefits) / Expenses	(1,079)	1	(1,080)	436	(939)	5.	b	(1,583)
Interest Expense, net	3,695	40	3,655	411	-			4,066
Depreciation and Amortization	3,271	561	2,710	1,239	4,472	5.	a	8,421
Legal Expenses (non-recurring)	1,178	-	1,178	-	-			1,178
Impairment	15,372	-	15,372	15	-			15,387
Revaluation Adjustment of Contingent Liabilities	(32,775)	-	(32,775)	-	-			(32,775)
Stock Based Compensation	10	-	10	-	-			10
Bad Debt Provision	2,822	-	2,822	15	-			2,837
Adjusted EBITDA	(13,217)	790	(14,007)	7,193	-			(6,814)

Footnote – please refer to the footnotes on page number 10 and 11 under Genius Group Pro forma Calculations table for mechanics of pro forma results

Non-IFRS Financial Measures — Adjusted EBITDA - FatBrain AI Financials

FatBrain Financials are included in the Pro forma financials and are derived by audited financials of Prime Source Group, Acquisition of assets and liabilities related to FB Prime Source Acquisition LLC and estimated purchase accounting for the Acquisition. The financials of Prime Source Group are prepared in Kazakhstani Tenge. We have calculated EBITDA using the same approach as for the Group.

	Prime Source Group
	Year Ended December 31, 2023
		(KZT 000’s)	(USD 000’s)
Net Income	KZT	2,316,720	$5,077
Tax Expenses		199,124	436
Interest Expense, net		187,386	411
Depreciation and Amortization		565,331	1,239
Legal Expenses (non-recurring)		0	0
Impairment		6,862	15
Revaluation Adjustment of Contingent Liabilities		0	0
Stock Based Compensation		0	0
Bad Debt Provision		6,862	15
Adjusted EBITDA		3,282,285	7,193

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and all risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the risk factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 20-F for the year ended December 31, 2023 and each subsequent filed current report on Form -6K, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Regulation.” Known and unknown risks, uncertainties, and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

➢ Our future business development, financial condition and results of operations;

➢ Our ability to continue to make acquisitions and to successfully integrate and operate acquired businesses;

➢ Our expectations regarding demand for and market acceptance of our marketplace’s products and services;

➢ Our ability to implement our business strategy and expand our portfolio of products and services;

➢ Our ability to adapt to technological changes in the educational sector;

➢ The development and expansion of our global education network and the effect of new technology applications in the educational services industry;

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➢ Our ability to continue attracting and retaining new students, teachers, Mentors, and partners;

➢ Our ability to maintain the academic quality of our programs;

➢ The availability of qualified personnel and the ability to retain such personnel;

➢ Government interventions in education industry programs, that affect the economic or tax regime, the collection of tuition fees or the regulatory framework applicable to educational institutions;

➢ Our expectations regarding our businesses base of investors;

➢ Changes in consumer demands and preferences and technological advances, and our ability to innovate to respond to such changes;

➢ Our compliance with, and changes to, governmental laws, regulations and tax matters that apply to us and our industry;

➢ Health crises, including due to pandemics such as the COVID-19 pandemic and government measures taken in response thereto;

➢ Our goals and strategies;

➢ Our plans to invest in our business;

➢ Our relationships with our partners;

➢ Competition in our industry;

➢ We are incorporated in Singapore, and our shareholders may have more difficulty protecting their interests than they would as shareholders of a corporation incorporated in the United States; and

➢ Other risk factors discussed under “Risk Factors.”

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law. This prospectus contains certain data and information that we obtained from various government and private publications, including industry data and information from the World Economic Forum Schools of the Future Report and industry statistics from education market intelligence firm, HolonIQ. Statistical data in these publications also include projections based on a number of assumptions.

In addition, the new and rapidly changing nature of the credit and marketplace lending industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

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USE OF PROCEEDS

We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our common stock offered hereby.

DIVIDEND POLICY

We currently anticipate that we will retain any future earnings for the operation and expansion of our business. Accordingly, we do not currently anticipate declaring or paying any cash dividends on our ordinary shares for the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board and will depend on then existing conditions. We may, by ordinary resolution, declare dividends at a general meeting of shareholders, but we are restricted from paying dividends in excess of the amount recommended by our Board. Pursuant to Singapore law, no dividend may be paid except out of our profits.

FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company’s Financial Statements for the years ended December 31, 2021, 2022 and 2023 respectively and Management’s Discussion and Analysis of the Financial Condition and Results of Operations of the Company are set forth in the Company’s Operating and Financial Review and Prospects set forth in its Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on May 15, 2024 and are hereby incorporated herein by reference.

BUSINESS

Our Company

We believe that we are a world leading AI Education and Acceleration Group based on student numbers with a student base of 3.5 million on GeniusU at the end of December 2023. Our mission is to disrupt the current education model with a student-centered, lifelong learning curriculum that prepares students with the leadership, entrepreneurial and life skills to succeed in today’s market.

To help achieve our mission, we completed an IPO on NYSE American, on April 14, 2022. Over the last two years we have achieved significant year-over-year revenue growth through a combination of organic growth and acquisition. In 2023, we rationalized the business with an increase focus on our digital programs, spinning off Entrepreneur Resorts, and in 2024 we increased our focus on AI education, closing an asset purchase agreement with FatBrain AI and signing an acquisition with OpenExO (completion subject to final closing conditions being met).

Our Pre-IPO Group includes our holding company, Genius Group Ltd, our Edtech platform, GeniusU Ltd, and two companies that were acquired: Entrepreneurs Institute in 2019 and Entrepreneur Resorts in 2020 (spin-off completed on October 2, 2023).

The core entrepreneur education system has been delivered virtually and in-person, in multiple languages, locally and globally mainly via our GeniusU Edtech platform to adults seeking to grow their entrepreneur and leadership skills. Our partners and community are global with an average of 7,200 new students joining our GeniusU platform each week in 2023. Our City Leaders have been conducting our events (physically or virtually) in over 100 cities and over 2,500+ faculty members have been operating their microschools using our online tools.

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In addition, we are now expanding our education system to age groups beyond our adult audience, to children and young adults. Our Group Companies are our first step towards this. They include: Education Angels, which provides early learning in New Zealand for children from 0-5 years old; E-Square, which provides primary and secondary school education in South Africa; Property Investors Network, which provides property investment courses and events in England, UK; Revealed Films, a media production company that specializes in multi-part documentaries and FatBrain, which provides powerful and easy-to-use AI solutions to empower the enterprise stars of tomorrow to grow, innovate, and drive the majority of the global economy.

Additional companies include University of Antelope Valley, which provided vocational certifications and university degrees in California, USA, is included in our 2023 financial results and is now in the process of closure, and OpenExO, which delivers education and certifications on AI and exponential organizations, with acquisition agreement signed in Mar 2024 and in the process of closing pending final closing conditions. OpenExO’s financials are not included in this report.

The FatBrain AI acquisition has added $51.8 million in revenue to the Group in the year ended Dec 31, 2023, which represents 74% of the $70.4 million pro forma Group revenue during this period, while the rest of the Group generated $18.7 million in pro forma revenue. For the year ended December 31, 2023, the audited group revenue was $23.1 million compared to $18.2 million in 2022.

In coming years, we plan to continue the growth of our Group through a combination of organic growth of our Edtech platform together with the acquisition of various education companies that we believe provide complementary programs that can be added to our Genius Curriculum. This Report provides details of both our acquisition strategy together with our plans to integrate these Group Companies together with future acquisitions into our Edtech platform, “AI education and acceleration” vision, Genius Curriculum and “freemium” student and partner conversion models.

We define “AI powered, entrepreneur education” as AI powered, personalized discovery-based learning that leads to higher levels of self-awareness, self-mastery and self-expression. We believe this in turn develops leadership and entrepreneurial skills through which students can independently create value and “create a job” rather than being dependent on a system in which they need to “get a job”. We believe these skills can be nurtured from an early age.

We also believe these skills can be learned at any age, enabling adults to reskill and upskill themselves. We describe our Genius Curriculum, together with the philosophy, principles, learning methodology, course content and delivery of our curriculum in the “Our Genius Curriculum” section below.

We believe one of the industry’s most in need of disruption and upgrading is the global education and training industry, which education market intelligence firm HolonIQ forecasts to grow to $10 trillion in size by 2030. The 2020 World Economic Forum “Schools of the Future” report highlights the urgent need for a more relevant curriculum to prepare students and adults for the future. We believe that the COVID-19 crisis put an additional spotlight on the urgent need for an updated education system that is both high-tech and high-touch.

We have built our Genius Companies to date through organic growth and acquisitions, with a focus on adding value to each company through GeniusU, which we are developing to provide AI powered, personal recommendations and guidance for each student.

On our Edtech platform, GeniusU, we are developing our Genie AI virtual assistant to give each student a personalized learning path at every stage of their education, with an intention for this to be delivered at every age from early age to 100 years old. In 2023 and early 2024 we have also launched AI Avatars and AI tools to support our students and users to accelerate their learning, and the FatBrain AI acquisition, together with the OpenExO acquisition, provides us with a series of AI SAAS platforms and tools to add to our product range of AI education and acceleration.

Currently, our system begins by identifying the preferences and level of each of our adult students, who can then connect with other students, mentors and faculty members based on their talents, passions and driving purpose. Students and mentors then progress through challenge-based microschools, with credits and digital points able to be earned. GeniusU includes personal profiles for students to present themselves, dashboards to measure progress, their learning and earning metrics, communication circles to connect with other students and mentors, and a full range of continually upgraded learning modalities and assessment tools to suit each student, delivered by a combination of global and local faculty.

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Our Group Companies provide a lifelong learning Genius Curriculum where children from early age to 5 year old students can learn their natural way to learn and play, 6 to 12 year old students can build their life leadership and entrepreneurial skills, 13 to 21 year old students can learn how to start their business, join our global mentorship program with a small business or learn key vocational skills in our camps and competitions, and the over 21 year old students take our courses and receive mentorship for every level of business from startup to large corporations seeking an entrepreneurial edge.

We are developing this curriculum as a supplement to the existing education system, and in time we aspire to create a fully accredited replacement to the traditional U.S. school and university pathway.

We have grown and will continue to grow through a combination of organic growth and acquisitions. Our organic growth is a result of attracting our students to the courses on our Edtech platform and attracting partners and faculty who market and deliver the courses. These courses include our own wholly owned curriculum together with courses that our partners and faculty add to our curriculum.

We also partnered and intend to continue to partner with and, where appropriate, acquire companies that have courses, faculty and communities that we believe provide a valuable addition to our Group. We plan to add their courses to GeniusU, providing a full lifelong learning pathway that can be accessed by our community globally, with the direction of our Genie AI, AI Avatars and with the support of our global and local faculty. We plan to continue this strategy of acquiring companies and then adding value to them by combining them in one Edtech platform and curriculum.

As of December 31, 2023, overall partnership revenues contribute 39% towards the revenue of the Education company, with the remaining 61% of revenue from our fully owned courses and curriculum. As of the date of this Prospectus, we have over 1,400 events, courses and products listed on our digital platform; partners earn commissions as a result of sales processed through our platform. Due to the number of faculty and partners, together with the number of courses and products delivered on our platform, there is no one partner or product that makes up more than 5% of our revenues.

We are following a fifteen-year growth plan:

In phase one, from 2015 to 2020, our focus has been attracting adult entrepreneurs to use our entrepreneur education tools and proving our Edtech business model in countries around the world.

In phase two, from 2020 to 2025, our goal is to integrate our AI powered, entrepreneur education tools into the existing education system through licenses, partnerships and acquisitions, with our aspiration for our entrepreneur education programs and Edtech platform becoming the programs and platform of choice by schools, colleges, universities and companies in our target markets.

In phase three, from 2025 to 2030, our goal is to have developed a full curriculum accredited and receiving funding from government bodies in the U.S., the U.K., Europe, Asia and Australasia and seen as a viable alternative by students, parents, partner schools and companies around the world to the existing education options.

History and Corporate Structure

The origins of Genius Group began in 2002 when Singapore-based entrepreneur, Roger Hamilton created the Wealth Dynamics system as a personality profiling tool for entrepreneurs to discover their strengths and weaknesses, and build an entrepreneurial team. Over the next decade the popularity of the tool led to Roger growing Wealth Dynamics into a global company with country licenses around the world and a community of over 250,000 entrepreneurs by 2012.

Through the global financial crisis that commenced in 2008 it became clear to Roger Hamilton, our Chief Executive Officer, and the senior management team of Wealth Dynamics that the number of entrepreneurs and small business owners around the world was growing dramatically and in need of a training system to reduce the number of business failures. According to data from the U.S. Bureau of Labor Statistics, about 20% of U.S. small businesses fail within the first year. By the end of their fifth year, roughly 50% have faltered. After 10 years, only around a third of businesses have survived.

From 2012 to 2015, Genius Group developed a number of initiatives under the Entrepreneurs Institute brand. This included the Global Entrepreneur Summit and Entrepreneur Fast Track Event series, which we believe is now the largest entrepreneur seminar series hosted in 18 countries annually. It also included Talent Dynamics, a corporate version of Wealth Dynamics used by large multinationals, and a full entrepreneur system to grow from startup to the first million dollars in revenue called “The Millionaire Masterplan” which became a New York Times bestselling book in 2014.

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During this period, Roger Hamilton also became the founding Chairman of the Green School in Bali. The Green School attracted global attention as a new model of schooling with its environmental and student- centered approach to learning. It won the inaugural “Greenest School in the World” award from the Center for Green Schools at the U.S. Green Building Council, and became a global case study for new models of schooling. It is used as the first example of 21st century schooling in the World Economic Forum’s 2020 white paper on The Future of Schools. The need for an education revolution based on a global, scalable high-tech, high-touch model led to the launch of GeniusU as an Edtech solution in 2015.

From 2015 to 2017, GeniusU grew rapidly from ~300,000 students in the first year to over 700,000 students by the third year. During this time, Entrepreneurs Institute had continued to grow and a third company under Roger Hamilton’s majority ownership, Entrepreneur Resorts Limited, had been established to expand on the successful and profitable model of providing entrepreneur retreats and co-working spaces in paradise. In August 2017, Entrepreneur Resorts consummated its initial public offering on the Seychelles TropX stock exchange, now the MERJ stock exchange, raising $3 million and acquiring Tau Game Lodge, a South African Safari Lodge to add to Entrepreneur Resorts’ property portfolio. The portfolio at that time also included Vision Villas, a Bali-based entrepreneur resort and Genius Cafe, a Bali-based entrepreneur beach club. Entrepreneur Resorts Limited was spun off from the Genius Group in September 2023.

At the end of 2018, the one company in the Group was GeniusU Pte Ltd, which changed its name to Genius Group Ltd. This was in its third full year of operation as an Edtech company. Genius Group Ltd had grown in its first three years to 1.2 million students with revenues of $4.8 million.

At the end of 2019, Genius Group had grown to include Genius Group Ltd, GeniusU Ltd and Entrepreneurs Institute, with GeniusU Ltd formed as the new Edtech company and Entrepreneurs Institute acquired as part of the Group. Combined revenues in 2019 of the Pre-IPO Group, which includes Entrepreneur Resorts, acquired in August 2020, were $9.9 million, and Adjusted EBITDA was $1.2 million. Total assets at the end of 2019 were $17.6 million, total liabilities were $12.2 million and total shareholders’ equity was $5.3 million. Our revenue growth from $4.8 million in 2018 to $9.9 million in 2019, represents a 106% year-on-year increase, with 15% organic growth and 91% growth from acquisition. These four companies make up the Pre-IPO Group.

At the end of 2020, Genius Group had entered into agreements to secure the four new Group Companies: Education Angels, E-Square, Property Investors Network and University of Antelope Valley. Acquisition of the four Group Companies closed after the IPO in 2022, and therefore all four are currently part of our consolidated audited results for the period after acquisition to the year end.

In 2020, during the pandemic, the Pre-IPO Group saw an 11% growth in its digital education revenue, 2% growth in its total education revenue. During the year Entrepreneur Resorts had a 55% revenue decline as it closed its locations in Singapore, South Africa and Bali, Indonesia, resulting in $7.6 million in revenue, $3.5 million in gross profit, and $(0.1) million in Adjusted EBITDA for the Pre-IPO Group in 2020. Our revenue decreased from $9.9 million in 2019 to $7.6 million in 2020, a reduction of 23%. This was largely due to the effect of the COVID-19 pandemic on Entrepreneur Resorts.

At the end of 2021, we continued to grow the Group without completing any new acquisitions. Based on audited financials, combined revenues in the fiscal year ended December 31, 2021 were $8.3 million, with $2.8 million in gross profit, ($4.2) million in operating loss, ($4.6) million in net loss and $0.3 million in Adjusted EBITDA.

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The pro forma revenue including the four acquisition and excluding ERL was $21.0 million. The pro forma revenue was the combination of $5.2 million in core revenue, and $15.8 million in pro forma revenue from the Group Companies. This further breaks down to the following revenue from each Acquisition: University of Antelope Valley, $9.0 million revenue (43% of total), with a further $1.1 million of other income from government grants not included in this total; Property Investors Network, $5.1 million revenue (24% of total); Education Angels, $0.9 million revenue (5% of total); and E-Square, $0.7 million (3% of total).

At the end of 2022, we continued to grow the Group and acquired US based film production company Revealed Films in October 2022. Also, we closed the acquisition of four Group Companies that were contingent to our IPO. Based on pro forma financials and including the five Group Companies and excluding Entrepreneur Resorts Ltd, combined revenues in the fiscal year ended December 31, 2022 were $23.5 million, with $12.9 million in gross profit, ($32.2) million in operating loss from the continued business operations and ($6.9) million in Adjusted EBITDA.

The $23.5 million in pro forma revenue was the combination of $4.8 million in revenue from the Pre-IPO Group excluding Entrepreneur Resorts Ltd, and $18.6 million in revenue from the Group Companies.

The two main revenue segments of the Group are made up of education revenue and campus revenue. Our education revenue on the audited financials grew from $5.2 million in 2021 to $13.6 million in the fiscal year ended December 31, 2022.

Our campus revenue is the revenue of Entrepreneur Resorts Ltd. This increased from $3.1 million in 2021 to $4.6 million in the fiscal year ended December 31, 2022 as our campus venues began to reopen in line with easing of pandemic restrictions. The campus revenue is excluded from the pro forma financials.

When combined with the revenue of the Group Companies, of which 100% is education revenue, our pro forma education revenue for the Group was $23.5 million in 2022.

At the end of December 31, 2023, based on pro forma financials and including the six Group Companies and excluding Entrepreneur Resorts Ltd, combined revenues in the fiscal year ended December 31, 2023 were $70.4 million, with $17.1 million in gross profit, ($30.3) million in operating loss from the continued business operations and ($6.8) million in Adjusted EBITDA.

The $70.4 million in pro forma revenue was the combination of $23.1 million in revenue from the Group, $51.8 million in revenue from the FatBrain AI acquisition and excluding $4.5 million in revenue from Entrepreneur Resorts Limited.

Our education revenue on the audited financials grew from $13.55 million in 2022 to $18.6 million in 2023. Our campus revenue is the revenue of Entrepreneur Resorts Ltd. This decreased from $4.6 million 2022 to $4.5 million in 2023 as we spun off the business on October 2, 2023. The campus revenue is excluded from the pro forma financials.

When combined with the revenue of the Group Companies, of which 100% is education revenue, our pro forma education revenue for the Group was $70.4 million in the year 2023.

In the first four months to April 30, 2024, in events subsequent to the full year of 2023 covered in this annual report, Genius Group has closed the transaction with FatBrain AI and signed a binding acquisition with OpenExO, with closing subject to closing conditions being met.

These acquisitions strengthen the Group’s position and product range to fulfil its mission of “AI Education and Acceleration”. The Group has also raised additional financing to fund our growth plans, including an $8.25 million public offering on January 17, 2024, and a $5.0 million debt note secured on April 29, 2024.

Together with a series of senior appointments, including the appointment of Adrian Reese as Chief Financial Officer and a series of product launches, including the Group’s Student AI, Genius Team AI Avatars and Genius City Model launch, the Group believes it is positively positioned to capitalize on the increasing demand for AI training and AI tools.

We use Adjusted EBITDA, a non-IFRS measure, in various places in this Prospectus, as described in the “Non-IFRS Financial Measures — Adjusted EBITDA” section above.

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B. Business Overview

Our Mission

Our mission is to develop an AI education and acceleration system that prepares students for the 21st century. We believe that the current global education system is in need of a more relevant, upgraded, student-centered curriculum that is both high-tech and high-touch. We believe that such a curriculum can be a force for good. As Nelson Mandela said, “Education is the most powerful weapon which you can use to change the world.”

Today, we believe that it is the entrepreneurs of the world who have the greatest power to trigger change. We see Genius Group as the global community where the entrepreneur movement meets.

For students who may struggle with the current test-focused, classroom-based, one-size-fits-all system most common in current schooling, our mission is to provide the option of a personalized, passion-focused, purpose-based, flexible system that enables them to design a life that enables them to ignite their own genius, and where earning and learning become a lifelong activity.

For parents who we believe feel trapped in a system where they are limited in flexibility of location, teachers, subjects and standards, our mission is to provide a truly global system that can be accessed online, anytime, with their choice of location, teachers, mentors, subjects and pathways that best suit their children, their family and their personal circumstances, while connecting to the recognized accreditations for their children to succeed.

For teachers who we believe feel underappreciated and underpaid, our mission is to provide a global platform that recognizes and rewards thought leaders for the best content, courses, microschools and microdegrees, enabling the best coursework to grow globally.

For schools and colleges that are under-resourced and struggle to keep up with the increasing demands of changing global economics and an uncertain future of work, our mission is to provide a cutting-edge curriculum to enable them to prepare their students effectively to get jobs and create jobs as well as learn key life skills in partnership with our global community.

For companies that have a challenge in finding students that have the adequate leadership and technical skills to be employable, our mission is to provide company-sponsored programs that ensure a ready stream of employable students and leaders, operating globally and constantly upgraded to the needs of the times.

For governments that are under pressure to deliver an effective education with employable students with various limitations on how rapidly they can innovate within the existing system, our mission is to provide a viable alternative to the current system in partnership with the leading education institutions, business leaders and organizations seeking to solve the same issues.

Our Genius Curriculum

In direct response to the many challenges of the current education system, we are designing a comprehensive curriculum that fosters lifelong personal and professional learning. By initially creating an adult-based curriculum to supplement existing education, we are laying the groundwork for an ambitious, fully accredited alternative to the traditional U.S. school and university pathways. Our aim is to offer a progressive entrepreneurial education from primary, secondary, university, vocational, and ongoing education.

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Our AI Entrepreneur Education Vision

We define “AI entrepreneur education” as an AI powered, personalized, discovery-based learning experience that cultivates greater self-awareness, self-mastery, and self-expression. By developing leadership and entrepreneurial skills, students are empowered to independently create value and “create a job” rather than relying on a system in which they must “get a job.” We believe these skills and competencies can be nurtured from an early age and can be acquired at any stage in life, allowing adults to reskill and upskill as needed.

With our vision of a global education system rooted in our entrepreneurial philosophy, we are committed to delivering AI powered, personalized, discovery-based learning at all ages. Our Group Companies share this vision and have been working diligently to realize it. In the following sections, we explore the commonalities and differences among these companies and provide a detailed overview of our groundbreaking Genius Curriculum.

The Genius Curriculum is an innovative blend of our Entrepreneurial Education Vision, 8 “Education 4.0” Pillars, Genius Learning Methodology, 10 Genius Principles, C.L.E.A.R. Philosophy, and a diverse range of Courses, Products, and Services. Each of our Group Companies incorporates specific aspects of these elements, with plans to integrate further components as we unify their education systems within the Genius Curriculum. The subsequent sections elaborate on each element, along with our integration plans for each company.

The 8 “Education 4.0” Pillars

We recognize that individuals, from students to employees, freelancers, and startup founders, seek to learn how to be entrepreneurial and “create a job” instead of needing to “get a job.” The current education system and online courses often fail to provide a reliable, recognized curriculum to support this goal. The World Economic Forum’s white paper on the need for a 21st-century education system, published in January 2020, highlights this problem.

The report identifies eight crucial characteristics of learning content and experiences that define high-quality learning in the Fourth Industrial Revolution, known as “Education 4.0.” These eight pillars also form the foundation of our entrepreneurial education curriculum:

1.	Global citizenship skills: Focus on building awareness about the wider world, sustainability, and active participation in the global community.

2.	Innovation and creativity skills: Foster skills required for innovation, including complex problem-solving, analytical thinking, creativity, and systems analysis.

3.	Technology skills: Develop digital skills, including programming, digital responsibility, and the effective use of technology.

4.	Interpersonal skills: Enhance interpersonal emotional intelligence, including empathy, cooperation, negotiation, leadership, and social awareness.

5.	Personalized and self-paced learning: Transition from standardized learning to a system tailored to each learner’s unique needs, allowing for individual progression at their own pace.

6.	Accessible and inclusive learning: Ensure learning is available to everyone, moving from confined access to school buildings to a universally inclusive system.

7.	Problem-based and collaborative learning: Shift from process-based to project- and problem-based content delivery, emphasizing peer collaboration and better reflecting the future of work.

8.	Lifelong and student-driven learning: Transition from a system with diminishing learning and skills to one where everyone continuously improves existing skills and acquires new ones based on individual needs.

The Green School in Bali, where Genius Group Ltd’s Founder and CEO, Roger Hamilton, served as the founding Chairman of the Board, was the first school recognized by the World Economic Forum as practicing these eight characteristics. The Genius Curriculum has since evolved, differentiating itself from traditional schooling through its student-based and personalized approach, 21st-century leadership skills focus, collaborative environment, challenge-based structure, accelerated learning, global flexibility, tech-based content, and multiple mentors per challenge.

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With over 3.5 million students across 20,345 cities utilizing the curriculum in various settings, Genius Group delivers a comprehensive entrepreneurial education system in high demand. The curriculum is adopted by leading companies and schools worldwide, with campuses ranging from schools to colleges, resorts, and co-working offices. Our Edtech platform, GeniusU, hosts over 500 local and online events and microdegrees.

Our Genius Learning Methodology

Many learning methodologies are based on “Pedagogy,” our Genius Learning Methodology is rooted in “Andragogy.” This distinction is essential, as our Group Companies share a similar learning methodology or possess the potential to adopt it based on our post-acquisition growth plans. The definitions of these terms are:

Pedagogy: Derived from the Greek words paid (child) and ago (guide), this term refers to the science and practice of teaching and guiding a child to achieve specific outcomes in their education.

Andragogy: Derived from the Greek words andras (man) and ago (guide), this term refers to the science and practice of how adults (and children) develop self-directed learning to guide their own development.

Andragogy is a common practice for both children and adults when learning computer games, new internet applications, sports, musical instruments, languages, or entrepreneurial skills through “learning by doing.” Our Genius Learning Methodology is based on ten Genius Principles.

We believe we are attracting and retaining the level of students and partners because they see high value as much from how they are learning as what they are learning. Our Group Companies are also practicing some of these principles to varying degrees. Following the completion of our acquisitions, we plan to enhance the student experience in each of our Group Companies by introducing these principles into these companies. Below is a brief explanation of each of these ten principles.

Our Genius Learning Methodology

Our 10 Genius Principles

1.	Personalized Learning: Our curriculum is designed to ignite each student’s unique genius by tailoring it to their individual talents, passions, and purpose. GeniusU utilizes an AI-powered “Genie” to serve as a personal mentor, guiding students towards the most suitable courses, mentors, and opportunities for their personal journey. Assessments, such as the Genius Test and Passion Test, provide insights for personalized recommendations.
2.	Challenge Based Courses: To increase engagement, our courses incorporate gamification, with rewards and prizes for competition. All live education on GeniusU features a challenge component, fostering an environment where students learn from each other’s submissions.
3.	Impact Focused Learning: Our courses are purpose-driven, with students defining their future vision early in their chosen pathway. Aligning learning with global citizenship and personal purpose allows students to easily connect with mentors and opportunities that match their objectives.
4.	Positive Credit System: Students earn digital credits called GEMs (Genius Entrepreneur Merits) for actions taken during their learning journey. These GEMs can be redeemed for discounts on further education, increasing student engagement and community contributions.
5.	Global Classroom: We foster engagement by connecting students and faculty from various countries in a single learning environment. A combination of video tuition, global mentors, local hosts, and individual mentors creates an enriching, diverse educational experience.
6.	Leading Learners: GeniusU incorporates a rating and recognition system to showcase top students, mentors, and courses. This community-led approach helps keep our education system relevant and up-to-date in rapidly changing times.
7.	Decentralized System: Our growth is driven by the interests of our students and the energy of our partners, resulting in a continuously evolving Genius Curriculum. This approach rewards the most innovative partners and faculty for introducing successful new courses and products.

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8.	Inclusive Entry: By offering free entry-level courses on GeniusU, we provide inclusive access to education for all. Students can progress to higher level programs by achieving minimum proficiency levels with the support of mentors when needed.
9.	Life and Leadership Skills: In addition to academic skills, our curriculum emphasizes life and leadership skills, such as entrepreneurship, financial literacy, communication, and technology. We plan to introduce these skills in our Acquisitions to further enrich their educational offerings.
10.	Lifelong Learning: We encourage students to embark on a lifelong learning journey with Genius Group, providing access to a structured pathway for continuous growth. This fosters long-term relationships with students and supports their ongoing personal and professional development.

Our C.L.E.A.R. Philosophy

An important additional element in our learning methodology is our “C.L.E.A.R. Philosophy”. This is in reference to how we have designed GeniusU and Genie to focus on five daily actions that we recommend students to take. These five actions and sections within GeniusU are Connect, Learn, Earn, Act and Review, and they form the acronym C.L.E.A.R.

Students earn GEMs by engaging in each of the five areas of our “C.L.E.A.R. Philosophy,” and our partners and faculty utilize these areas to create customized circles, courses, and products on GeniusU. Upon completion of the Group Companies, we will integrate our “C.L.E.A.R. Philosophy” and structure with the acquired entities, merging our learning methodology with the content being taught.

We believe that mastering these five areas is crucial for self-directed learning, as it offers the necessary framework for relevant and contextual learning often missing in traditional education:

●	CONNECT: We encourage students to connect with mentors, peers, and communities aligned with their passions and purpose. GeniusU courses and products feature circles, which are online groups with discussions, course access, and knowledge libraries for student support. Genie recommends daily connection actions, while students can explore the Connect Page for suitable circles, students, mentors, and companies.

●	LEARN: Once connected, students should engage in learning within their circles or with selected partners or mentors. Genie suggests daily learning actions based on ongoing or new courses, and students can browse the Learn Page for assessments, courses, events, and articles.

●	EARN: We recommend students earn GEMs or financial rewards using their expanded network and knowledge. This could involve writing reviews, networking, or sharing insights. Students can also explore the Earn Page for employment opportunities, partnerships, memberships, and certifications.

●	ACT: Students should apply their learning in real-world situations. GeniusU serves as an active ecosystem where leaders, entrepreneurs, and business owners seek talent, partners, or investors. Genie recommends actions based on individual students, and they can explore the Act Page for joint venture or investment opportunities and challenges to join.

●	REVIEW: Finally, students should assess the outcomes of the previous four steps, embodying our philosophy of learning by doing, with continuous testing, measuring, and reviewing. Genie suggests items to review based on the student’s engagement, and they can explore the Review Page to revisit previous C.L.E.A.R. steps.

Enhancing the data mining and artificial intelligence capabilities of our Genie AI is a primary focus, as is integrating the courses and communities of our partners, faculty, and Group Companies into our C.L.E.A.R. Philosophy.

Our Group Companies

Prior to their acquisitions, the Group Companies all shared a common vision of an entrepreneur education system based on our definition personalized discovery-based learning leading to higher levels of self-awareness, self-mastery and self-expression, which in turn could develop leadership and entrepreneurial skills enabling students to independently create value and “create a job” rather than being dependent on a system in which they need to “get a job”. Our Acquisitions share a similar vision.

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While the companies have a shared vision, the Group Companies had various common aspects of our Genius Curriculum’s 8 pillars, our Genius learning Methodology, our 10 Genius Principles, our C.L.E.A.R. Philosophy as described above, while having differing courses, products and services. The Acquisition companies also share common aspects of our Genius Curriculum as described above, and also have differing course, products and services as described in the section below.

Below is a summary of each Group Company:

GENIUSU LTD:

As the Edtech Platform, GeniusU is designed with our Genius Curriculum in mind and has been developed to provide our students and partners a consistent experience of all aspects of the Genius Curriculum. Entrepreneurs Institute, training company with entrepreneur content improved after becoming a part of Genius Group and transfer of its courses onto GeniusU.

Prior to acquisition, Entrepreneurs Institute was delivering in-person events and mentoring to entrepreneurs. It was limited in its ability to grow through typical bottlenecks faced by schools and training companies: Student attendance was limited to where events and courses were held, course sizes were limited to venue space available and the number of courses was limited to the number of faculty members who could teach.

EDUCATION ANGELS:

While it may appear unusual for an early learning company’s curriculum to be seen as entrepreneurial, based on our definition of Entrepreneur Education being personalized discovery- based learning, we see Education Angels’ curriculum as being entrepreneurial in nature. The original founder of Entrepreneurs Institute was inspired by Green School’s entrepreneurial approach to education in a similar way to Genius Group Ltd.’s CEO Roger Hamilton, and has been a long-term student and partner of Genius Group Ltd, utilizing the following elements of the Genius Curriculum in the development of the Education Angels’ current curriculum.

Prior to the completion of the acquisition, Education Angels’ revenues had been limited to delivering its home childcare and education program in New Zealand. We are now integrating Education Angels’ parenting courses, educator certification on GeniusU. This will enable us to provide to our global community of students and partners an education offering for parents of children up to 5 years old, while linking our conversion model to Education Angel’s products.

E-SQUARE:

E-Square was established to deliver an entrepreneurial education for primary school and secondary school students, with opportunities for them to launch their own companies and learn technology and vocational skills. Their stated mission is: “To produce self-motivated individuals who are ready to compete in a global business or Corporate Environment or even better becoming self-motivated successful Entrepreneurs. The company and its team were referred to Genius Group Ltd by our entrepreneur community in South Africa as a recommended addition to our Genius Curriculum, and this led to the current acquisition.

Prior to the completion of the acquisition, E-Square Education’s revenues had been limited to delivering its primary school, secondary school and vocational college offerings in South Africa. Following the acquisition of E-Square Education, we are in the process of integrating E-Square Education’s individual courses, Microsoft certifications and full year-by-year primary and secondary school curriculum on GeniusU. This will enable us to provide to our global community of students and partners an education offering for parents of children up to high school diploma and vocational certification level, while linking our conversion model to E-Square Education’s courses.

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PROPERTY INVESTORS NETWORK:

PIN is similar to Entrepreneurs Institute in its focus on adult learning and in a way it has already adopted most of the elements in the Genius Curriculum. The founder of PIN is a long- term student of Genius Group Ltd and has grown his company using the education methodology, principles and philosophy.

Prior to the completion of the acquisition, PIN’s revenues had been limited to delivering its events and education programs to property investors in England. We are now integrating PIN’s event model and property investment education programs on GeniusU. PIN’s model and bottlenecks to growth are very similar to those faced by Entrepreneurs Institute prior to Genius Group’s acquisition. PIN’s growth is expected to grow in a similar way, with students being able to join from anywhere at any time, PIN courses will be digitized to be delivered part-recorded and part-facilitated, and faculty will be able to join and get certified to deliver the courses from anywhere around the world.

REVEALED FILMS:

RF is focused on adult learning through Documentaries and Docuseries that span a wide array of topics. These topics help our students navigate their beliefs and expand their knowledge by interviewing experts and educators that may have perspectives that differ from conventional thinking. The founders of RF have been long-term students of Genius Group Ltd and have grown their company using the education methodology, principles and philosophy.

Prior to the completion of the acquisition in 2022, RF’s revenues had been limited to producing documentaries and docuseries. We plan to integrate RF’s film format model as a medium on GeniusU. As the acquisition of RF has been completed, RF’s growth is expected from additional projects and developing new curriculum on GeniusU. RF’s courses will be digitized to be delivered part-recorded and part-facilitated, and faculty will be able to join and get certified to deliver the courses from anywhere around the world.

FATBRAIN AI:

FatBrain AI provides powerful and easy-to-use AI solutions to empower the enterprise stars of tomorrow to grow, innovate, and drive the majority of the global economy. FatBrain AI’s AI 2.0 technologies and advanced data services transform continuous learning, narrative reasoning, large language models, cloud and blockchain technologies into auditable, explainable and easy to integrate AI solutions. FatBrain AI’s subscriptions allow all companies to deploy its advanced AI solutions quickly, easily, and securely behind their firewalls or via cloud. FatBrain AI’s global delivery includes 600+ team across design, development centers in the US, UK, India and Kazakh Republic.

Prior to the completion of the acquisition in 2024, FatBrain AI’s revenues have been focused on delivering AI powered tools and solutions to companies and institutions while lacking the ability to fulfil on the accompanying need for AI education for their clients and their staff. Now that the transaction with FatBrain AI is complete, FatBrain AI’s AI powered platforms and solutions will be integrated with GeniusU and expanded internationally, and the courses and AI tools delivered by GeniusU and our Group Companies will be delivered to FatBrain AI’s clients to enable a full ecosystem of AI education and acceleration.

In addition, the following two companies are included in our 2023 financial report and are not a part of our future growth plan:

Entrepreneur Resorts: Entrepreneur Resorts has a different revenue model from the education companies in the Group, and it complements the education companies by providing location-based campuses that link local mentors and partners to local students while hosting courses delivered via GeniusU and generating income from food, drink and accommodation. By providing venues for the delivery of Genius Group courses, the company practices the same elements of the Genius Curriculum. Entrepreneur Resorts was spun off from Genius Group in October 2023.

University of Antelope Valley: UAV was originally established by two entrepreneurs to provide vocational training in the medical field. This developed into an accredited university offering both vocational certifications and academic degree programs while maintaining a vision of entrepreneurial education where the end goal is not graduation, but creating productive leaders within the community. UAV is in the process of being closed in 2024.

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Our Courses, Products and Services

We are developing a comprehensive AI powered, entrepreneurial education curriculum, complete with a suite of tools for student learning and faculty earning. Our Group Companies have been chosen for their focus on preparing individuals to “create a job” rather than “get a job,” achieved through nurturing student-driven learning in early years and developing vocational, technology, and entrepreneurial skills in later years. We have integrated, and will continue to integrate, these courses into our Genius curriculum and GeniusU Edtech platform, along with our principles and C.L.E.A.R. philosophy.

Our product range is divided into six stages of education, with each stage offering four product groups. Three groups cater to students at varying time and cost commitments, while the fourth group targets partners, training them to join as community partners or faculty members:

FREE COURSES: Most students begin with a free course, utilizing our “freemium” model. They can learn for free, build their learning profile, connect with circles, and receive guidance from our AI Genie. Examples of free courses include:

●	Assessments: 5 to 30-minute online quizzes providing insights into personality or progress.
●	Masterclasses: 60-minute to 4-hour live or recorded webinars teaching specific skills or solving problems.
●	Workshops: 3 to 4-hour live or recorded webinars with facilitated interaction, delivering specific outcomes or previewing paid courses.
●	Microcourses: 3 to 5-day competitions, combining masterclasses with submissions and awards.
●	Microdegrees: Pre-recorded online courses offering a sample of paid course content.

PAID COURSES: Students can opt to purchase one-off paid courses, ranging in cost from $15 to $5,000. Examples of paid courses include:

●	Events: Paid live digital, in-person, or hybrid events such as training courses or global summits, priced between $15 and $1,500.
●	Workshops: 60-minute to 2-day live or recorded workshops or mentorships, with faculty interaction and specific outcomes, priced between $100 and $3,000.
●	Microschools: 5 to 90-day challenge-based education modules combining digital and in-person elements, with submissions, awards, and GEM credits for completion, priced between $1,000 and $5,000.
●	Products: GeniusU’s online store offers additional educational products, including books, video courses, and in-person sessions that partners can add to provide a comprehensive educational offering to their students.

DIPLOMA COURSES: The third step that a number of our students take is a diploma course that spans over one or more years. These range from $1,000 to $30,000 per year. Examples of our diploma courses include:

➢	Memberships: We host membership programs on GeniusU for our own companies and for our partners. These are delivered through a mix of digital, live and in-person. They provide monthly training, connection and information for the members who join, with prices ranging from $1,000 to $20,000 per year.
➢	Diploma Certificates: Further to our Acquisitions we are adding vocational certifications to our product range, and we plan to extend this to primary and high school diploma programs. These will be delivered through a mix of digital, live and in-person. Prices range from $2,500 to $10,000 per year.

MENTOR RESOURCES: Most of our 14,700+ partners began or participated as students before joining our partner community. We have two partner pathways which work together at each stage of education: Community partners who host events, courses and venues, creating their own training center or school in their local area; and Faculty partners who deliver the events and courses. Partners and faculty pay for mentor resources in order to be trained, certified, learn best practices from other mentors and access our partner tools and dashboards on GeniusU. mentor resources range from $1,500 to a percentage of their revenues which can range from 2.5% to 30% of revenues. Examples of our mentor resources include:

➢	Certifications: Our online certifications enable community partners and faculty to be trained to grow student communities or to deliver one or more of the courses above. These certifications include mentor tools to add the courses above to GeniusU, attract and grow student and partner communities, take payment and track their activity with ready-made dashboards. These range from entry level certifications to advanced certifications. Prices range from $1,500 to over $35,000 per year for the initial certification and annual re-certification.

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➢	Sponsorships: Partners have the option to sponsor various programs, including our global summits and courses, and provide prizes and awards as part of our education challenges. Prices range from $1,500 to $50,000.
➢	Licenses: Partners also have options to license the use of various education models as they build their education business on GeniusU. For example, venue partners pay between 2.5% to 5% of revenue when operating their campus venues. Community Partners and Faculty also pay a platform fee of between 5% to 30% for products they sell on GeniusU.

Our Courses, Products and Services

We are developing a life-long Genius curriculum together with a full suite of tools for students to learn (at every age and ability level) and for faculty to earn on GeniusU, divided in the following stages:

➢

PREP - 0 to 7 years old: Education Angels, provides education services to this stage of education.

With $1.1 million in 2023 revenue and 272 paying students in 2023, this represents 2% of our pro forma Group revenue and 1% of our total paying students in 2023.

➢	PRIMARY - 6 to 14 years old: E-Square, provides courses and a full primary school program to this stage of education. With $0.3 million in 2023 revenue and 193 paying students at primary school level, this represents less than 1% of our pro forma Group revenue and less than 1% of our total paying students in 2023 in our primary school offering.
➢	SECONDARY - 12 to 18 years old: E-Square, also provides courses and a full secondary school program to this stage of education. With $0.3 million in 2023 revenue and 194 paying students at secondary school level, this also represents less than 1% of our pro forma Group revenue and less than 1% of our total paying students in 2022 in our primary school offering. Between primary and secondary school levels combined, E-Square had $0.5 million in 2023 revenue and 387 paying students, representing less than 1% of our pro forma Group revenue and less than 1% of our paying students, currently making our offering to school students the smallest and newest contributor to the Group.
➢	APPRENTICE - 16 to 22 years old: Our Acquisition, UAV, provided vocational certifications and degree level programs to this stage of education. With $8.6 million in 2023 revenue and 419 paying students, this represents 12% of our pro forma Group revenue and less than 1% of our total paying students in 2023; whilst closing in 2024.
➢	ENTREPRENEUR - 16 to 80 years old: Our Edtech company, GeniusU and entrepreneur education company, Entrepreneurs Institute, has been providing courses and products to adult learners. With $2.3 million in 2023 education revenue, 3.5 million students and 52 thousand paying students, this represents 3% of our pro forma Group revenue and 26% of our total paying students in 2023. Our Acquisition, PIN, also provides courses and products to adult learners. With $3.6 million in 2023, 185 thousand students and 72 thousand paying students, this represents 5% of our pro forma Group revenue and 36% of our total paying students in 2023. When combined, this education stage represents 9% of pro forma Group revenue and 62% of our paying students in 2023.
➢	MENTOR - 18 to 100+ years old: Currently GeniusU provides mentor certifications for partners who build their education businesses on our Edtech platform. While Entrepreneurs Institute and PIN are both utilizing GeniusU to grow their mentors, our plan is for the other Acquisitions to also attract, train and grow their faculty through GeniusU.
➢	ENTREPRENEUR RESORTS - All Ages: Our Pre-IPO Group company, Entrepreneurs Institute, operates a campus model in the form of resorts, cafes and coworking spaces, and has plans to grow these campuses by connecting local partners with our global community, Genius Curriculum and GeniusU platform. It delivers revenue from accommodation, food and beverage. ERL revenue in 2023 was $4.5 million. We have spun-off Entrepreneur resorts and focus on our core business, education.

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PREP — 0 to 7 years old

We are introducing our early learning program for parents and children up to seven years old with the acquisition of Education Angels. Until this acquisition, our impact on early learning was limited to the events and courses that our parent-focused faculty hosted on GeniusU, our Genius School Certifications, and the work that our Genius Educators had conducted with parents in early learning. Below is a list of Prep products delivered in 2023

➢	Understanding your Young Genius FREE – 1-week micro course to discover one’s child’s natural born Genius and promote positive learning environment to grow their self-awareness, confidence and growing social competence.
➢	The Early Years Last Forever Microschool – 2-week micro school where parents can learn why the early years are so important and what they can do to best support their child. This course is to understand the child’s unique temperament and setting realistic expectations for the child. How to support each temperament type so that parents can grow its child’s ability to self-regulate and minimize challenging behaviors, growing their self-awareness and self-esteem.
➢	Angel Guide Certification – This is a course for parents or adults that would like to work with preschool children. The course teaches how to guide children to a greater understanding of themselves. It includes the Early Years Last Forever program and includes strategies to support and grow children’s social and emotional wellbeing and to teach self-regulation, promote autonomy and grow children’s self-awareness and self-esteem.

PRIMARY — 6 to 14 years old, and SECONDARY — 12 to 18 years old

“Genius School” is the brand we use within GeniusU to encompass all our programs for children and students up to high school graduation. Prior to the acquisition of E-Square, Genius Group’s programs for primary and secondary school students were focused on the development of our Genius School assessments, camps and certifications.

Below is a list of Primary products delivered in 2023:

➢	The Early Years Last Forever Microschool – Two-week micro school
➢	Teen Genius Quiz – Quiz for students to discover its Genius.
➢	Passion Test – Test for students to learn how to align its life with its passions.
➢	Purpose Test – Test for students to discover their true ‘why’ and learn the key steps to align their life (and learning) to their deepest meaning and motivation.
➢	Teen Money Challenge - In this challenge, students will learn that it is not about how much you earn, but what you do with what you earn that makes the difference.
➢	Teen Dynamics Profile Test - Profile and debrief, or family dynamics profiling and debriefing with one of our Genius Educators.
➢	Teen Dynamics Discovery call – One-hour virtual call to understand the student’s natural strengths, the smartest and easiest way that students learn and develop a personalized learning pathway that will help them navigate the schoolwork minefield.
➢	Genius School Micro Camp – Two-day Genius Camps, which are sponsored by companies and hosted by schools or virtually, for students to gain insights into their talents, passions and purpose.
➢	Teen Quest – Two-week microschool to help students develop higher-order, design thinking and future ready skills to sustain their lifelong learning journey.
➢	Young Entrepreneur Academy - Two-week virtual program to help students build a business and learn leadership and entrepreneur skills used by the world’s top entrepreneurs, as well as connect to a global community of like-minded young leaders.
➢	Young Entrepreneur Membership – Annual membership to access all Student Skills Microschools and scholarships and sponsorships to support certain students.

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ENTREPRENEUR — 16 to 80 years old

All of the courses and products offered on GeniusU are added, promoted and delivered on GeniusU by our partners. With the acquisition of Entrepreneurs Institute, the entrepreneur courses and products developed and owned by Entrepreneurs Institute came under the ownership by Genius Group and these courses and products have become fully integrated into our Genius Curriculum and GeniusU. With the acquisition of Property Investors Network (PIN), PIN’s courses and products have been integrated in a similar way. The courses and products of these two companies, together with the courses and products marketed and delivered by our partners on GeniusU, form the product range for the students at the “Entrepreneur” stage of our Genius Curriculum.

While younger students up to high school graduation age progress through a series of grades and levels similar in name to the current Pre-K to 12 grades, our adult learning is divided into nine levels that relate to the nine levels of entrepreneurship. This is a proprietary system called Impact Dynamics, originally owned by Entrepreneurs Institute and now owned by Genius Group Ltd, that has proven to be one of the greatest attractions to our entrepreneur students as it provides specific steps to take in order to move from one level to the next on their entrepreneur journey.

These levels are Infrared (In debt, seeking financial and leadership literacy), Red (Seeking a pathway to self- sufficiency), Orange (Capable of creating a job and delivering value to others), Yellow (Capable of attracting resources, a team and launching a startup), Green (Proficient at growing a high-performing team), Blue (Understanding how to attract and grow capital), Indigo (Able to lead and direct trust within a market), Violet (Trusted by others to lead societal change) and Ultraviolet (At a level to marshal global change).

The products and programs delivered by GeniusU include the Wealth Dynamics Profiling System, which has been taken by over 600,000 entrepreneurs around the world, the annual Global Entrepreneur Festival (which in 2020 was attended by 20,000 entrepreneurs online over a five day entrepreneur challenge, a two day Global Entrepreneur Summit that included a preview of the Top 10 Trends in the coming Digital Decade, and a week- long series of workshops), the one week Wealth Dynamics Masters Retreat (which enables business teams to plan out their coming year together, guided by mentors), the three day Impact Investor Retreat (which provides investors with the latest strategies and market insights), the one day Entrepreneur 5.0 Workshop (which gives an insight into the Japanese vision of the coming “Society 5.0” high-tech society and the future of jobs) and the one day Entrepreneur Fast Track Workshop (which provide an overview of the Genius curriculum and provides each participant with an assessment of their entrepreneur profile and entrepreneur level).

GeniusU also runs monthly evening events called Entrepreneur Socials hosted by City Leaders in cities around the world, which we believe provides the tools and templates for faculty to run their own in-person events and courses that add a high-touch, local element to the high-tech, global delivery on GeniusU. All the bookings and management of these various in-person events and programs, together with the pre-event and post-event activity, takes place on GeniusU.

Property Investors Network follows a similar model to Entrepreneurs Institute, and runs monthly evening events called PIN meetings hosted by PIN hosts in cities across the United Kingdom, specifically for property investors to share their knowledge, opportunities and listen to experienced investors who explain the details of their recent transactions. Both our entrepreneur and investor network have approximately fifty events per month, and we plan to grow this number as many of our students follow a natural path to become our partners and faculty.

PIN currently offers a range of free courses, paid courses and full time diploma courses. They have built mentor resources for City Leaders, but not for faculty members. We have completed the acquisition of PIN and are expanding the free and paid courses, together with mentor resources, in the first steps to integrate and digitize PIN’s offerings and to scale them globally.

We have integrated PIN’s courses and community into our Genius Curriculum and includes:

➢	Launching the free Investor Genius Test and a series of free Investor Masterclasses, similar to the free Entrepreneur Masterclass series which contribute to the 7,200 new students joining GeniusU on average each week in 2023.
➢	Launch of the Wealth Dynamics for Investors assessment, together with a series of paid Property Investing Workshops and microschools on GeniusU.
➢	Migration of PIN’s current City Hosts, city investor communities and monthly events to GeniusU, and expansion of PIN’s City Host model in the UK to cities around the world.
➢	Launch of certifications on GeniusU for community partners and faculty to deliver PIN’s courses and events globally.

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➢	Expansion of PIN’s current property summit and membership model with country partners to a global model, replicating the current model in different countries and languages.

Below is a list of the main Entrepreneur products delivered in 2023 and plans for 2024:

Free Courses: In 2023, GeniusU grew its community of free students primarily through free assessments and free masterclasses and microcourses. In 2023, a total of over 1,000 different free education courses and products covering a wide range of subjects and skills were offered on GeniusU. PIN also conducted free courses resulting in an intake of free students. In 2023, we offered a new assessments while also integrating PIN’s courses into GeniusU, our Genius Curriculum and Genius learning methodology. The main online assessments we will offer include:

➢	The Genius Test: Our most popular test identifies which of four personality types best fits the student, giving them guidance on their natural path in learning, earning, leading and connecting.
➢	The Passion Test: In partnership with Chris and Janet Attwood, the authors of the New York Times Bestseller ‘The Passion Test’, this test identifies the students’ top five passions and guidance on aligning their learning, earning and environment to the activities and actions they are most passionate about.
➢	The Purpose Test: This test identifies which of 17 global goals the student is most aligned to, and enables them to connect with other students, mentors and companies on GeniusU that share the same purpose.
➢	The Entrepreneur Quiz: This quiz identifies each student’s learning goals, level of entrepreneur expertise and level of leadership, size of business or investment portfolio. This in turn enables our Genie AI to guide them most effectively in their first steps on their personalized learning journey on GeniusU.
➢	The Impact Test: This test identifies which level of complexity the student’s enterprise is at out of 7 levels, from 1 customer to 1 million customers, and as a result it guides the challenges, opportunities and solutions to navigate through their specific level of enterprise.
➢	The Wealth Spectrum: This test identifies which of 9 financial literacy levels the student is at, what the greatest challenges and solutions are at their level and what the next steps are to master the level.
➢	The Entrepreneur Genius Test: This is a new test we plan to launch that tailors the Genius Test questions and results specifically towards students looking to start or grow a business.
➢	The Investor Genius Test: This is a new test we plan to launch that tailors the Genius Test questions and results specifically towards students looking to build an investment portfolio.
➢	Entrepreneur Dynamics – This is the No.1 agile leadership system for entrepreneurs. This Microdegree takes students through each step of Entrepreneur Dynamics, and how to apply the agile leadership principles in the system to their company and in their team.
➢	Millionaire Master Plan – Students learn which of the nine levels of the wealth spectrum they are currently at, and how understanding this master plan is critical to knowing the next step students will need to take in their entrepreneurial journey.
➢	5 Day $50K Global Education Challenge – Students join Roger James Hamilton, futurist, entrepreneur and founder of Genius Group, Daniel Priestly, founder of DENT global and best-selling author and speaker, as they host the Global Education Challenge and reset, restructure and launch their Education 5.0 and Community 5.0 plan to navigate and strive in the digital decade.
➢	5 day $50k Global Entrepreneur Challenge – Students learn 5 steps in 5 days to build their own digital business.
➢	2020 Ready Accelerator – Course that get students ready for the decade from 2020 to 2030 by growing their insight, income and impacts.
➢	Partner like a pro with GeniusU – In this Microdegree students learn how to make the most of their Mentor level membership by using the higher-level features of GeniusU to enhance their presence, grow their community, create unique content and generate revenues.
➢	Health Dynamics Microdegree – System that links students health, wealth and happiness.
➢	Genius Entrepreneur Membership (GEM) – Microdegree for students that want to generate additional income on the side or create an affiliate marketing business.
➢	How to build a fortune through cryptocurrencies – Students learn how to trade cryptocurrencies.
➢	Unveiled: Protect Your Finances from the Hidden Threats – In this masterclass students learn how to generate between 5% - 35% return based on the different investment strategies.
➢	Successful Real Estate Investing – Students learn how to buy real estate at wholesale prices making a profit from the day they buy and gain instant equity.

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➢	Wealth Creation Summit – Virtual Summit on how to create 4 additional streams of income from 4 top wealth creation specialists.

Paid Courses: In 2023, GeniusU hosted a wide range of paid courses and products covering a wide range of subjects and skills. These range from $15 to $5,000. As mentors can build paid events, microcourses, microdegrees and microschools on GeniusU, new courses and products are added daily. Mentors also market and deliver paid courses developed by other mentors once they are certified to do so. In 2023, the paid courses that relate directly to the courses offered as part of the Entrepreneurs Institute product range and PIN product range included:

➢	Entrepreneur Socials and PIN Meetings: Monthly, local meetings which connect event hosts and City Leaders with their local entrepreneur and investor communities, with guest speaker and network sessions, with attendees connecting before, during and after via GeniusU.
➢	Wealth Dynamics Test: This test identifies for each test taker which of the 8 entrepreneur profiles is their most natural path, and as a result what are the most effective ways to create value, start a business, build a team and develop an entrepreneurial success strategy.
➢	Wealth Dynamics Test for Investors: This will be a new test which is a version of the Wealth Dynamics Test tailored to Investors. It identifies which of the 8 investor profiles and strategies the test taker is best suited for.
➢	Talent Dynamics Test: This test is a version of the Wealth Dynamics Test tailored to leaders and teams in corporations. It identifies the strengths and weaknesses within a team, and the talents within each member.
➢	Entrepreneur 5.0 Workshop Series: A series of 12 one-day workshops covering key entrepreneur and business building tools, including the Impact Test, Wealth Dynamics, Talent Dynamics and the Wealth Spectrum.
➢	PIN Investor Summits: Two annual investor summits hosted by PIN held in-person and online: Property Magic Live and Strategy Implementation Live.
➢	Entrepreneur 5.0 Microschool Series: A series of 8 four-week microschools conducted throughout the year building key entrepreneur skills with the latest technology, with microschools in leadership, marketing, sales, product, community, investing, cash flow and tech.
➢	Investor 5.0 Microschool Series: A series of 8 four-week microschools conducted throughout the year building key investing skills with the latest technology, with microschools in financial literacy, financial instruments, portfolio planning, angel investing, stock market investing, stock market investing, cryptocurrencies and property investing.
➢	Wealth Dynamics Masters: An intensive one-week microschool conducted twice a year, guiding founders, CEOs and executive leadership teams in their annual planning and long-term planning for their enterprise as it scales. This is delivered through a mix of digital and live, with students joining globally in three time zones and competing for the award of top business plan at the end of the week.

Diploma Courses: In 2023, GeniusU hosted a range of annual memberships and mentorships. These range from $1,500 to $30,000. In 2023, the annual courses that relate directly to the courses offered as part of the Entrepreneurs Institute product range and PIN product range include:

➢	Genius Entrepreneur Mastermind: A 12-month membership program for entrepreneurs to join a global community and access monthly skills-based sessions with seasoned entrepreneurs and mentors sharing their experiences. This is delivered online and globally on different time zones.
➢	Crystal Circle Mentoring: A 12-month mentoring program for entrepreneurs at startup level, scale up level and investor level, to receive guidance and support on building their business from a team of mentors with a monthly, quarterly and annual or review, group sessions and one-to-one sessions. This is based on the business building tools based on Impact Dynamics and Wealth Dynamics.
➢	Property Investor Mastermind: A 12-month mentoring program hosted by PIN for experienced property investors to receive training, connections, opportunities in a global network of property investors, with facilitation and mentoring.
➢	Entrepreneur Dynamics Report - Online quiz to learn which of the eight natural entrepreneur paths students are best studied for, the role models to follow and team to build
➢	Global Summit Series: Lifelong Learning Summit (March); Impact Investor Summit (June); Global Entrepreneur Summit (September); Global Impact Summit (December)

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➢	Leadership 5.0 Microschool – A 4-week accelerator program that covers learning over four weeks, four subjects: Digital Strategy, Super Teams, Exponential Growth and Financing, together with how to put a full Leadership 5.0 Plan together
➢	Genius Entrepreneur Metaversity – A 12-month mastermind and metaversity for entrepreneurs with expert mentors, skills workshops and global opportunities.
➢	Community 5.0 Microschool – A 4-week accelerator program that covers learning over four weeks, four subjects: Community Building Strategies, Community Engagement and Growth, A.I. tools for Community Management, together with how to put a full Community 5.0 Plan together
➢	Health Dynamics Consultant – Course for entrepreneurs that need a fully developed health system that integrates with their existing business that can take your clients on a personalized pathway to health using proven systems.
➢	Entrepreneur Dynamics Masters - 5-day virtual master’s program for students to build their business plan and compete for $50k in prizes, with world class mentors
➢	Entrepreneur Circle Mentoring – 12-month mentoring program for founders, CEO s and executives to build your business. At start up, scale up and corporate group level.
➢	Digital Entrepreneur MBA - 12-month certified MBA from California School of Business. Cutting edge content from top entrepreneurs and thought leaders.
➢	Investor Dynamics Report - Online quiz for students to learn which of the eight natural investor paths they are best suited for, the role models to follow and team to build.
➢	Genius Investor Network - 12-month mastermind and metaversity for investors, with expert mentors, skills workshops and global investment strategies.
➢	Property Mastermind Accelerator - Virtual intensive workshop for investors seeking to aggressively build out their property portfolio over the next twelve months.
➢	Investor Dynamics Masters - 5-day virtual master’s program for students to build their ideal portfolio and compete for $50,000 in prizes, with world class mentors.
➢	Investor Circle Mentoring – 12-month mentoring program for investors in shares, crypto and property. At beginner, intermediate and advanced level.
➢	Digital Investor MBA - 12-month certified MBA from California Business School. Cutting edge content from top investment thought leaders.

Partnership Opportunities

➢	Faculty Level 1 MENTOR – Partners can be part of our faculty and the go-to mentor for their own chosen niche or industry to build an education business and drive revenue of $40,000 to $150,000 per annum.
➢	Faculty Level 2 LEAD MENTOR – Partners can be part of our lead faculty and build their mentoring business with GeniusU’s support to build an education business and drive revenue of $150,000 to $300,000 per annum.
➢	Faculty Level 3 CURRICULUM PARTNER – Partners can create content for our Genius curriculum as our curriculum partner to build their education business and drive revenue between $300,000 and $2,000,000 per annum.
➢	Genius Partner – Partners can integrate their product range into GeniusU with our full Partner Portal following the Genius Formula.

Community Partners

➢	Community Level 1 CITY HOST– Partners can host city events and be the go-to event host for their city and community.
➢	Event Partner – Partners can join as an Event Partner for our four Global Summits
➢	Community Level 2 CITY LEADER – Partners can lead events in their city as a city leader to build their community business
➢	Community Level 3 TRANSLATION PARTNER– Partners can join as a translation partner to translate content for our Genius Curriculum
➢	Community Level 4 COUNTRY PARTNER – Partners can build a full education business as a country partner with their own faculty team and community partners.
➢	PIN Host Partnership – Being a PIN host is for students that have achieved property investment success and are looking to grow their investments and build their credibility in their locality. We provide all the training for them to host their own PIN events.

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Mentor Resources: Historically GeniusU launched its certification builder, for partners and mentors to add their own certifications to build and train their partner community. This has led to a growth in the number of certifications on GeniusU. These certifications range from $1,500 to $32,000. In 2023, the paid certification relating directly to the courses offered as part of the Entrepreneurs Institute product range and PIN product range included:

Entrepreneurs Institute: Entrepreneurs Institute has a global network of community partners and faculty partners, following the framework explained in the “Mentor” section below. Mentors can join as community partners with training and certification at the following levels:

➢	Level One: Event Host – Training and license to host Entrepreneur Socials and Wealth Dynamics, Talent Dynamics and Impact Dynamics events. Training on event marketing and management.
➢	Level Two: City Leader – Training and license to host events, courses and larger summits and workshops in a city. Training on course marketing, management and community building.
➢	Level Three: Venue Partner – Training and support to launch a Genius Café, Genius Central or Genius Resort to operate as a local campus venue.

Mentors can join as faculty partners with training and certification at the following levels:

➢	Level One: Flow Consultant – Training and license to use the Wealth Dynamics, Talent Dynamics and Impact Dynamics tool set within their training courses. Training on assessment debriefs.
➢	Level Two: Performance Consultant – Training and license to use the Wealth Dynamics, Talent Dynamics and Impact Dynamics tool set within their training courses. Training on building a customer pathway and delivering workshops and diploma courses.
➢	Level Three: Product Partner – Training at Level One and Level Two. License to co-create content for specific industries or languages utilizing the Wealth Dynamics, Talent Dynamics and Impact Dynamics tools.

Property Investors Network: In 2023 replicated the above partner framework with the same levels and price points, to build the communities and courses for PIN globally. By taking these steps to integrate PIN’s product range, partner community and student community in a similar process to the steps taken to integrate Entrepreneurs Institute’s education community into GeniusU and our Genius Curriculum, we believe we are proving a model that is equally attractive to other educators and their communities, opening the door to future acquisition opportunities.

In addition to the courses and products offered on GeniusU, the platform has three tiers of membership. Member level is free and gives access to the platform and community. Citizen level is a paid annual membership which provides the student with additional learning dashboards, ability to earn credits and graduate, with student rates on all courses. Mentor level is a paid annual membership which enables a student to become a part of the faculty and to create their own courses and products, with additional dashboards to track their students’ activities. More details on the mentor level are provided below.

MENTOR — 18 to 100+ years old

We have found that a natural progression in the learning process is to want to pass the knowledge on to others. In the traditional education system this is challenging, as the academic system is directed towards research and graduate degrees, with university lecturers and faculty requiring a masters or doctorate in order to be able to teach. This can be a missed opportunity for students to learn vital real-world experience from mentors who have developed skills in their area of vocational expertise but who have not had the interest or inclination to take the academic path to qualify as a teacher. We have grown more than 14,700 partners and 2,500 faculty through the natural path students have taken to rise to a mentor level within our community. GeniusU mentors have the ability to earn on the platform, either as a regional partner (as an event host, City Leader or country partner), or as a faculty member (as a mentor, instructor or curriculum partner). Each of these positions come with an annual license fee, a percentage of revenue and certification courses to ensure our partner community and faculty reaches a level of proficiency within our network.

Mentors also receive ratings from their students, as do their courses and products, ensuring that students are always learning from the faculty and courses that are most relevant and ensuring that the curriculum is always staying updated and relevant. While teachers in the traditional education system are limited by their class size, the impact they can have and the amount they can earn, our GeniusU platform and global community enables our best mentors to reach a global audience and we have many examples of faculty and partners who have built multi-million-dollar education businesses as a result of our system.

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An important component to GeniusU and our Genius Curriculum is the modular nature of the courses, which enable partners and mentors to build and launch new modules, and the progression path from one level to the next, which enables students to map and track their own personalized pathway.

We have designed the partner pathway using the same methodology, with two distinct partner types and three levels of partnership, training and certification. Most of our partners and all of our Acquisitions are following this same methodology when building their partner pathway. The two partner types and three partner levels are:

Community Partner: Primarily interested in either hosting events, courses, schools and building a learning community, while inviting Faculty Partners to deliver the courses, Community Partners earn between 10% to 30% of revenues in commissions from the courses they host. The three partner levels for Community Partners are:

➢	Level One: Event Host – An annual license and training to build a community and host events. We also use the term ‘Event Sponsor’ for companies who support the events with sponsorship in the form of funding or support.
➢	Level Two: City Leader – An annual license and training to develop a community and school.
➢	Level Three: Country Leader – An annual license to develop a network of schools.

Faculty Partner: Primarily interested in educating their students and delivering either their own courses or the courses they are certified or licensed to deliver, Faculty Partners each between 10% and 70% of revenues in commissions for the courses they create or deliver. The three partner levels for Faculty Partners are:

➢	Level One: Mentor – An annual license and training to deliver a specific set of courses.
➢	Level Two: Lead Mentor – An annual license to training to build an education business based on a specific set of courses.
➢	Level Three: Product Partner – An annual license to co-create content for different industries or countries. We also use the term ‘Genius Partner’ to refer to Product Partners who have built their education business into revenues over $1 million.

We have found the benefit of building this modular approach is that it enables us to grow both our student base and our faculty network to cater to both the demand and supply for the courses on GeniusU.

ANNUAL CALENDAR AND EVENTS — All Ages

We believe that we are building a full life-long learning curriculum with 33 levels over 6 stages covering Prep, Primary, Secondary, Apprentice, Entrepreneur and Mentor. All of our courses and curriculum at each level follow an annual calendar with four quarters. Within each quarter we conduct a quarterly certification at each level with two monthly microschools per quarter together with practical application within projects and businesses.

As part of our curriculum, students earn learning credits called Genius Entrepreneur Merits (GEMs) throughout each quarter, and these go towards their diplomas. Students graduate from one level to the next by achieving the necessary academic and practical credits at each level. The GEMs they earn act as a digital credit which they can use to either purchase additional courses, products, mentoring or to retake the level they are on in the event they fail to pass it.

Our Conversion Model

We have grown GeniusU to 3.5 million students as at December 31, 2023 through a “freemium” model by which students and partners join the platform for free and then over time a percentage of them upgrade to paid courses, products and certifications.

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This “freemium” model is now common with online gaming companies and social networks, as it enables users to trial the value of the content and community before committing to paying for additional value. In traditional education, this is not yet a commonly adopted model, and students at many schools, universities or training institutions are generally expected to commit to payment before experiencing the course or education pathway.

More recently, Edtech companies, including the companies in the “Our Competition” section below, have introduced a “freemium” model into the education industry. We have found at GeniusU that by focusing on this model, attracting students into free courses and then building a community and content that encourages them to stay and for a percentage to upgrade to paid courses, it results in the following benefits:

➢ Our Group can scale far more rapidly with students joining for free online than by relying on an enrolment sales team (which is what most schools and universities rely on).

➢ We attract free students at a much lower marketing cost per student, and as they experience our community and courses they refer their family, friends and colleagues to join.

➢ The heightened activity and scale of this approach in turn attracts more partners and faculty who join the platform, who in turn attract more students.

➢ This network effect enables us to deliver courses to a much wider and more global student body than we could with a traditional enrolment process.

We believe that as we continue to focus on this approach, we will find effective ways to reduce the marketing cost per student, increase the conversion rate and increase the annual revenue per student and lifetime value per student. By applying this same conversion model to our Acquisitions, we also believe they will benefit from attracting increased student numbers and increased partners and faculty delivering their courses globally.

We also believe that the “freemium” model will lead to a higher quality of free courses as well as paid courses in our curriculum, as the strength of our student retention and conversion rates will be more dependent on the students experiencing a high enough quality of course content and a relevant enough personalized pathway to want to upgrade to higher priced courses as a part time or full-time student than it will on the strength of an enrolment team.

Our Student Conversion Model: Of the 3.5 million students on GeniusU as at December 31, 2023, 3.4 million were free students and 52 thousand were paying students. In the year 2023, GeniusU attracted 378 thousand new students and 9 thousand new paying students, representing a 2% conversion rate. While some students join through word-of-mouth or referral, students also join through our direct marketing spend via Google and Facebook. We track our monthly student intake, acquisition cost and activity over the first 12 months and 24 months, and measure their average spending over these periods.

From our main student marketing activity in 2023, every $1,000 in marketing cost delivered 7,703 new visitors and 1,326 new free students who registered on GeniusU. From these free students, we saw just over 1% convert to paying students, generating $1,860 in revenue in the first 12 months as they purchase their first courses or events, and projecting $20,501 in revenue in the first 24 months as they upgrade to higher priced courses and diploma programs. This equates to a $0.76 marketing cost per student and $15.46 revenue per student within 24 months.

These calculations for the marketing cost per student, 12-month revenue per student and 24-month revenue per student, together with the calculations for our partner conversion model below, have been calculated specifically for GeniusU, as we have sufficient data for such calculations. Our plan is to measure and track these measures for company.

Our intention is to be able to accurately measure the average lifetime value of our students. However, we do not yet have enough years of history to have an accurate measure of the average length of time that our students will remain with us for, or how much they will spend with us during their lifetime with us

Our Partner Conversion Model: In the same way that we will be introducing our Student Conversion Model to our Acquisitions, we will also be introducing our Partner Conversion Model. This will enable each company to connect with the 14,700+ partners and 2,500+ faculty currently in our Group, and will enable them to attract new partners and faculty on GeniusU. As a result, we will be delivering their courses globally with the students and partners we attract.

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Most of our partners on GeniusU begin as students, and then choose to join our faculty or partnership program. We also run marketing campaigns to attract faculty members and partners to GeniusU. At the end of December 2023, we had 13,165 partners on the platform. We track our monthly partner intake, acquisition cost and activity in a similar way to how we track our students, and in the last two years we have measured the revenue they generate for GeniusU in their first 12 months and 24 months.

As discussed in the Student Conversion Model section above, there are metrics included in the graphics that are not yet included in our Operating Data Table, including the 24 Month Revenue per partner and the Return on Ad Spend (ROAS). These have not yet been included for the same reasons, but we plan to include them in the future together with a calculation of Partner Lifetime Value, once we have accurate metrics over a long enough time frame for all companies.

A primary focus for us is to improve on our student and partner conversion rates both through optimizing our Edtech platform, and by combining our student and partner conversion models with our acquisitions to lower our acquisition costs and increase our lifetime value. Below we explain how we aim to achieve this for each company in the Group.

Our Four-Step Growth Model

With each of the companies in the Group, we are following a four-step model of acquisition, integration, digitization and distribution:

Acquisition: By acquiring the company we are able to combine each company’s courses and products into our curriculum, and to tailor them to the needs of our global community. We believe this will increase the lifetime value of our students.

Integration: By integrating each company’s courses and products on our GeniusU Edtech platform, and by connecting our student and partner conversion model to each company’s products, we aim to reduce the student and partner acquisition cost for each level of our curriculum.

Digitization: By digitizing the courses and products for online delivery, we aim to scale each company’s product offerings globally.

Distribution: By providing the courses in modular form, with the opportunity for partners and faculty to participate in marketing and facilitating the delivery of each company’s courses and products in the countries and cities where we have our Genius communities. Please see in the “Partnership Strategy” section below details of the different partnership types for our various companies.

Our Market

Overview

While historically the education and training market has been seen as separate markets, more recently they have been combined into one global education market. The entire pre-school, school, tertiary, adult education and corporate training market are one collective marketplace that is being disrupted by Edtech, new technologies, such as AI, and advances in the science and psychology of learning.

According to HolonIQ, the global education market is set to reach at least $10 trillion by 2030 as population growth in developing markets fuels a massive expansion and technology drives unprecedented re-skilling and up-skilling in developed economies. This is from the current market size of $2.5 trillion. It estimates that in the next decade the global education section will see an additional 350 million post-secondary graduates and nearly 800 million more K-12 graduates than today. We believe that Asia and Africa are the driving force behind the expansion. HolonIQ further states that the world will need to add 1.5 million teachers per year on average, approaching 100 million in total in order to keep pace with the unprecedented changes ahead in education around the world.

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Alongside the growth of the education industry, Edtech companies are also growing rapidly. However, we believe that only a few are focusing on creating a brand-new curriculum, and that none are focusing on creating a 21st century curriculum that is student-centered and entrepreneurial in the way that the above-referenced World Economic Forum white paper has articulated. We believe that most are providing courses delivering skills- based training or vocational training or serving as digital platforms for existing institutions and their existing curriculum — which simply means delivering an outdated education system faster and cheaper.

Market Trends

Company-Funded Education

We believe that company-funded education market is growing rapidly, with the growth of Edtech companies Guild Education and BetterUp, which receive corporate funding to up-skill employees with degrees, certifications and mentoring.

This goes beyond the traditional corporate training market towards partnerships with the education sector for employees to receive courses, mentoring, certifications and degrees that are delivered online and during office hours.

As the unemployment crisis, skills gap, student debt crisis, and the number of unemployed school leavers and graduates continues to grow, this trend of companies paying for a more effective education system to up- skill their workforce and prospective recruits will continue to grow.

Self-Funded Entrepreneur Education

We believe that the education market has traditionally led to one of two pathways. Either to further academia or to potential employment. Education does not prepare students for the increasingly viable third option, starting a business. According to McKinsey, 20-30% of the U.S. and EU workforce is already involved in the gig economy — where they are self-employed or outside of traditional employment. That already accounts for 165 million workers in the U.S. and EU alone.

We believe that self-funded lifelong education has become a significant growth sector, with Edtech market leaders Coursera, Masterclass and Udemy targeting this market. All three platforms provide online skills-based courses, certifications and in Coursera’s case up to undergraduate degree level.

This second trend, like the first, represents a major growth in adult education. It is through these first two trends that Genius Group has achieved the growth rate that it has as the first phase of our growth strategy. However, we have taken a blended approach to Edtech to earn a larger part of the education market than pure Edtech companies can. According to Holon IQ, Edtech is growing at 16.3% annually and will grow 2.5x from 2019 to 2025, reaching $404 billion in total global expenditure. Impressive as the growth is, Edtech and digital expenditure will still only make up 5.2% of the $7.3 trillion global education market in 2025.

Licensed Certifications

A third fast-growing trend is the growth in licensed certifications and degrees in partnership with the leading institutions and universities. We believe that most of the traditional colleges and universities are aware that their business model is being disrupted. However, most do not have the leadership or technology to compete with the fast-growth Edtech companies that are disrupting their industry. As a result, most are willing to enter into partnerships to have their existing certifications delivered online on a licensed basis.

This Online Program Management model (OPM) is growing into a $7.7 billion market by 2025. As explained by HolonIQ in their February 2019 report “The Anatomy of an OPM and a $7.7B Market in 2025”: “Online degrees are one of the fastest growing areas of higher education. OPM providers help universities build, recruit for and deliver online programs. Revenue share is the dominant model with fee for service and hybrid relationships growing. 60+ operators in a $3B+ market growing at 17%.”

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There are 60+ Edtech companies competing in this space, with Coursera and edX being the largest. However, there are also private universities throughout Asia that are also licensing degrees from universities and then delivering these degrees locally at a fraction of the cost of attending the university itself. We have already built a strong revenue stream by offering certifications and our growth strategy includes partnering with the top institutions to provide relevant certifications and degrees via GeniusU and our locations.

Global, Digital Schooling

In addition to the three trends above, which are impacting the education system above primary, middle and secondary school, we believe that the entire schooling system is also being disrupted by the shift to more online learning.

The four largest Edtech companies in the world today, BYJU in India, and Yuanfudao, Zuoyebang and VIPKid in China are all online tutoring apps to supplement student learning.

This growth to digital schooling is taking place alongside a surge in homeschooling, as parents discover the benefits and ease of educating their children from home. A recent Forbes article reported “The number of children being homeschooled has more than doubled in five years, and in some areas has risen by more than 700%.”

Genius Group is benefiting from this growth as it expands its pre-school, primary school, middle school and high school programs, together with our virtual camps.

Microschools, Learning Pods and Blended Learning Models

Microschools are schools that are based around a teacher instead of a location or classroom, where each microschool may have only five or ten students. Learning pods are home-based groups of students who are following a particular class or curriculum online while gathering together for social learning. Blended learning is the combination of both online and offline learning to get the best of both worlds.

We see the future of work and education as being a spectrum of options which can be personalized to suit each person’s work style and learning style. We believe the trend will continue to move towards a blended approach where it will be just as important to have high-tech as well as high-touch options for faculty and students to choose from. This will mean that not only will the current local school and classroom model become less popular amongst the options available, but the purely online Edtech companies will need to either compete or partner with the companies that deliver a more blended approach.

Personalized and AI driven education

A recent World Economic Forum article titled “How technology will transform learning in the COVID-19 era” sums up the future of education as: AI + community = future of learning.

It goes on to say “All of us have a fundamental need to belong, learn and share. We need meaningful communities, because they are force multipliers. They make learning fun and create a peer-to-peer accountability mechanism that shapes a culture of learning. AI enables personalization at scale. Only by combining both AI and communities will higher education be relevant and prepare students for the adventures of the Fourth Industrial Revolution.”

While there is general agreement that personalized education is needed, and that artificial intelligence can help us to deliver it, the two unique competitive advantages that we believe we have in leading in this area is that we have built a global community who are already experiencing their virtual personal assistance “Genie” on GeniusU, and they are willingly providing us with the data from personality assessments and progress assessments that enable us to deliver relevant recommendations to get them to where they want to go. This leads to our tagline: “You don’t need to know every step. You just need to know the right step to take right now.”

We believe that while harnessing the first trends mentioned above help us to maintain our growth rate in the next five years, artificial intelligence and personalized learning will disrupt and transform the education industry. The era of one-size-fits-all education will end and be replaced by the school of one.

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Our Competitive Strengths

Our Edtech Platform

Our GeniusU platform has grown over the last five years to be the backbone that connects all the companies in the Group. Each student has their own profile page with their photo, details, talents, passions and purpose (test results, groups, connections, attendances). Each has their own dashboard to track their learning, and access to all the microschools, microdegrees and products globally.

For students, GeniusU operates as a combination of a learning management system, a social network and a productivity tool, giving them simple ways to up-skill themselves in specific areas while also giving them tools to assess their progress, track their financials and find their team.

For faculty and partners, GeniusU operates as an “Amazon for Entrepreneurs” where they can set up shop and operate their microschool or training company on our platform. They can list their courses and products, manage their community, receive payments globally and pay out to partners and track all their data. As with Amazon, the rankings of all faculty and programs by students ensures the best and most trusted programs always rise to the top.

We believe that this combination provides us with a powerful network effect where the more students we attract, the more faculty we attract, and the more faculty we attract, the more students we attract. In our niche of entrepreneur education, we believe that we have not yet seen any competitor who has come close to matching our scale globally.

Our Curriculum

We believe that we are offering a unique entrepreneur education curriculum that solves a global need. We own what we believe is one of the world’s most widely used range of entrepreneur assessment tools including Wealth Dynamics, Talent Dynamics, the Impact Test, the Genius Test, the Passion Test and the Purpose Test based on the number of tests taken. These have been taken by over one million entrepreneurs globally, and they enable us to provide personalized education pathways tailored to each individual student.

The combined products of our nine companies deliver a full lifelong learning curriculum that we are developing into a full global curriculum.

Our Team

We have breadth and depth of strength in our global team. Our Board members have experience and skills in building and listing companies, with over $2 billion in capital value created. Our management team has extensive experience in managing and mentoring entrepreneurs and entrepreneurial teams, with our teams based globally in Singapore, Australia, New Zealand, Japan, Indonesia, India, South Africa, the U.K., Portugal, Poland, Ukraine, the U.S. and Canada.

We believe that our 2,500+ faculty are leading entrepreneur teachers, trainers and mentors around the world with their own schools and training organizations established often before joining our faculty. Our 14,700+ partners are strong advocates for our courses and programs, ensuring a broad base of growth opportunities. As hundreds of investors who have funded our growth to date, many of our faculty and partners began as students before becoming our supporters. We believe that this breadth and depth of leadership gives us an ongoing leadership position in our field.

Our Niche

Our niche focus on entrepreneur education has enabled us to build what we believe to be a strong position within the global market, based on the 3.5 million students attracted as at December 31, 2023. The challenge for many education and Edtech companies is that they need to overcome the regulatory hurdles of their country’s education system or the operational hurdles of needing to build partnerships or clients one-by-one. By beginning in the entrepreneur education niche, we have attracted decision makers virally who are willing to invest in their own education and based on the Return on Investment (ROI) they receive from our courses and training, they return for more and refer us to others, building both lifetime value and vitality.

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The majority of the fast-growth education and Edtech companies are focused on a specific country, whether the U.S., China or India, or on a particular niche, whether primary, secondary, tertiary or adult education. As a result, they are limited in market size or in their share of the education spend of their students. With our chosen niche, we believe we will be able to capitalize on the growing entrepreneur movement together with the growing demand for a relevant, 21st century education system, towards our aspiration of delivering a lifelong curriculum.

Our Venture Builder Structure

Our structure has enabled us to create a high-value, high-growth environment in which each company can be valued effectively relative to its peers, while also increasing the value of each Group company by the level of digital marketing, data intelligence and global growth it can immediately deliver to each new company.

Each education company within the Group can also maintain its focus and maximize its value as high-growth profit centers within the Group. The leadership, metrics and management required to manage each resort or cafe separately is different to that required for each of our college or training companies. The combination of our leadership, with our modular structure, and our ongoing education programs which all our staff participate in, has led to a robust, scalable growth model where we operate effectively more as a group than one entity.

Our Blended Approach

We believe that the two fastest growing industry trends in education are company-funded education and self- funded education. GeniusU is uniquely placed in these two fast-growing trends. We attract both the company-funded education sector and the self-funded education sector, and we do this across 200 countries. We believe that we are also the only platform that has its own lifelong entrepreneur education curriculum, and that provides a global community for entrepreneurs and qualifies for government funding via our partners. Genius Group is an ecosystem with its own curriculum and an Edtech company at its center. This enables us to combine high-tech and high-touch solutions both through partnerships and our own companies.

We already deliver a spectrum of options, from fully online courses and certifications, to faculty-led microschools, to city-based learning pods, to in-home tuition, to on-site campuses. Credits earned in any one of these models are fully transferable and collectively accounted for, wherever and whenever they learn. This enables any faculty member or student to switch models as their circumstances or preferences change, and it enables us to grow our community while evolving and adapting to our students’ preferences.

This blended approach, together with our acquisition strategy, also gives us direct access to government education funding in the various countries where we are expanding.

Our Community

The result of our growth to date has been a global community in which each microschool is attended by students from an average of 20 to 30 different countries. The scale and diversity of our student population, which has grown to 3.5 million students, is one of our greatest strengths. The success stories that come from our community is as much from the connections that are made and opportunities shared as from the courses and learning.

We have seen companies grow from startup to multi-million-dollar successes. Examples include companies such as Wealth Migrate, CrowdProperty, WebinarVet and Bank to the Future, all of which were birthed at Genius Group courses and accelerators. Three of the companies that we have acquired, Education Angels, E-Square and Property Investors Network, all experienced significant growth as a result of our courses. We have seen children go into partnership with their parents on businesses and investments. We have seen couples form and get married. While the traditional education system sees bonds break when students graduate, Genius Group has no alumni, as our students remain students for life and with that longevity comes a level of loyalty that we experience daily.

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Our Data and Systems

From the beginning we were aware that the key to personalization was in the quality of our personal data. Our goal has been to go beyond learning, and to transform education into a hospitality industry. We believe that the experience of too many students is that they do not feel like a valued customer in the education process. To achieve our goal, we focused on a robust, scalable data management and intelligence system.

Salesforce currently provides our underlying Customer Relationship Management (CRM) system to which we have connected our GeniusU platform.

We have shared best practices in our data management and connected all our customer data including personal preferences, financial transactions, learning progress, community connections and all correspondence and conversations among GeniusU, Salesforce and our main social media platforms, including LinkedIn, Facebook and Google.

All our data is cloud-based and dashboard-driven, empowering our management, our partners and all our customers to manage and track their progress and update their data.

Our First Mover Advantage

Having started this journey five plus years ago, and with most of our operations taking place initially outside of the U.S. and China, we believe that we have not attracted any notable competitors or imitators in our niche. This has enabled us to grow quietly and through word of mouth to the point where we now believe that we have strong momentum with a first mover advantage.

Our Agile Structure

A relatively hidden competitive strength is the agile leadership structure we have developed as part of our course curriculum over the last five years. We train entrepreneurial companies to develop cross-functional teams organized around discreet, profitable projects on a quarterly basis and this system “Entrepreneur Dynamic” is the leadership equivalent of scrum methodology for engineering teams.

Each team member is self-directed, rewriting their job description every quarter as a “personal compass” and every team is accountable for their performance and learning on a global “flight deck.”

This system not only enables us to scale rapidly, but also to acquire and align companies rapidly into a highly effective, decentralized leadership and learning structure. All our staff attend the same microschools and courses as our community, and as a result each is learning self-directed, entrepreneurial skills on their own personalized path. We see this strength as not only one that will enable us to scale through the next ten years as we grow Genius Group, but also in the way we are using a similar agile, learning structure to replace the more traditional hierarchical structure in the education system.

Our Strategy

Our Three-Phase Strategy

We believe that our three-phase strategy to disrupt the education industry is simple:

1.	Educate entrepreneurs;
2.	Expand to schools and colleges; and
3.	Establish a full curriculum and leverage AI

In our first phase, from 2015 to 2020, we have been focused on entrepreneurs who are willing to self-fund their education. This has enabled us to grow globally and to self-fund our growth with the same entrepreneurs that we have been educating.

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We have begun our second phase, from 2020 to 2025, with the acquisition of a series of education-based companies already serving the pre-school, primary and secondary school markets. We are also running Genius School programs with many of our entrepreneur students enrolling their children in them.

And our goal is to gather enough partnerships and licensing agreements with schools, colleges and universities that gain the benefit of our GeniusU platform and global community in this phase to then move to our third phase, from 2025 to 2030, when we aim to have our curriculum accredited in the U.S. and the U.K. as an alternative to the existing Cambridge and K-12 curriculums. This third phase is an aspirational goal and is not assured, as it is dependent on the success of our second phase, and dependent on us succeeding in getting accreditation from the accrediting bodies in the relevant countries.

Our intention is to be able to deliver a more effective, engaging, relevant and flexible education system at a third of the current price of education.

Our Blended Edtech Strategy

We are focused on acquiring companies that are leading the way in 21st century education, and then accelerating the speed, size and scale of these companies by connecting their courses, faculty and reach to GeniusU. This increases their enrollments through our digital marketing, increases their capacity to deliver through global, ongoing faculty certifications and increases their retention through personalized education pathways.

Acquisition Strategy

In 2024, we will be looking to engage with fewer acquisitions on a larger scale ($50M-$100M), that either bring complementary product to our GU platform, or technology solutions (Augmented Reality/Virtual Reality) to be incorporated with our product offering, or core expertise related to our core competency digital marketing and community build up.

We have organized all learning within Genius Group into core curriculum and certified curriculum. These are similar to the distinction between required and elective courses at college.

Our core curriculum is the most important courses which we see as being required elements of our curriculum at the primary, secondary, post-secondary and adult education levels. Our strategy is to acquire the companies that are delivering the courses we see as being part of the core curriculum, in order that Genius Group opens all intellectual property in our core curriculum.

Certified curriculum, on the other hand, are the optional courses and programs that we recommend students take at each level of their progress. This is delivered by our partners on our GeniusU platform or at microschools, venues, events and retreats listed on GeniusU on a revenue share basis.

Our acquisition strategy is not only to acquire content to supplement our core curriculum, but also industry certifications and government accreditation and funding that our acquisition companies have earned over time. The purpose of acquiring education with courses that have earned certifications and accreditations is in order that our students can eventually:

1.	Obtain industry-recognized certifications as part of our Genius Curriculum that can enable them to be recognized within their chosen career whether they choose to start their own business or take a job with companies operating in the industry. We are initially focused on high growth industries where there is a demand from both employers and students for an entrepreneurial mindset together with industry- specific skills. These include Edtech, Medtech, Fintech, Greentech and Spacetech.

2.	Obtain government-recognized accreditation at primary school, high school, college and university level, so that over time our Genius Curriculum can progress from a supplement to the traditional education system to a replacement of it. We are initially focused on developing a fully accredited pathway recognized in the U.S., as such a system is also in demand by overseas students who seek, for example, a U.S. high school diploma or U.S. university degree.

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3.	Obtain funding where available to bring down the cost burden of their education. This may take the form of government funding such as in the case of Education Angels or UAV, or industry funding or corporate sponsorship of vocational certifications.

For details of the course certifications and accreditations that our Acquisitions currently hold, please refer to the “Further Company Information” section below.

We believe that we have a strong acquisition and integration team to ensure that each acquisition is able to align rapidly with the culture and leadership systems of the Group. The number of entrepreneurs and companies that we have in our community also gives us a strong deal flow and talent flow so that we do not have to cold call for the right opportunities for acquisitions.

Partnership Strategy

For our certified curriculum, we attract partners by making it profitable and simple for them to join Genius Group. GeniusU has a partner dashboard that enables each partner to track their revenues and we pay out weekly for all earnings through the platform. We categorize partners into marketing partners, who receive 10% to 20% of all course and product fees on GeniusU for marketing the courses, faculty members, who earn 30% to 50% for delivering the courses, and program providers who earn a 10% license fee for their content, marketed and taught by others.

We host certification courses on GeniusU, which enables partners to get trained and certified as marketing partners, faculty members or program providers, and our partners create their own certification programs on GeniusU to grow their own faculty and partner community globally.

With the exception of Property Investors Network, which has attracted City Hosts to manage local events in a similar way to GeniusU, the other companies in the Group including the Acquisitions do not currently have a systemized plan to attract faculty partners or community partners, and the partners they do have are largely accrediting bodies and government institutions. These have been covered elsewhere in this Prospectus. Our plan is to introduce our partner certification process and conversion model to each of the five Acquisitions, as covered above in the ‘Our Genius Curriculum’, ‘Our Conversion Model’ and ‘Our Four-Step Growth Model’ sections of this Prospectus.

Decentralized Curriculum

A critical network strategy in our growth is the design of our decentralized curriculum. The largest challenge of creating an education curriculum is how quickly it becomes outdated. We believe that most of the current education systems have centralized curriculum design departments. In today’s fast changing world, a centralized system quickly becomes a bottleneck.

We have designed a decentralized system not dissimilar to Apple’s App Store. Courses, microdegrees, microschools and certifications are posted by our program providers and faculty. These are both assessed by our team and rated by faculty and students, ensuring that the best courses rise to the top of GeniusU.

As a result of this, our curriculum will constantly improve as we grow, and the best program providers and faculty and we believe will earn exponentially more for the best courses. Students also contribute to an ever- improving system, sharing their coursework and entering our challenges and rewards with their presentations, plans and results, which then become part of the GeniusU library.

We believe that this decentralized curriculum that we grow in value as we grow in scale is a key strategy that will attract an ever-increasing number of partners and potential acquisitions to our platform.

Our Global Team

As of December 31, 2023, the Genius Group team included over 300 full-time staff and 14,700+ partners with teams, locations and offices divided across three geographic regions: NASA, EMEA and APAC. Our teams operate from over 40 cities in U.S., South America, Europe, Africa, Asia, New Zealand and Australia.

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Our Competition

We see ourselves as an entrepreneur Edtech and education company with a focus in AI. Edtech companies are companies that combine education and technology together to enhance the process of teaching, learning or both. They typically have the ability to rapidly scale and grow as a technology company. We define entrepreneur Edtech, as an Edtech company focusing specifically on an entrepreneur curriculum. We define an entrepreneur curriculum as a course of study that teaches an individual to ‘create a job’ by connecting and delivering value to others in a role aligned to their passions and purpose (either as an employee, contractor, freelancer or business owner) rather than teaching them how to ‘get a job’ by searching for job positions in the employment market.

The organizations that deliver such curriculums fall into two main categories. The first are entrepreneur camps, accelerators and business schools which normally cater to 1,000 students or less per year. Examples of this range from startup accelerators such as Y Combinator to academic institutions such as Stanford Graduate School of Business. The second are entrepreneur networks that often provide forms of mentorship and training within their membership. Two of the largest examples of this are the Entrepreneurs Organization (EO) which has 15,600 members and StartUp Grind which has 3.5 million members. These have a mix of free and paid-for memberships.

We believe that our student base of 3.5 million students at the end of December 2023, which grew by approximately 378k new students in 2023, makes us a “world leading entrepreneur Edtech and education group” in comparison to these organization based on student numbers. While we believe that there are no global companies directly competing with us to develop a uniquely entrepreneurial curriculum, there are comparable companies building an Edtech platform to provide alternatives or complements to the traditional education system, and also comparable education companies that are growing via acquisition. Such competition includes:

BYJU: Currently one of the highest-valued Edtech companies, Byju was valued at $1 billion in April 2024. BYJU is an India-based education company with a similar freemium model as GeniusU, but with a focus on mathematics and science for primary and secondary school students. As of April 2023, the company disclosed that it had over 150 million users. It has a similar growth model, making acquisitions and integrating new acquisitions on its platform.

Coursera: The leading Edtech company in the U.S, Coursera is an online program manager for a range of universities, enabling students to take university courses online. The platform has approximately 5,500 courses and over 118 million learners. It listed on the New York Stock Exchange in March 2021 and had a market capitalization of approximately $1.61 billion, as at April 30, 2024. Unlike GeniusU or BYJU it does not create or deliver its own curriculum.

Udemy: A U.S.-based Edtech company with approximately 59 million students, Udemy has grown via its approximate 70,000 instructors who provide courses and certifications to their students. The platform has a total of approximately 200,000 courses. However, it focuses on adult learning and does not provide an alternative to the current schooling system, or a global community for students to connect and collaborate. It listed on NASDAQ in October 2021 and has a current market capitalization of approximately $1.54 billion, as at April 30, 2024.

Udacity: A U.S.-based Edtech company that is focused more on tech-based vocational training courses with over 160,000 students, Udacity is another Edtech company that we believe has proven that there is a strong need for vocational nanodegrees supported by large tech companies. Udacity also offers a freemium model giving students an opportunity to enroll for free and pay after one month of access.

LinkedIn Learning: LinkedIn purchased the Edtech company Lynda for $1.5 billion, and LinkedIn was subsequently purchased by Microsoft for $26.2 billion. Similar to GeniusU, Microsoft combined a social network with online courses, but focused mainly on technical and professional courses, with a flat monthly subscription rate. Like Udemy and Udacity, its focus is on professional adult learning.

Guild Education: Another billion-dollar Edtech startup, valued at over $4.4 billion in June 2022, Guild Education provides courses and degrees funded by companies for its employees. Together with similar Edtech companies like BetterUp and Degreed, it is focused on up-skilling employees who are already in a job, with its education and mentoring funded by its employer as an additional benefit.

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China East Education: China East Education is the first of a series of recent China-based listed companies which are focused on vocational education, which has also included China Education Group, New Oriental Education and China Online Education Group. China East Education’s initial public offering in 2019 raised $625 million and was the largest in the world, underlining the current growth in vocational education. It has a valuation of approximately HKD 5.1 billion as of April 30, 2024.

Our Technology

Overview

We believe that Edtech will expand beyond the specific activity of learning, to the application of that learning. We have seen this within GeniusU where engagement is much higher when students can use the same environment in which they are learning to connect to others, share their learning, find team members and opportunities, and run their learning projects and challenges on the platform.

As described below, we believe our technology connects three tech sectors, Edtech, social media and productivity tools, and can be seen in the features that GeniusU provides to our students and faculty.

Edtech. Faculty and education partners post their courses on GeniusU, which are then organized and recommended based on student rankings. Students take the courses and receive credits based on both the student rankings and recommendations from their AI-driven Genie.

Social Media. All faculty and education companies have their own personal profile pages on GeniusU and receive both recommendations and ratings from students. Students connect with mentors, team members and partners around the world with their own profiles, with the ability to post comments in social circles linked to each course, send personal messages and search for the mentors, team members and partners most aligned to their purpose, passion, talents and interests.

Productivity Tools. Faculty and education partners have a full suite of productivity tools to run their business on GeniusU, from posting courses and products to marketing their courses, running their courses, hosting their events, building their community, receiving payments, distributing commissions and tracking their students’ progress. Students also receive a full suite of productivity tools with their own dashboard to track their learning, manage their learning, find their mentors and teams and find the right opportunities to pursue.

Gamified Learning

GeniusU is designed to make learning engaging and fun, with students undertaking challenge-based learning projects. Microdegrees are pre-designed online courses that include interactive video, exercises and assessments in which students can track their learning, earn credits, leave comments, rate the courses and connect with our faculty. Microschools are online courses conducted in real-time over one-week, two-week and four-week periods in which students start and complete the courses together, sharing their assignments and final work with each other and competing for awards and prizes if they choose to. Students earn credits called Genius GEMs for contributions they make to the platform, including credits for making connections, posting messages, leaving testimonials and taking microdegrees and microschools.

Digital Credit System

GeniusU also has its own digital credit system: GEMs operate as an education credits and reward system on the platform. GEMs are earned in the same way as credits are earned towards High School diplomas and University degrees. They operate like a loyalty program where GEMs earned can be used to purchase additional courses, mentoring or resources on GeniusU, or used to retake courses.

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Artificial Intelligence

GeniusU currently has a virtual assistant, Genie, to recommend the best courses, connections and actions for each student. We have released our next iteration of Genie with Chat GPT4, an AI-driven virtual guide that each student can personalize and grow to become their learning assistant for life. The first stage of this is completed with the development of Genie as a chatbot, and in 2023 are investing in the underlying data intelligence and AI platform of GeniusU in collaboration with Open.AI to develop Genie into a personalized Intelligent Virtual Assistant (IVA) with conversational AI, providing each student and partner with personalized advice and feedback based on their talents, passions, purpose and goals. We are using GPT-4 as our AI engine to build the intelligence of our Genie AI, and plan to integrate with EinsteinGPT developed by our CRM provider, Salesforce, to segment, target and predict the next steps of our students.

Augmented Reality and Virtual Reality

We are also developing augmented reality with locational tracking, where entrepreneur students can connect with each other at our venues and events, directly connecting with the most useful mentors, community members and opportunities in their area. We believe that there is potential for virtual reality for immersive education and the ability for students to join microschools and programs virtually in the coming decade. Our goal is for our community, faculty and curriculum to be able to upgrade to new technologies like augmented reality and virtual reality as they become commercially viable.

We believe the three-dimensional virtual world of the Metaverse will replace the two-dimensional environment of the Internet in popularity, and we are planning to migrate our community into virtual learning environments as they evolve. We are planning to use the Unity Engine to develop GeniusU into a virtual world. The Unity Engine is the leading virtual world engine for mobile apps, and is the engine used by PokemonGo for their popular augmented reality game and by Meta in the development of their virtual reality platform.

Instant Translation

Our curriculum and content on GeniusU are already translated into Japanese, Chinese, Thai, Spanish, French, Polish and Czech. We are developing GeniusU to enable instant translation for both curriculum and communication. This will mean students in most countries will have access to our global faculty and curriculum on GeniusU in the future, enabling our students to learn and our faculty to mentor across multiple countries and languages.

Data Intelligence

We capture data on all students and faculty with their permission to provide personalized pathways for their learning and teaching. This includes all personal details and social media, assessment results, learning steps, enrollment, and purchase and payment history, along with connections, attendance and activity on GeniusU. Our GeniusU platform is linked to Salesforce as our CRM and Stripe as our payment platform, enabling us to build a powerful data-driven approach to recommend the best connections, courses and learning steps for each student to take along with the tools for faculty members to attract and engage their students.

Our Intellectual Property

Genius Group Ltd has registered “GeniusU”, “Genius School”, “Entrepreneurs Institute”, “Talent Dynamics” and “Wealth Dynamics” figurative trademarks with the Intellectual Office of Singapore using Nice Classification, an international classification of goods and services applied for the registration of trademarks.

Property Investors Network has registered “PIN” figurative trademark, “Property Mastermind” word trademark and “Mastermind Accelerator” word trademark with the Intellectual Property Office Trademark Registry of Great Britain and Northern Island.

All the above-mentioned trademarks are in the process of registration by the World Intellectual Organization (“WIPO”) for the territory of United States of America and European Union. The WIPO is a conglomerate of partner nations throughout the world, and a trademark that is registered with the organization is known as a WIPO trademark. The purpose of this international trademark is to protect intellectual property on a global level.

All other companies within the Group have not registered any trademarks.

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Community

Our community on GeniusU Platform includes over 3.5 million students across 20,345 cities and 191 countries, meeting online and in over 500 events, with over 7,200 new students joining every week in 2023. Our faculty consists of over 2,500 mentors and certified trainers delivering online and in person education as part of a multi-year curriculum to build entrepreneurial expertise. These include world famous entrepreneurs and New York Times bestselling thought leaders.

Our community is an important part of our company, as students return at each stage of their entrepreneurial journey to make new connections and pursue new opportunities as well as to learn new things. As the value of their experience increases as they bring their teams and partners with them, there is a high level of referral and word-of-mouth.

We have regional leaders that provide local mentoring and community connection in their countries and cities, using our GeniusU platform in their local area. We divide our global activity into three regions, each spanning eight time zones and collectively covering all twenty-four time zones. This means our curriculum is open 24/7, and at any time of day there are students learning on GeniusU.

The three regions are: APAC (Asia Pacific, North Asia and Australia); EMEA (Europe, Middle East and Africa); and NASA (North America and South America). Our community is fairly evenly divided between these three regions. We track the location of approximately 75% of our students and mentors, and they are spread across the three regions for the period ending December 31, 2023 as follows:

	Students	Paying Students
APAC	847,442	13,112
EMEA	650,518	19,279
NASA	447,099	12,351
Not Tracked	1,540,939	7,381
Total	3,485,998	52,123

Culture

We have developed a strong culture within our team, partners, faculty and community. This culture is based on six core principles that are practiced and recognized throughout the organization. They are the primary focus and first point of discussion on our quarterly company meetings and are the subject of our monthly Genius Shine Awards, in which team members nominate fellow team members based on them practicing our “Genius Values”: global, entrepreneurial; natural; inspiring; unique; and smart.

The way in which we educate our team, partners and community about our culture, enables us to align and lead our team remotely, to maintain a high level of trust with our partners and community, and integrate new acquisitions effectively into our global family.

Our focus on educating entrepreneurs to “create a job” instead of “getting a job” extends to our own team and partners, where we have an ongoing focus on developing each of our team, partners, faculty and community and to the next level of their own entrepreneurial journey. This has led to students becoming mentors, mentors becoming partners, partners becoming team members and team members becoming students. We believe that it has also led to a strong investor community as our students and mentors improve their own financial success and choose to reinvest part of this success back into Genius Group.

This strength in our culture provides an ongoing deal flow, talent flow and resource flow that enables the Group to develop from the ongoing growth of our community.

Sales and Marketing

We believe that a key factor in our consistent growth has been our sales and marketing approach. We follow a quarterly schedule of promotions in which cross-functional teams focus on revenue and profit targets related to their product range and customer base, with a sales and marketing approach which is supported by a combination of five routes to market.

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Digital Marketing

We believe that we have strong digital marketing expertise, which enables us to take the courses of our partners and acquisition companies, turn them into digital courses, and scale their reach to students around the world. We track students in four categories:

1.	Our followers are potential students who are paying us attention by following our free content on social media and by visiting our free course pages and videos. We track our followers via cookies and retarget them with relevant content until they become members.
2.	Our members are free students who are paying us time by registering on GeniusU for a free account and accessing our curriculum, community and free learning tools. We personalize content and engage with our members until they become prospects.
3.	Our prospects are potential paying students who have experienced our free courses and are visiting a course enrollment page or booking a free discovery call with our faculty with a view to enrolling in a paid course. We invest additional time and attention to prospects until they become paying students.
4.	Our paying students who are paying us money.

We believe that this digital marketing approach gives us scalable unit metrics with an average cost of acquisition per new student of $1 and a revenue per new student of $15. Our average cost of acquisition per paying customer is $254 and our average revenue per paying customer is $1,002, giving us a 4x return on marketing spend.

Affiliate Marketing

We have a strong community of partners and faculty who promote our courses and programs, and earn affiliate marketing fees for new enrollments and upgrades. We have over 14,700+ partners as of the date of this Prospectus who earn commissions via GeniusU. Our commissions are paid for different components of the student journey, with up to 20% paid for marketing referrals, 10% paid for the enrollment process, 30% paid for delivery and 10% paid for content.

As a result, partners can choose one or more parts of the process to be rewarded for, from the marketing, to the sale, to the training, to their content. This leads to teams in which everyone contributes in the area where they are strongest. This also enables educators who have strong content to connect with partners with strong communities such that both sides benefit financially.

Referral Marketing

While many education and Edtech companies rely on their marketing and enrollment teams to attract new students, we have the added benefit of viral products to deliver referrals and word-of-mouth. Our free assessments such as the Genius Test, Passion Test and Purpose Test attract over 8,900 new students weekly who take the tests to discover more about themselves, and then they encourage their teams and peers to take the tests and connect on GeniusU, where they then find personalized paths for their learning.

Our freemium model enables new students to experience GeniusU and the Genius Curriculum for free, and our product pathway then enables them to take affordable steps into our courses and certifications. This creates a network effect where everyone is able to progress seamlessly at a level which works for them, and invite others in to join them at each level.

Locational Marketing

Our global network of local City Leaders and faculty members has led to the word of mouth offline to be even greater than the referrals online. Many students first hear about our Company from friends and colleagues at local meet-ups and through a connection with a mentor or student.

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We believe that this high-tech, high-touch structure of an enhanced real-world learning environment with a digital layer being the future of education, which will be further enhanced as we develop our augmented reality and virtual assistant tools on GeniusU. We believe that all of our acquisition companies achieved early success through local marketing, and with the addition of our digital tools each is now scaling their local marketing globally through local microschools, learning pods, faculty, event hosts and partners.

Repeat Purchases and Upgrades

A large portion of our revenue comes from returning students and students progressing to the next level of their learning. While we believe that most education institutions have a limited lifespan per student, Genius Group has a curriculum that a student can follow from early learning through to adult learning. By also having a seamless continuum between learning, earning and teaching, many of our faculty began as students and have now progressed on to teaching others. We believe that this “learning for life” model gives us a high lifetime value per student with strong retention and repeat business.

Customer Service

We believe that modern education has operated largely as a basic service, largely regulated by governments and delivered at low cost and low service levels, while being high-priced and compulsory. We see the opportunity for disruption in transforming education into a model more aligned to the hospitality industry, with high levels of customer service and satisfaction.

This customer service is reflected in the personalized pathways, rapid response rates, personal mentorship and proactive community management we provide globally. Our local and global teams are trained to deliver a high quality of advice and service. Each leadership team shares a student story on our weekly global team meeting, keeping the customer experience and the forefront. The high level of service we provide in our entrepreneur resorts and cafes is extended to our colleges and microschools, and this is a large part of what brings students back consistently to our community.

Employees

As at December 31, 2023 we had 300 employees and contractors, with 13 in Genius Group Ltd, 42 in GeniusU Ltd, 133 in University of Antelope Valley, 21 in Property Investors Network, 37 in E-Squared Education, 20 in Education Angels and 34 in Revealed Films. We operate as one global team with regional leadership, and we have established a remote working culture, which put us in a strong position to manage environmental, infrastructure and health events without any major change to our management process.

By illustration, our main leadership team works from Singapore, Australia, New Zealand, Indonesia, South Africa, England, Portugal, Poland and the United States. Our accounts team operates from India and our development team works from India, Ukraine and Poland.

While we see our fully employed team continue to grow, when our 300 employees are put in context of our 14,700+ partners, we see our talent acquisition strategy to be equally focused between the growth and development of our full-time team and growth and development of our partners and faculty.

Legal Proceedings

From time to time, we may be subject to litigation and arbitration claims incidental to its business. Such claims may not be covered by our insurance coverage, and even if they are, if claims against our business are successful, they may exceed the limits of applicable insurance coverage.

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Regulation

Our adult education and training are conducted globally without the need to comply with any particular education regulations. Our school and university operations do need to comply with education regulations in various countries. The following discussion summarizes the most significant laws, rules and regulations that affect our operations in the following countries:

Early Learning Regulation in New Zealand, related to Education Angels

Education Angels is required to be approved by the NZ Ministry of Education (MOE) in order to operate and receive government funding. Education Angels is approved by the MOE and 50% of Education Angels’ Educator fees are paid for by the NZ Government. The Education and Training Act 2020 and the Education (Early Childhood Services) Regulations 2008 are the regulations that must be met by services in order for them to hold a license and to receive government funding. The standards we are monitored on and are required to meet include:

➢	Delivery of the New Zealand national curricular framework
➢	Compliance with the Health and Safety standards, governance and premises standards of the regulations.
➢	An excellent quality of staff-child interaction
➢	Interesting learning resources and programs that engage children
➢	Engagement and effective communication with families and communities
➢	Positive home learning environments that reinforce learning
➢	Maintaining the specific number of qualified teachers and persons responsible.

As is common with many countries, New Zealand does not require early learning educators to be qualified. However, in order to receive funding, licensed home-based services require one or more coordinators with a recognized early childhood education (ECE) teach qualification and a current practicing certificate.

Education Angels is currently meeting all requirements in order to maintain its MOE approval.

Expansion of Education Angels to new countries will require similar MOE or DOE approvals in each country in order for the company and parents to benefit from government financing.

School Regulation in South Africa, related to E-Square

The South African Constitution permits anyone to establish private school, on the basis that the school may not discriminate on the basis of race and it must offer education of a quality not inferior to comparable public schools. All private schools must be registered with the Department of Education (DOE) in accordance with the South African Schools Act (SASA), 1996. A private school may not operate unless it is registered with the education department of the province in which it is situation. In the case of E-Square, this is Port Elisabeth, South Africa.

Certain provinces have additional requirements to be met in order to qualify for potential local government funding options. However, given the challenges and potential unreliability in these options, E-Square does not currently receive local government funding, and all education is funded by students and their parents.

Further Company Information

The nine companies within the Group are as follows:

Genius Group Ltd

Genius Group Ltd is the holding company that is listed on NYSE American. It is currently a Singapore public limited company which owns the other companies in the Group. Prior to a corporate name change in August 2019, it was known as GeniusU Pte Ltd.

Genius Group Ltd.’s head office is in Singapore, at the location of Singapore Genius Central. The company has 13 staff including the Genius Group board and management. The primary activities of Genius Group are: Setting the overall strategic direction of the Group; oversight on the operational and financial management of each company in the Group; overseeing growth opportunities, mergers and acquisitions; managing financing activities and investor relations; and ensuring all Group companies are aligned to our mission and culture. The company provides strategic management, accounting, legal and human resources services to the companies within the Group.

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Genius Group Ltd.’s revenues are derived from management fees it receives from each Group company. This ranges from 2.5% to 5.0% of revenues. These revenues have been eliminated in our audited accounts. In the fiscal year ended December 31, 2023, the audited financial revenue was $23.1 million compared to $18.2 million in 2022. The pro forma revenue was $70.4 million for the fiscal year ended December 31, 2023.

We plan to continue to grow Genius Group Ltd as the holding company for the Group in line with the growth of the Group, with a focus on strategy, acquisitions, financing, compliance and investor relations.

GeniusU Ltd

GeniusU Ltd is the Edtech company within Genius Group. GeniusU Ltd provides the technology that enables us to grow our acquisitions as Edtech companies with its Edtech platform, AI digital assistant, personalized learning and global community. This is what we believe gives Genius Group its competitive edge, as each student and faculty member is able to use the tools on GeniusU to design their own personalized path and access the courses and content of all our Group Companies from anywhere in the world.

The company formed in August 2019 under the corporate name GeniusU Pte Ltd, and subsequently converted to a public company, GeniusU Ltd in May 2021 (as distinct from its parent Genius Group Ltd, the current Group holding company, which until August 2019 used the name GeniusU Pte Ltd).

GeniusU provides free assessments and courses to students, enabling a high volume and low cost of acquisition of new students across all age ranges. A percentage of these students in turn upgrade and pay for events, courses and products on the GeniusU Edtech platform, guided by our Genie AI digital assistant. A further percentage of these paying students then upgrade to our annual memberships, mentoring and certification programs, where many choose to become certified as faculty and partners. They in turn host their own events, courses and products on GeniusU.

GeniusU Ltd is 96.55% owned by Genius Group Ltd. It operates as the Edtech company within Genius Group, providing the technology that enables us to grow our acquisitions as Edtech companies with its Edtech platform, AI digital assistant, personalized learning and global community.

The company manages all design, development, data, content, community and commerce related to our Edtech platform. This is what we believe gives Genius Group its competitive edge, as each student and faculty member is able to use the tools on GeniusU to design their own personalized path and access the courses and content of all our acquisition companies from anywhere in the world.

It also has its head office in Singapore, at the same location as Genius Group Ltd. The company has 42 staff, consisting of teams in management, marketing, sales, product, engineering, community, partnerships and operations. This team operates virtually and while team members are in countries around the world, they are based primarily in Singapore, Australia, South Africa, India, Ukraine, U.K and U.S.A.

GeniusU Ltd generates revenue from education programs hosted on GeniusU by our partners together with revenue from education programs that form our entrepreneur curriculum. The other companies in the Group benefit from GeniusU’s ability to integrate, digitize and distribute their education programs across different age groups, and the Group in turn benefits from increasing the lifetime value and spend of each student by providing a lifelong learning pathway.

GeniusU’s Ltd.’s revenues are combined in the Pre-IPO Group revenues. In 2022, the GeniusU’s revenue was $4.9 million, this accounted for 27% of the group revenue. In 2023, revenue was $2.3 million representing 10% of the group revenue and 3% of the pro forma revenue. The reason for the decline in revenue was mainly lower demand for the online courses compared to year before, to mitigate we are introducing digital and in person courses in 2024 to improve our conversion. Also, strategic pivot to leverage core business with the development of Genius Cities which will focus on AI education and acceleration whilst also leveraging the existing product catalogue.

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At the end of December, 2023, GeniusU had 3.5 million students of which 3.4 million were free students, 52 thousand had upgraded to paying students and 13,002 had upgraded to become faculty or partners. Total students grew by 24% with 378 thousand new students joining in 2023. Paying students grew by 42% in 2023. Our faculty and partners remained same in 2023 compared to 2022.

We plan to continue to grow GeniusU as the growth engine for the Group with a focus on integrating, digitizing and distributing education content from our partners and acquisition companies, while developing our community, platform, technology and see AI capabilities as a significant game changer for the business.

Entrepreneurs Institute

Entrepreneurs Institute is the trading name for Wealth Dynamics Pte Ltd, a Singapore-based private limited company. The company owns and develops the entrepreneur education curriculum and tools in the Group, used by many of the leading fast-growth high-tech companies in the world. In August 2019, Genius Group Ltd acquired Entrepreneurs Institute for $8 million.

Entrepreneurs Institute historically generated revenue from education programs and tools including under the Wealth Dynamics, Talent Dynamics and Impact Dynamics brands. It also ran the Global Entrepreneur Summit series in Asia, Australia, Africa, Europe and the U.S., and was the first company to bring its community of entrepreneurs onto the GeniusU Edtech platform.

Prior to the acquisition, Genius Group Ltd received 10% to 30% of Entrepreneurs Institute’s revenue as a platform fee. Following the acquisition of Entrepreneurs Institute, all products have been converted to digital offerings on GeniusU, and all revenues and costs of Entrepreneurs Institute have subsequently been absorbed into GeniusU Ltd, with 100% of revenue becoming Edtech platform revenue in 2020.

The growing community within Entrepreneurs Institute has provided a test bed for GeniusU to grow and to now attract other educators to follow a similar model for global expansion. The loyalty of entrepreneurs within the community is demonstrated by examples of going from startup to high-growth, initial public offering, and exit over the last 20 years, and now supporting the creation of the Genius Group curriculum for their own children.

Education Angels

Education Angels is a New Zealand-based home childcare and education company. Genius Group Ltd entered into an agreement to purchase Education Angels in November 2020 and completed the acquisition in April,. The company has a model to train childcare professionals as educators for children from 0-5 years old, developing 21st century play and discovery skills as the first step in the Genius School curriculum. We completed the acquisition of Education Angels on April 30, 2022 and are expanding this model globally via our Edtech platform, with home educators certified on GeniusU.

The company generates revenue from parents of young children from 0-5 years old paying for an Education Angels’ trained educator to both educate and care for their child. Educators within a region can provide education and care for up to 4 children at a time and are supervised by trained teachers. In New Zealand, Education Angels is approved and licensed by the New Zealand Department of Education, and the government funds 50% of the education.

In the fiscal year ended December 31, 2022, the audited revenue was $0.6 million compared to $1.1 million for the fiscal year ended December 31, 2023. This represents 3% of the group revenue in 2022 and 4% of the group revenue in 2023.

Education Angels has its head office in Wellington, New Zealand. The company has 20 staff and educators based throughout New Zealand.

We are integrating to expand this model globally via our Edtech platform, with home educators certified on GeniusU and parents participating in courses on GeniusU to guide their child’s development in a more personalized way. This will take place as both a parent-funded model and a government funded model in the countries where government funding is available. We are also expanding Education Angels’ home-based education model to primary school age, in order to provide parents with the option of guided home schooling in our curriculum.

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E-Square

E-Square is an entrepreneur education campus in South Africa, providing a full range of programs from pre- primary through primary school, secondary school and vocational college. Genius Group Ltd completed the acquisition in May, 2022. E-Square’s training programs are government-funded, corporate- sponsored, and include a partnership with Microsoft Imagination Academy, providing technology skills to students. We plan to expand this model globally via our Edtech platform, faculty certifications and licenses to schools and vocational colleges.

E-Square generates revenue from students attending their pre-primary, primary and secondary schools, together with their vocational college. Prior to the pandemic, E-Square developed their education system into a hybrid model where students attended classes while completing assignments online on their smart phones. As a result, students can attend teacher-led classes both in person and virtually. When the pandemic resulted in school closures in South Africa, E-Square was able to continue its operations online without undue disruption.

E-Square’s school curriculum is focused on building vocational and entrepreneurial skills, and its schools are approved by the South Africa Department of Education. It is also a certified Microsoft Training Partner and has developed interactive technology courses for students online.

In the fiscal year ended December 31, 2022, the audited revenue was $0.3 million. In the fiscal year ended December 31, 2023, revenue was $0.5 million. This represents 2% of the group revenue in 2022 and 2% of the group revenue in 2023.

E-Square has its campus in Nelson Mandela Bay Square, Port Elizabeth, South Africa. The school has 37 staff and in 2020 the school had 169 primary school students, 209 secondary school students, 90 matric school students and 78 students in vocational training.

We plan to integrate E-Square’s offering globally through courses, camps and delivery of a full primary school and high school curriculum, and our goal is to integrate E-Square’s innovative approach and courses with GeniusU’s Edtech platform and curriculum in order to be accessible to our global community. We are also planning expanding our faculty, partnerships and campuses so that primary and high school students can receive their education and high school diploma online, via guided home schooling or via our campuses and partner schools.

Property Investors Network

PIN refers to Property Investors Network Ltd combined with its sister company Mastermind Principles Limited, a United Kingdom (“U.K.”) private limited company. PIN is a U.K.-based company that provides investment education through its fifty city chapters and monthly events in England, held both virtually and in-person. We believe that PIN is the largest property investor network in England based on student numbers, with almost 185 thousand students, of which 113 thousand are free students and 72 thousand are paying students. Genius Group completed the acquisition in April, 2022.

PIN’s students join PIN online or via the fifty city chapters managed by PIN City Hosts. Each City Host is an active property investor and each monthly event is attended by property investors in the local area, where they learn from guest speakers and share opportunities.

PIN generates revenues from event and membership fees, and from members purchasing property, education courses and mentorship. These include two-day summits, six-week microcourses and twelve-month mentorships. During the pandemic all events and programs became completely virtual and revenues saw an increase.

In the fiscal year ended December 31, 2022, revenue was $1.9 million. In the fiscal year ended December 31, 2023, revenue was $3.6 million. This represents 11% of the group revenue in 2022 and 16% of the group revenue in 2023.

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We are expanding PIN’s city host model globally, to integrate it with GeniusU’s own City Leader model and to manage all PIN’s events and community on the GeniusU Edtech platform. We also plan to extend PIN’s courses and certification programs to grow its faculty globally, and to integrate its financial literacy, investment literacy and business communication courses in our high school and university programs. We see these skills as being important parts of our global curriculum.

Revealed Films

Revealed Films Inc is a Delaware based Film Production Company and the acquisition was completed October 2022. The company is a film production company based in Utah that launches three to four docu-series per year covering topics such as wealth building, health and nutrition, medical issues, religion, and political matters. The acquisition will enable Genius Group to enhance and supplement its always-evolving curriculum with high-quality entrepreneurial education videos.

In 2022 the company had 36 staff working as employees or contractors and the audited revenues were $1.3 million. In the year 2023, revenue was $2.5 million representing 11% of the group revenue and 4% of the pro forma revenue.

RF has its head office in Utah, United States. The company’s staff is based throughout the United States.

We plan to expand RF’s project production schedule and developing curriculum to offer it on the GeniusU Edtech platform. We also plan to build key courses and certification programs to grow its speaker base globally.

FatBrain AI

FatBrain AI provides powerful and easy-to-use AI solutions to empower the enterprise stars of tomorrow to grow, innovate, and drive the majority of the global economy. FatBrain AI’s AI 2.0 technologies and advanced data services transform continuous learning, narrative reasoning, large language models, cloud and blockchain technologies into auditable, explainable and easy to integrate AI solutions.

FatBrain AI’s subscriptions allow all companies to deploy its advanced AI solutions quickly, easily, and securely behind their firewalls or via cloud. FatBrain’s global delivery includes 600+ team across design, development centers in the US, UK, India and Kazakh Republic.

The company was acquired by the Group in March 2024 and the pro forma financials include the financial results of FatBrain.

In 2023, the FatBrain had 307 staff working as employees or contractors and the revenue in the year 2023 was $51.8 million which represents 74% of the pro forma revenue.

The Genius Group’s principal subsidiaries as at December 31, 2023 were as follows:

Name	Principal activities	Proportion of voting rights and shares held (directly or indirectly)	Country of Incorporation
GeniusU Ltd	Operating company including tech development platform	97%	Singapore
Wealth Dynamics Pte Ltd trading as Entrepreneurs Institute	IP holding company	100%	Singapore
Education Angels In Home Childcare Limited	Early childhood education	100%	New Zealand
E-Squared Education Enterprises (Pty) Ltd	Primary and secondary education	100%	South Africa
University of Antelope Valley Inc.	Tertiary education	100%	USA
Property Investors Network Ltd	Investment education	100%	UK
Mastermind Principles Ltd	Investment education	100%	UK
Revealed Films Inc	Film Production	100%	USA

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D. Property, plants and equipment.

Facilities

Genius Group’s principal operational offices are located in Singapore. The Group has a remote working structure for most of our team globally.

GeniusU has its principal offices located in Singapore at the principal offices of Genius Group.

Our Acquisitions have physical locations of operation as follows.

●	Education Angels has a number of small education centers in New Zealand with its principal office in Wellington, New Zealand.

●	E-Square principal offices and university campus are in Port Elizabeth, South Africa under a lease on a rolling monthly basis.

●	UAV’s principal offices and university campus are in Lancaster, California. Genius Group has a right of first refusal and option to acquire the property, which expires two years after closing of the acquisition of UAV. UAV is in the process of being closed in 2024.

●	Property Investors Network has its principal offices in Birmingham, UK.

●	Revealed Films has its principal offices in Utah, USA.

●	FB PrimeSource Acquisition LLC, a Delaware based company, has five subsidiaries and offices located in Kazakhstan.

Genius Group’s strategy is to leverage various global infrastructure and remote working methodologies to enable flexible and cost effective working environments for administrative and sales teams, whilst leasing or acquiring property required for location based operations.

Legal Proceedings

From time to time, we may be subject to litigation and arbitration claims incidental to its business. Such claims may not be covered by our insurance coverage, and even if they are, if claims against our business are successful, they may exceed the limits of applicable insurance coverage.

A. Directors and senior management.

The following table sets forth information regarding our executive officers and directors as of the date of this Report.

Name	Age	Position with our Company
Roger James Hamilton	55	Chief Executive Officer and Chairman
Suraj Naik	39	Chief Technology Officer and Director
Adrian Reese	50	Chief Financial Officer (appointed March 2024)
Richard J. Berman	81	Director
Salim Ismail	58	Director
Michael Moe	62	Director
Riaz Shah	62	Director
Eva Mantziou	39	Chief Human Resource Officer

Roger James Hamilton has been our Chief Executive Officer and Chairman since 2015. He is also the founder and Chief Executive Officer of Entrepreneur Resorts Limited, a hospitality company and a subsidiary of Genius Group Ltd, since 2017, where he is responsible for the growth of the company’s resorts and beach clubs and led the company through its initial public offering in 2017. Mr. Hamilton is also founder and Chairman of Entrepreneurs Institute and GeniusU Ltd, which are both companies within Genius Group. Mr. Hamilton is a New York Times bestselling author and entrepreneur who mentors other entrepreneurs to grow their enterprises and find their flow. He holds a B.A. from the University of Cambridge.

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Suraj Naik has been our Chief Technology Officer since 2017 and Director since 2020. Prior to joining the Group, Mr. Naik created an online event ticketing and registration platform, which he later sold to Idea Wave Labs. After successfully launching Wealth Dynamics and Millionaire Master Plan, where he was responsible for executing a 4-month campaign to ensure placement of The Millionaire Master Plan book on the bestsellers lists of the New York Times, USA Today, Amazon and Barnes & Noble, Suraj led the launch of GeniusU. Mr. Naik holds an MBA from James Cook University and a bachelor’s degree from Maharaja Sayajirao University.

Adrian Reese assumed the role of Chief Financial Officer at Genius Group in March 2024 and brings 25+ years of international finance experience having worked in London, Hong Kong and New York. He held leadership roles at Morgan Stanley, serving as APac CFO for Investment Banking and Wealth Management, and later overseeing Corporate Financial Planning & Analysis in New York. His most recent experience includes guiding AlTi, an International Wealth and Asset Manager, through a successful listing on the Nasdaq in early 2023. Mr. Reese is a Chartered Accountant, having earned his qualifications with KPMG in the UK

Richard J. Berman joined Genius Group as a Director since January 2022 and also serves as Genius Group’s Audit Committee Chair. He holds a BSc and an MBA degree from the Stern School of Business of NYU and U.S. and foreign law degrees. His business career spans over 35 years in senior management, mergers and acquisitions, and venture capital. He is a director of four public NASDAQ companies – Cryoport Inc., Comsovereign Holding Corp., BioVie Inc., and Context Therapeutics Inc., and over the last decade he has served on the board of six companies that have reached over one billion dollars in market cap – Cryoport, Advaxis, EXIDE, Internet Commerce Corp., Ontrak (Catasys), and Kapitus. His early career began with Goldman Sachs and thereafter he became the Senior Vice President of the Bankers Trust Company, where he started the mergers and acquisitions, and leveraged buyout departments.

Salim Ismail joined Genius Group’s Board in October 2023. Salim is a futurist and best-selling author of Exponential Organizations and Exponential Transformation, and has been building disruptive digital companies as a serial entrepreneur since the early 2000s. Salim is Founding Executive Director of Singularity University and Co-founder and Chairman of OpenExO, a global transformation ecosystem that connects world-class professionals with organizations, institutions and people who want to build a better future through cutting-edge ideas and actionable methodologies. Salim founded and led some of the most influential tech companies at the foundation of our digital society, including PubSub Concepts and Angstro, which Google acquired in 2010. He led Yahoo!’s internal incubator, Brickhouse, and is an XPRIZE Foundation Board member.

Michael Moe joined Genius Group’s Board in June 2024. Michael Moe is the Founder and CEO of GSV, a growth-focused investment platform since 2010. Michael is also the co-founder of the ASU+GSV Summit, which Forbes called “the Davos of Education.” Michael is a Founder and a Chief Executive Officer at GSV Asset Management since 2010 and also Executive Chairman and Co-Founder at Hi Solutions Michael is the author of three books, “Finding the Next Starbucks”, “the Global Silicon Valley Handbook” and his most recent, “The Mission Corporation.” Michael holds a B.A. in Political Science and Economics from the University of Minnesota and is a CFA (Chartered Financial Analyst).

Riaz Shah joined Genius Group as a Director in July 2024. He holds a BSc from the University of Bradford Management Centre and attended the AMP from Harvard Business School. He is a Fellow of the Institute of Chartered Accountants in England & Wales. His main career experience was over 40 years at EY, the global professional services firm, where he served clients in audit and technology consulting, and held Global and UK leadership positions. His last position was as Global Learning Leader. Riaz is now a Professor of Practice at Hult International Business School, and a Senior Partner at Majoritas, a government advisory firm. Riaz founded the One Degree Academy, a school in a disadvantaged area of London, and in 2023 he was awarded an OBE for Services to Education by HM King Charles.

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Eva Mantziou assumed the role of CHRO at Genius Group in May 2023. Eva is a graduate of MIT (Massachusetts Institute of Technology), IESE Business School, and the GLOBAL CEO program organized by WHARTON Business School. She served as a mentor in the “Business in Women’s Hands” mentoring program, guiding technology startups with outstanding track records, where her mentee repeatedly earned the title of Forbes 30 under 30 innovators in technology through mentoring. Additionally, Eva acted as an international mentor at the MIT Enterprise Forum, focusing on mentoring scaleups. Over the past 15 years, Eva played a pivotal role in shaping the Work Service Capital Group (now GI Group), overseeing its international structures, M&A, and cross-border development. Work Service was a European leader in the fields of personnel outsourcing, HR, and international recruitment, employing 300,000 people. She has extensive experience in IPO processes, having taken the Work Service Group public on the Warsaw Stock Exchange with a dual listing on the London Stock Exchange. During the presidency of Polish President Bronislaw Komorowski, Eva served as his social policy expert, launching several projects in cooperation with the Ministry of Labour and Social Policy. She is the co-founder of the business accelerator, Golden Eggs, and has also co-founded several tech companies, including Reconizer and Unfold World.

Family Relationships

There are no family relationships between any of the directors. There are no family relationships between any director and any of the senior management of our Company.

B. Compensation.

Executive Compensation

We are not required to disclose compensation paid to our senior management on an individual basis under the laws of Singapore and we have not otherwise publicly disclosed this information other than in this document and the associated financial statements.

	2023			2022
	Salary	Stock Based	Total	Salary	Stock Based	Total
Key management compensation	$1,595,864	$392,074	$1,987,938	$1,184,506	$553,987	$1,738,493

C. Board practices.

Board of Directors

Our board of directors consists of 5 directors, including 2 executive (or otherwise-non-independent) directors and 3 independent directors. We established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee upon the effectiveness of our registration statement on Form F-1, on March 31, 2022. We adopted a charter for each of the three committees. Each of the committees of our board of directors have the composition and responsibilities described below.

The Singapore Companies Act requires that we must have at all times at least one director who is ordinarily resident in Singapore. Roger James Hamilton is ordinarily resident in Singapore. Vacation of all five board positions by these directors shall be deemed to be invalid, absent a prior appointment of another director to the Board who is an ordinarily resident in Singapore.

Audit Committee

Richard J. Berman, Salim Ismail and Michael Moe serve as members of our Audit Committee. Richard J. Berman serves as the chairman of the Audit Committee. Each of our Audit Committee members satisfy the “independence” requirements of the NYSE American listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Richard J. Berman possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC. Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee performs several functions, including:

➢	evaluating the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;
➢	approving the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

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➢	monitoring the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;
➢	reviewing the financial statements to be included in our Prospectus on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;
➢	overseeing all aspects of our systems of internal accounting control and corporate governance functions on behalf of the Board;
➢	reviewing and approving in advance any proposed related-party transactions and report to the full Board on any approved transactions; and
➢	providing oversight assistance in connection with legal, ethical and risk management compliance programs established by management and our board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to our board of directors regarding corporate governance issues and policy decisions.

Compensation Committee

Richard J. Berman, Salim Ismail and Michael Moe serve as members of our Compensation Committee. Richard J. Berman serves as the chairman of the Compensation Committee. All of our Compensation Committee members satisfy the “independence” requirements of the NYSE American listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Compensation Committee is responsible for overseeing and making recommendations to our board of directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Corporate Governance Committee

Richard J. Berman, Salim Ismail and Michael Moe serve as members of our Nominating and Corporate Governance Committee. Richard J. Berman serves as the chairman of the Nominating and Corporate Governance Committee. All of our Nominating and Corporate Governance Committee members satisfy the “independence” requirements of the NYSE American listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Nominating and Corporate Governance Committee is responsible for identifying and proposing new potential director nominees to the board of directors for consideration and reviewing our corporate governance policies.

Duties of Directors

Under Singapore law, our directors have a duty to act honestly, and in good faith in the best interests of our Company. Our directors are also required to use reasonable diligence in the discharge of the duties of their office. Our Company has the right to seek damages if a duty owed by our directors is breached.

The business of our Company shall be managed by, or under the direction or supervision of, our directors. Our directors may exercise all the powers of our Company except any power that the Singapore Companies Act or our constitution requires our Company to exercise in general meeting. The functions and powers of our board of directors include, among others:

➢	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;
➢	recommending dividends and distributions;
➢	appointing officers and determining the term of office of officers;
➢	exercising the borrowing powers of our Company and mortgaging the property of our Company; and
➢	approving the transfer of shares of our Company, including the registering of such shares in our register of members.

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Terms of Directors and Officers

Our directors are not subject to a set term of office.

Our constitution provides that at each annual general meeting, one-third of the directors for the time being, or if the number is not three or a multiple of three, then the number nearest one-third, shall retire from office by rotation and will be eligible for re-election at that annual general meeting (the directors so to retire being those longest in office since their last election). The office of a director will be vacated if, among other things, the director becomes prohibited by law from acting as a director, resigns in writing, has a receiving order made against him or suspends payments or compounds with his/her creditors generally or is found lunatic or becomes of unsound mind.

Our officers, such as our Chief Executive Officer and our Chief Financial Officer, are appointed by and serve at the discretion of our board of directors.

D. Employees

We currently have 300 staff members, with 13 in Genius Group Ltd, 42 in GeniusU Ltd, 133 in University of Antelope Valley, 21 in Property Investors Network, 37 in E-Squared, 20 in Education Angels and 34 in Revealed Films. We operate as one global team with regional leadership, and we have established a remote working culture, which puts us in a strong position to manage environmental, infrastructure and health events without any major change to our management process.

By illustration, our main leadership team works from Singapore, Australia, New Zealand, Indonesia, South Africa, England, Portugal, Poland and the United States. Our accounts team operates from India and our development team works from India, Ukraine and Poland.

Share Incentive Plan

Our Genius Group share incentive plan (the “Incentive Plan”) was introduced in 2018 to the then-existing employees of Genius Group Ltd. We have further adopted Share Incentive Plan 2023 and our intention is to extend it to the Acquisitions and to continue to extend the plan to new employees and new acquisitions.

The purpose of our Incentive Plan is to provide eligible persons with an opportunity to share in the growth in value of our shares and to encourage them to improve the performance of Genius Group’s return to shareholders. It is also intended that the Incentive Plan will enable Genius Group to retain and attract skilled and experienced employees.

In summary, the rules of the Incentive Plan are:

➢	An option pool is determined by the Board of Directors at the beginning of each calendar year. The size of the pool is approximately equivalent to two months payroll cost and may change from time to time.
➢	Options are granted from the pool to eligible employees each year. Eligible employees are those that are in full-time employment and have been employed by the Company for at least three months prior to December 31 each year.
➢	At the grant date, employees are issued with a letter stating the number of options earned and the exercise price. These are calculated based on the total options pool available and divided pro rata to their length of employment in the year and proportional to their salary as a percentage of total wages.
➢	The exercise price is at the share price at the time of the grant date.
➢	The vesting date is one year after the grant date. In order to vest, an employee must still be in employment with Genius Group as of the vesting date.
➢	On the vesting date, eligible employees may exercise their option at the pre-fixed exercise price.
➢	Should employees choose to exercise their option, shares are issued as an interest-free loan repayable at the time of sale of the shares.
➢	Should employees not to exercise, or if they leave employment prior to the vesting date, the options lapse.
➢	Employees are required to complete the KYC (Know Your Customer) process before receiving the share certificates.

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Below are details of the options and restricted stock units issued to date:

						No of Shares
		No of	Price		Total	after Share
Year	Companies	Shares	Per Share		Consideration	Split
2018	Genius Group Ltd	20,317	$15.45		$313,898	121,902
2019	Genius Group Ltd, GeniusU Ltd, Entrepreneur Institute Ltd, Entrepreneur Resorts Ltd	42,913	$21.34		$915,763	257,478
2020	Genius Group Ltd, GeniusU Ltd, Entrepreneur Institute Ltd, Entrepreneur Resorts Ltd	11,560	$34.87		$403,097	69,360
2021	Genius Group Ltd, GeniusU Ltd, Entrepreneur Institute Ltd, Entrepreneur Resorts Ltd	22,366	$36.00		$805,170	134,195
2022	Genius Group Ltd, University of Antelope Valley		n.m.	(1)	$4,789,351	2,071,852
2023	Genius Group Ltd and Subsidiaries		n.m.	(1)	$674,704	873,429
	TOTAL				$7,901,983	3,528,216

(1)	All options and restricted stock units have been issued at different price per shares

Employment Agreements

We have entered into employment agreements with each of our executive officers for a specified time period providing that the agreements are terminable for cause at any time. The terms of these agreements are substantially similar to each other. A senior executive officer may terminate his or her employment at any time upon 30 days’ prior written notice. We may terminate the executive officer’s employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties.

Each executive officer has agreed to hold in strict confidence and not to use, except for the benefit of our Company, any proprietary information, technical data, trade secrets and know-how of our Company or the confidential or proprietary information of any third party, including our subsidiaries and our clients, received by our Company. Each of these executive officers has also agreed to be bound by noncompetition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment.

E. Share Ownership

Refer to Item 7.A. for details of share ownership by our officers and directors.

Item 7. Major Shareholders and Related Party Transactions

A. Share Ownership

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this Prospectus by (i) our officers and directors, (ii) our officers and directors as a group, and (iii) 5% or greater beneficial owners of ordinary shares.

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We have determined beneficial ownership in accordance with the rules of the NYSE American. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

		After Offering
	Amount of	Percentage of
	Beneficial	Outstanding
Name and Address of Beneficial Owner	Ownership(1)	Shares(2)
Roger James Hamilton	9,379,404	4.32%
Suraj Naik	265,626	0.12%
Richard J. Berman	6,667	**	%
Salim Ismail	-	**	%
Adrian Reese	-	**	%
Michael Moe	-	**	%
Riaz Shah	-	**	%

All directors and executive officers as a group (6 individuals)	9,740,379	4.45%

** Less than 1%.

(1)	The Amount of Beneficial Ownership includes allocated shares only and does not include share options that are exercisable within 60 days, since there are no such share options.

(2)	The Percentage of Outstanding Shares is based on the total outstanding shares of 217,089,704 as of August 13, 2024, which includes all issued and outstanding shares.

B. Related party transactions

Before the completion of the IPO, we adopted an audit committee charter, which requires the committee to review all related-party transactions on an ongoing basis and that all such transactions be approved by the committee.

Set forth below are the related party transactions of our Company that occurred during the last full fiscal year up to the date of this Prospectus.

Related Party Transactions in 2023

World Game Pte Ltd (Roger Hamilton) — The Pre-IPO Group paid fees to World Game Pte Ltd for the services of Roger Hamilton as CEO amounting to $677,300 in 2023. The outstanding balance payable as at December 31, 2023 was nil.

Employee share Option Plan — loan — In 2023, the company granted 873,429 share options to the employees for the year 2023 under Employee share option plan. None of the options are exercised and hence the outstanding balance under subscription receivables remains unchanged.

Entrepreneurs Institute Australia Pty Ltd — The Pre-IPO Group pays fees to Entrepreneurs Institute Australia Pty Ltd (“EIA”), an Australian company controlled and ultimately owned by Roger Hamilton and Sandra Morrell, directors of Genius Group Ltd. In June 2023, the Company began the process of liquidation and is currently in review with the regulators. The total in 2023 was $117,790. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. EIA on-charges its costs and does not record a material profit or loss; therefore, the related party shareholders do not receive any financial benefit from this arrangement.

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GU Web Services India Pvt Ltd — The Pre-IPO Group pays fees to GeniusU Web Services India Pvt Ltd (“GU India”), an Indian company controlled and ultimately owned by Suraj Naik, an employee of the Pre- IPO Group, and a family member of Suraj Naik. The total in 2023 was $288,937. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. GU India on-charges its costs and does not record a material profit or loss; therefore, the related party shareholders do not receive any financial benefit from this arrangement.

Roger Hamilton — The loan payable to Roger Hamilton is for the for a loan agreement entered on October 16, 2023 with its CEO, Roger James Hamilton, to provide it with up to $4 million as an interest free loan, to be converted into equity in the Company as ordinary shares and upon the same terms at the next qualified financing round. Roger Hamilton has loaned the Company $2.1 million under this agreement. He has agreed to have $1 million converted into the securities offered under this prospectus upon the same terms as set forth here. The balance of $1.1 million will be repaid in cash at a date no sooner than July 1, 2024.

Revealed Films – The loan payable to the prior owner of Revealed Films (Jeff Hays and Patrick Gentempo) for the acquisition of Revealed Films in Oct 2022 is non-interest bearing with payment of $2,000,000 due on or before March 31, 2023. The total outstanding balance on December 31, 2022 was $2,000,000 was repaid during the year 2023 and the outstanding balance payable as at December 31, 2023 was nil.

E-Squared Education - The loan payable to the prior owner of E-Squared Education (Lilian Niemann) for the acquisition of E-Squared in May 2022 is non-interest bearing with payment of ZAR 3.6 million (approx. $299,231) payable on or before Nov 30, 2022. The total outstanding balance on December 31, 2022 was $299,231 was repaid during the year 2023 and the outstanding balance payable as at December 31, 2023 was nil.

Related Party Transactions in 2022

World Game Pte Ltd (Roger Hamilton) — The Pre-IPO Group paid fees to World Game Pte Ltd for the services of Roger Hamilton as CEO amounting to $621,348 in 2022. The outstanding balance payable as at December 31, 2022 was $78,235.

Employee share Option Plan — loan — In April 2022, the company granted 134,214 share options to the employees for the year 2021 under Employee share option plan. None of the options are exercised and hence the outstanding balance under subscription receivables remains unchanged.

Entrepreneurs Institute Australia Pty Ltd — The Pre-IPO Group pays fees to Entrepreneurs Institute Australia Pty Ltd (“EIA”), an Australian company controlled and ultimately owned by Roger Hamilton and Sandra Morrell, directors of Genius Group Ltd. The total in 2022 was $325,243. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. EIA on-charges its costs and does not record a material profit or loss; therefore, the related party shareholders do not receive any financial benefit from this arrangement. The outstanding balance payable as at December 31, 2022 was $35,305.

GU Web Services India Pvt Ltd — The Pre-IPO Group pays fees to GeniusU Web Services India Pvt Ltd (“GU India”), an Indian company controlled and ultimately owned by Suraj Naik, an employee of the Pre- IPO Group, and a family member of Suraj Naik. The total in 2021 was $209,322. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. GU India on-charges its costs and does not record a material profit or loss; therefore, the related party shareholders do not receive any financial benefit from this arrangement.

Roger Hamilton — The loan payable to Roger Hamilton for the acquisition of Entrepreneurs Institute is non-interest bearing, with payments of $348,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The amount of $348,000 was repaid during 2022. The total outstanding balance on December 31, 2022 was $nil.

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Revealed Films – The loan payable to the prior owner of Revealed Films (Jeff Hays and Patrick Gentempo) for the acquisition of Revealed Films in Oct 2022 is non-interest bearing with payment of $2,000,000 due on or before March 31, 2023. The total outstanding balance on December 31, 2022 was $2,000,000. During December 2022, Revealed Films sold the rights to a movie for $451,101 and purchased the rights to a movie for $433,964; both transactions were with Jeff Hays Films LLC. Jeff Hayes is the owner of Jeff Hays Films LLC and was one or the former owners of Revealed Films before its acquisition by the Company.

University of Antelope Valley – During August 2022, the Company signed two lease agreements for University of Antelope Valley university buildings with the former owners of University of Antelope Valley, both with 12-year terms. A right of use asset and a lease liability of $11,149,101 was booked to the Consolidated Statements of Financial Condition for the leases.

E-Squared Education - The loan payable to the prior owner of E-Squared Education (Lilian Niemann) for the acquisition of E-Squared in May 2022 is non-interest bearing with payment of ZAR 3.6 million (approx. $299,231) payable on or before Nov 30, 2022. The total outstanding balance on December 31, 2022 was $299,231.

Related Party Transactions in 2021

World Game Pte Ltd (Roger Hamilton) — The Pre-IPO Group paid fees to World Game Pte Ltd for the services of Roger Hamilton as CEO amounting to $593,068 in 2021. The outstanding balance payable as at December 31, 2021 was $11,767.

Employee share Option Plan — loan — In December 2021 some of the employees who had been granted options in December 2020 exercised those options, and under the terms of the Employee Share Option Plan the exercise price is recorded as an interest free loan to each employee, repayable on sale of the shares. The total loan amount for December 2021 was $433,800. To the extent that such loans are made to directors and officers, then before the Company’s IPO the Company will redeem a sufficient number of the allotted shares for each employee as will satisfy the loan obligations in full.

Entrepreneurs Institute Australia Pty Ltd — The Pre-IPO Group pays fees to Entrepreneurs Institute Australia Pty Ltd (“EIA”), an Australian company controlled and ultimately owned by Roger Hamilton and Sandra Morrell, directors of Genius Group Ltd. The total in 2021 was $172,740. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. EIA on-charges its costs and does not record a material profit or loss; therefore, the related party shareholders do not receive any financial benefit from this arrangement. The outstanding balance payable as at December 31, 2021 was $33,443.

GU Web Services India Pvt Ltd — The Pre-IPO Group pays fees to GeniusU Web Services India Pvt Ltd (“GU India”), an Indian company controlled and ultimately owned by Suraj Naik, an employee of the Pre- IPO Group, and a family member of Suraj Naik. The total in 2021 was $167,735. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. GU India on-charges its costs and does not record a material profit or loss; therefore, the related party shareholders do not receive any financial benefit from this arrangement.

Roger Hamilton — The loan payable to Roger Hamilton for the acquisition of Entrepreneurs Institute is non-interest bearing, with payments of $348,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The amount of $348,000 was not repaid during 2021. The total outstanding balance on December 31, 2021 was $348,000.

Sandra Morrell — The loan payable to Sandra Morrell for the acquisition of Entrepreneurs Institute is non- interest bearing, with payments of $32,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The amount of $32,000 was repaid during 2021. The total outstanding balance on December 31, 2021 was $nil.

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Michelle Clarke — The loan payable to Michelle Clarke for the acquisition of Entrepreneurs Institute is non- interest bearing, with payments of $20,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The amount of $20,000 was repaid during 2021. The total outstanding balance on December 31, 2021 was $nil.

DESCRIPTION OF SHARE CAPITAL

General

For the purposes of this section, references to “shareholders” mean those persons whose names and number of shares are entered in our register of members. Only persons who are registered in our register of members are recognized under Singapore law as shareholders of our Company. As a result, only registered shareholders have legal standing to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders. The branch register of members is maintained by VStock Transfer, LLC, our transfer agent.

We will not, except as required by applicable law, recognize any equitable, contingent, future or partial interest in any ordinary share, or any interest in any fractional part of an ordinary share, or other rights for any ordinary share other than the absolute right thereto of the registered holder of that ordinary share.

The shares offered in the offering pursuant to this prospectus are expected to be held through the Depository Trust Company (“DTC”). Accordingly, DTC or its nominee, Cede & Co., will be the shareholder on record registered in our register of members. The holder of our shares held in book-entry interests through DTC or its nominee may become a registered shareholder by exchanging its interest in our shares for certificated shares and being registered in our register of members in respect of such shares. The procedures by which a holder of book-entry interests held through DTC or its nominee may exchange such interests for certificated shares are determined by DTC and VStock Transfer, LLC, in accordance with their internal policies and guidelines regulating the withdrawal and exchange of book-entry interests for certificated shares, and following such an exchange VStock Transfer, LLC will perform the procedures to register the shares in the branch register of members.

Under the Singapore Companies Act, if (a) the name of any person is without sufficient cause entered in or omitted from the register of members; or (b) default is made or unnecessary delay takes place in entering in the register of members the fact of any person having ceased to be a member, the person aggrieved or any member of the public company or the company itself, may apply to the Singapore courts for rectification of the register of members. The Singapore courts may either refuse the application or order rectification of the register of members, and may direct the company to pay any damages sustained by any party to the application. The Singapore courts will not entertain any application for the rectification of a register of members in respect of an entry which was made in the register of members more than 30 years before the date of the application.

The number of ordinary shares outstanding as of August 13, 2024 is 217,089,704 and excludes:

●	1,524,949 management and employee share options issued and reserved.
●	67,250,721 warrants issued and outstanding.
●	Any further conversion from the convertible debt issuance or any outstanding warrants.

➢ The following description of our share capital and provisions of our constitution (formerly known as our memorandum and articles of association) are summaries and are qualified by reference to the applicable provisions of Singapore law (including the Singapore Companies Act) and our constitution. A copy of our constitution has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

Ordinary Shares

As of the date of this prospectus, our issued and paid-up ordinary share capital consisted of 217,089,704 ordinary shares as described above. We currently have only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another. Our ordinary shares have no par value as there is no concept of authorized share capital under Singapore law. There is a provision in our constitution which provides that subject to the Singapore Companies Act, we may issue shares with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as our board of directors may determine.

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All of our shares presently issued are fully paid-up, and existing shareholders are not subject to any calls on these shares. Although Singapore law does not recognize the concept of “non-assessability” with respect to newly issued shares, we note that any subscriber of our shares who has fully paid up all amounts due with respect to such shares will not be subject under Singapore law to any personal liability to contribute to the assets or liabilities of our Company in such subscriber’s capacity solely as a holder of such shares. We believe that this interpretation is substantively consistent with the concept of “non-assessability” under most, if not all, U.S. state corporations’ laws. All of our shares are in registered form. We cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own shares. Except as described below under “— Take-overs,” there are no limitations imposed by the Singapore Companies Act or by our constitution on the rights of shareholders not resident in Singapore to hold or vote in respect of our ordinary shares.

Transfer Agent and Branch Registrar

The transfer agent and branch registrar for our ordinary shares is VStock Transfer, LLC.

Listing

We have listed our ordinary shares listed on the NYSE American under the symbol “GNS”.

New Shares

Under the Singapore Companies Act, new shares may be issued only with the prior approval of our shareholders in a general meeting. General approval may be sought from our shareholders in a general meeting for the issuance of shares. Such approval, if granted, will lapse at the earlier of:

➢ the conclusion of the next annual general meeting; or

➢ the expiration of the period within which the next annual general meeting is required by law to be held (i.e., within six months after the end of each financial year), but any approval may be revoked or varied by the shareholders in a general meeting.

Our shareholders have in April 2021 provided such general authority to issue new ordinary shares until the conclusion of our next annual general meeting, or the date by which the next annual general meeting of the Company is required by law to be held, whichever is earlier. Such approval will lapse in accordance with the preceding paragraph if our shareholders do not grant a new approval at our next annual general meeting, or the date by which the next annual general meeting of the Company is required by law to be held, whichever is earlier. Subject to this and the provisions of the Singapore Companies Act and our constitution, our board of directors may allot and issue new ordinary shares on such terms and conditions and for such purposes as may be determined by our board of directors in its sole discretion.

Preference Shares

We currently do not have any preference shares issued.

Under the Singapore Companies Act, different classes of shares in a public company may be issued only if (a) the issue of the class or classes of shares is provided for in the constitution of the public company and (b) the constitution of the public company sets out in respect of each class of shares the rights attached to that class of shares. Our constitution provides that subject to the Singapore Companies Act we may issue shares with such preferred, deferred or other special rights, or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as our board of directors may determine.

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We may, subject to the Singapore Companies Act and the prior approval in a general meeting of our shareholders, issue preference shares which are, or at our option are to be, subject to redemption provided that such preference shares may not be redeemed out of capital unless:

➢ all the directors have made a solvency statement in relation to such redemption; and

➢ we have lodged a copy of the statement with the Singapore Registrar of Companies.

Further, such shares must be fully paid-up before they are redeemed.

As of the date of this prospectus, we have no preference shares outstanding. At present, we have no plans to issue preference shares.

Registration Rights

There are currently no registration rights relating to our securities.

Transfer of Ordinary Shares

Subject to applicable securities laws in relevant jurisdictions and our constitution, our ordinary shares are freely transferable. Our constitution provides that shares may be transferred by a duly signed instrument of transfer in any usual or common form or in a form approved by the directors. The directors may decline to register any transfer unless, among other things, evidence as the directors may reasonably require to show the right of the transferor to make the transfer.

Election and Re-election of Directors

We may, by ordinary resolution, remove any director before the expiration of his or her period of office, notwithstanding anything in our constitution or in any agreement between us and such director but where any director so removed was appointed to represent the interests of any particular class of shareholders or debenture holders the resolution to remove him or her shall not take effect until his or her successor has been appointed. We may also, by an ordinary resolution, appoint another person in place of a director removed from office pursuant to the foregoing.

Our constitution provides that at each annual general meeting, one-third of the directors for the time being, or if the number is not three or a multiple of three, then the number nearest one-third, shall retire from office by rotation and will be eligible for re-election at that annual general meeting (the directors so to retire being those longest in office since their last election).

Our board of directors shall have the power, at any time and from time to time, to appoint any person to be a director either to fill a casual vacancy or as an additional director so long as the total number of directors shall not at any time exceed the maximum number (if any) fixed in accordance with our constitution. Any director so appointed shall hold office only until the next retirement of directors under our constitution and shall then be eligible for re-election but shall not be taken into account in determining the directors who are to retire by rotation under our constitution.

Shareholders’ Meetings

Subject to the Singapore Companies Act, we are required to hold an annual general meeting within six months after the end of each financial year. The directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the written requisition of shareholders holding not less than 10% of the total number of paid-up shares as of the date of deposit of the requisition carrying the right to vote at a general meeting (disregarding paid-up shares held as treasury shares). In addition, two or more shareholders holding not less than 10% of our total number of issued shares (excluding our treasury shares) may call a meeting of our shareholders.

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The Singapore Companies Act provides that a shareholder is entitled to attend any general meeting and speak on any resolution put before the general meeting. The holder of a share may vote on a resolution before a general meeting of the company if the share confers on the holder a right to vote on that resolution. Unless otherwise required by law or by our constitution, resolutions put forth at general meetings may be decided by ordinary resolution, requiring the affirmative vote of a simple majority of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution. An ordinary resolution suffices, for example, for appointments of directors (unless the constitution otherwise provides). A special resolution, requiring an affirmative vote of not less than three-fourths of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution, is necessary for certain matters under Singapore law, such as an alteration of our constitution. We must give at least 21 days’ notice in writing for every general meeting convened for the purpose of passing a special resolution. General meetings convened for the purpose of passing ordinary resolutions generally require at least 14 days’ notice in writing. A shareholder entitled to attend and vote at a meeting of the company, or at a meeting of any class of shareholders of the company, shall be entitled to appoint another person or persons, whether a shareholder of the company or not, as the shareholder’s proxy to attend and vote instead of the shareholder at the meeting. Under the Singapore Companies Act, a proxy appointed to attend and vote instead of the shareholder shall also have the same right as the shareholder to speak at the meeting, but unless the constitution of the company otherwise provides, (i) a proxy shall not be entitled to vote except on a poll, (ii) a shareholder shall not be entitled to appoint more than two proxies to attend and vote at the same meeting and (iii) where a shareholder appoints two proxies, the appointment shall be invalid unless the shareholder specifies the proportions of his holdings to be represented by each proxy.

Notwithstanding the foregoing, a registered shareholder entitled to attend and vote at a meeting of the company held pursuant to an order of court under Section 210(1) of the Singapore Companies Act, or at any adjourned meeting under Section 210(3) of the Singapore Companies Act, is, unless the court orders otherwise, entitled to appoint only one proxy to attend and vote at the same meeting, and except where the aforementioned applies, a registered shareholder of a company having a share capital who is a relevant intermediary (as defined under the Singapore Companies Act) may appoint more than two proxies in relation to a meeting to exercise all or any of the shareholder’s rights to attend and to speak and vote at the meeting, but each proxy must be appointed to exercise the rights attached to a different share or shares held by the shareholder (which number and class of shares shall be specified), and at such meeting, the proxy has the right to vote on a show of hands.

Shares in a public company may confer special, limited or conditional voting rights or not confer voting rights. In this regard, different classes of shares in a public company may be issued only if the issue of the class or classes of shares is provided for in the constitution of the public company and the constitution of the public company sets out in respect of each class of shares the rights attached to that class of shares. A public company shall not undertake any issuance of shares that confer special, limited or conditional voting rights or that confer no voting rights unless it is approved by shareholders by special resolution.

Voting Rights

As provided under our constitution and subject to the Singapore Companies Act, voting at any meeting of shareholders is by show of hands unless a poll has been demanded prior to or on the declaration of the result of the show of hands by, among others, (i) the chairman or (ii) at least three shareholders present in person or by proxy. On a poll every holder of ordinary shares who is present in person or by proxy or by attorney, or other duly authorized representative, has one vote for every ordinary share held by such shareholder. Proxies need not be shareholders.

Subject to the Singapore Companies Act and our constitution, only those shareholders who are registered in our register of members will be entitled to vote at any meeting of shareholders. Therefore, since the shares offered in this offering are expected to be held through DTC or its nominee, DTC or its nominee will grant an omnibus proxy to DTC participants holding our shares in book-entry form. A person holding through a broker, bank, nominee, or other institution that is a direct or indirect participant in DTC will have the right to instruct his or her broker, bank, nominee or other institution holding these shares on how to vote such shares by completing the voting instruction form provided by the applicable broker, bank, nominee, or other institution. Whether voting is by a show of hands or by a poll, the vote of DTC or its nominee will be voted by the chairman of the meeting according to the results of the DTC’s participants’ votes (which results will reflect the instructions received from persons that own our shares electronically in book-entry form through DTC).

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Minority Rights

The rights of minority shareholders of Singapore companies are protected, among other things, under Section 216 of the Singapore Companies Act, which gives the Singapore courts a general power to make any order, upon application by any shareholder of a company, as they think fit to remedy any of the following situations:

➢ the affairs of a company are being conducted or the powers of the board of directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of the shareholders, including the applicant; or

➢ a company takes an action, or threatens to take an action, or the shareholders pass a resolution, or propose to pass a resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the shareholders, including the applicant.

Singapore courts have a wide discretion as to the remedies they may grant, and the remedies listed in the Singapore Companies Act itself are not exclusive. In general, the Singapore courts may:

➢ direct or prohibit any act or cancel or modify any transaction or resolution;

➢ regulate the conduct of the affairs of the company in the future;

➢ authorize civil proceedings to be brought in the name of, or on behalf of, the company by a person or persons and on such terms as the court may direct;

➢ provide for the purchase of a minority shareholder’s shares by the other shareholders or by the company;

➢ in the case of a purchase of shares by the company provide for a reduction accordingly of the company’s capital; or

➢ provide that the company be wound up.

In addition, Section 216A of the Singapore Companies Act allows a complainant (including a minority shareholder) to apply to the Singapore courts for leave to bring an action in a court proceeding or arbitration to which a company is a party or intervene in an action in a court proceeding or arbitration to which a company is a party for the purchase of prosecuting, defending or discontinuing the action or arbitration on behalf of a company.

Dividends

We may, by ordinary resolution, declare dividends at a general meeting of shareholders, but we are restricted from paying dividends in excess of the amount recommended by our board of directors. Pursuant to Singapore law and our constitution, no dividend may be paid except out of our profits. To date, we have not declared any cash dividends on our ordinary shares and have no current plans to pay cash dividends in the foreseeable future.

Bonus and Rights Issues

In a general meeting, our shareholders may, upon the recommendation of the directors, resolve that it is desirable to capitalize any reserves or profits and distribute them as shares, credited as paid-up, to the shareholders in proportion to their shareholdings.

Subject to the provisions of the Singapore Companies Act and our constitution, our directors may also issue rights to take up additional ordinary shares to our shareholders in proportion to their respective ownership. Such rights are subject to any condition attached to such issue and the regulations of any stock exchange on which our shares are listed, as well as U.S. federal and blue-sky securities laws applicable to such issue.

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Take-overs

The Singapore Take-over Code regulates, among other things, the acquisition of voting shares of Singapore-incorporated public companies. In this regard, the Singapore Take-over Code applies to, among others, corporations with a primary listing of their equity securities in Singapore. While the Singapore Take-over Code is drafted with, among others, listed public companies in mind, unlisted public companies with more than 50 shareholders and net tangible assets of S$5 million or more must also observe the letter and spirit of the general principles and rules of the Singapore Take-over Code, wherever this is possible and appropriate. Public companies with a primary listing overseas may apply to SIC to waive the application of the Singapore Take-over Code. As at the date of this prospectus, no application has been made to SIC to waive the application of the Singapore Take-over Code in relation to us. We may submit an application to SIC for a waiver from the Singapore Take-over Code so that the Singapore Take-over Code will not apply to us for so long as we are not listed on a securities exchange in Singapore. We will make an appropriate announcement if we submit the application and when the result of the application is known.

Any person acquiring an interest, whether by a series of transactions over a period of time or not, either on his or her own or together with parties acting in concert with such person, in 30% or more of the voting rights in the Company, or any person holding, either on his or her own or together with parties acting in concert with such person, between 30% and 50% (both amounts inclusive) of the voting rights in the Company, and if such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of the voting rights in the Company in any six-month period, must, except with the consent of the SIC in Singapore, extend a mandatory take-over offer for all the remaining voting shares in accordance with the provisions of the Singapore Take-over Code. Responsibility for ensuring compliance with the Singapore Take-over Code rests with parties (including company directors) to a take-over or merger and their advisors.

Under the Singapore Take-over Code, “parties acting in concert” comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), cooperate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They are as follows:

➢ A company, its parent company, subsidiaries and fellow subsidiaries (together, the related companies), the associated companies of any of the company and its related companies, companies whose associated companies include any of these foregoing companies and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights;

➢ A company with any of its directors (together with their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts);

➢ A company with any of its pension funds and employee share schemes;

➢ A person with any investment company, unit trust or other fund whose investment such person manages on a discretionary basis, but only in respect of the investment account which such person manages;

➢ A financial or other professional adviser, including a stockbroker, with its client in respect of the shareholdings of the adviser and persons controlling, controlled by or under the same control as the adviser;

➢ Directors of a company (together with their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for their company may be imminent;

➢ Partners; and

An individual and (i) such individual’s close relatives, (ii) such individual’s related trusts, (iii) any person who is accustomed to act in accordance with such individual’s instructions, (iv) companies controlled by any of the individual, such individual’s close relatives, related trusts or any person who is accustomed to act in accordance with such individual’s instructions and (v) any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights.

Subject to certain exceptions, a mandatory offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and within the six months prior to its commencement.

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Under the Singapore Take-over Code, where effective control of a company is acquired or consolidated by a person, or persons acting in concert, a general offer to all other shareholders is normally required. An offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the take-over offer must be given sufficient information, advice and time to enable them to reach an informed decision on the offer. These legal requirements may impede or delay a take-over of our Company by a third party.

Liquidation or Other Return of Capital

On a winding-up or other return of capital, subject to any special rights attaching to any other classes of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Limitations of Liability and Indemnification Matters

Under Section 172 of the Singapore Companies Act, any provision exempting or indemnifying the officers of a company (including directors) against any liability that would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. However, a company is not prohibited from (a) purchasing and maintaining for any such individual insurance against liability incurred by him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company, or (b) indemnifying the individual against liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the individual to pay a fine in criminal proceedings, (ii) of the individual to pay a penalty to a regulatory authority in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the individual in defending criminal proceedings in which he or she is convicted, (iv) incurred by the individual in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the individual in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.

Under our constitution, it is provided that every director shall be indemnified out of the assets of our Company to the extent permitted by the Singapore Companies Act.

We have entered into deeds of indemnity with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under our constitution and the Singapore Companies Act against liabilities that may arise by reason of their service to us as a director or officer of the Company (as the case may be), and to advance expenses incurred in connection with any proceeding against them by reason of their status as a director, officer, agent or employee of the Company in accordance with the terms of the deeds. These indemnification rights shall not be exclusive of any other right which an indemnified person may have or thereafter acquire under any applicable law, provision of our constitution, agreement, vote of shareholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

COMPARISON OF SHAREHOLDER RIGHTS

We are incorporated under the laws of Singapore. The following discussion summarizes material differences between the rights of holders of our ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware which result from differences in governing documents and the laws of Singapore and Delaware.

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This discussion does not purport to be a complete or comprehensive statement of the rights of holders of our ordinary shares under applicable law in Singapore and our constitution or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

Delaware	Singapore

Board of Directors

A typical certificate of incorporation and bylaws provides that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.	The constitution of companies will typically state the minimum and maximum (if any) number of directors as well as provide that the number of directors may be increased or reduced by shareholders via ordinary resolution passed at a general meeting, provided that the number of directors following such increase or reduction is within the maximum (if any) and minimum number of directors provided in the constitution and the Singapore Companies Act, respectively.

Limitation on Personal Liability of Directors

A typical certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of Delaware, except for liability (i) for any breach of a director’s loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. A typical certificate of incorporation also provides that if the Delaware General Corporation Law is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Pursuant to the Singapore Companies Act, any provision (whether in the constitution, a contract with the company or otherwise) exempting or indemnifying a director against any liability which would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. However, a company is not prohibited from (a) purchasing and maintaining for such director insurance against any such liability, or (b) indemnifying such director against any liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the director to pay a fine in criminal proceedings, (ii) of the director to pay a penalty to a regulatory authority in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the director in defending criminal proceedings in which he or she is convicted, (iv) incurred by the director in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the director in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.

Under our constitution, it is provided that every director shall be indemnified out of the assets of our Company to the extent permitted by the Singapore Companies Act.

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Delaware	Singapore

Interested Shareholders

Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.

There are no comparable provisions under the Singapore Companies Act with respect to public companies which are not listed on the Singapore Exchange Securities Trading Limited.

Removal of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred stock, directors may be removed at any time by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).	Under the Singapore Companies Act, directors of a public company may be removed before expiration of their term of office, notwithstanding anything in its constitution or in any agreement between the public company and such directors, by ordinary resolution (i.e., a resolution which is passed by a simple majority of those shareholders present and voting in person or by proxy). Notice of the intention to move such a resolution has to be given to the company not less than 28 days before the meeting at which it is moved. The company shall then give notice of such resolution to its shareholders not less than 14 days before the meeting. Where any director removed in this manner was appointed to represent the interests of any particular class of shareholders or debenture holders, the resolution to remove such director will not take effect until such director’s successor has been appointed.

Delaware	Singapore

Filling Vacancies on the Board of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of the holders of any preferred stock, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.	The constitution of a Singapore company typically provides that the directors have the power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing directors, but so that the total number of directors shall not at any time exceed the maximum number (if any) fixed by or in accordance with the constitution. Our constitution provides that the directors may appoint any person to be a director either to fill a casual vacancy or as an additional director but so that the total number of Directors shall not at any time exceed the maximum number fixed in accordance with the constitution. Our constitution also provides that any director so appointed shall hold office only until the next retirement of directors under our constitution.

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Amendment of Governing Documents

Under the Delaware General Corporation Law, amendments to a corporation’s certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend bylaws.

Our constitution may be altered by special resolution (i.e., a resolution passed by at least a three-fourths majority of the shareholders entitled to vote, present in person or by proxy at a meeting for which not less than 21 days’ written notice is given). The board of directors has no power to amend the constitution.

Under the Singapore Companies Act, an entrenching provision may be included in the constitution with which a company is formed and may at any time be inserted into the constitution of a company only if all the shareholders of the company agree. An entrenching provision is a provision of the constitution of a company to the effect that other specified provisions of the constitution may not be altered in the manner provided by the Singapore Companies Act or may not be so altered except (i) by a resolution passed by a specified majority greater than 75% (the minimum majority required by the Singapore Companies Act for a special resolution) or (ii) where other specified conditions are met. The Singapore Companies Act provides that such entrenching provision may be removed or altered only if all the members of the company agree.

Delaware	Singapore

Meetings of Shareholders

Annual and Special Meetings

Typical bylaws provide that annual meetings of stockholders are to be held on a date and at a time fixed by the board of directors. Under the Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Annual General Meetings

Subject to the Singapore Companies Act, all companies are required to hold an annual general meeting after the end of each financial year within either 4 months (in the case of a public company that is listed on an exchange in Singapore approved by the Monetary Authority of Singapore) or 6 months (in the case of any other company).

Extraordinary General Meetings

Any general meeting other than the annual general meeting is called an “extraordinary general meeting.” Notwithstanding anything in the constitution, directors of a company are required to convene an extraordinary general meeting if required to do so by requisition (i.e. written notice to the directors requiring that a meeting be called) by shareholder(s) holding not less than 10% of the total number of paid-up shares as at the date of the deposit of the requisition carrying the right of voting at general meetings of the company. In addition, the constitution usually also provides that general meetings may be convened in accordance with the Singapore Companies Act by the directors.

Quorum Requirements	Quorum Requirements

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation or bylaws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.	Our constitution provides that the quorum at any general meeting shall be any two shareholders present in person or by proxy or, in the case of a corporation, by a representative and entitled to vote thereat]. In the event a quorum is not present within half an hour from the time appointed for the meeting, the meeting, if convened upon the requisition of members, shall be dissolved. In any other case, the meeting shall be adjourned for one week, or to such other day and at such other time and place as the directors may determine.

Shareholders’ Rights at Meetings

Only registered shareholders of our company reflected in our register of members are recognized under Singapore law as shareholders of our company. As a result, only registered shareholders have legal standing under Singapore law to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders.

The Singapore Companies Act provides that every member shall, notwithstanding any provision in the constitution, have a right to attend any general meeting of the company and to speak on any resolution before the meeting. The holder of a share may vote on a resolution before a general meeting of the company if the share confers on the holder a right to vote on that resolution. The company’s constitution may provide that a member shall not be entitled to vote unless all calls or other sums personally payable by him in respect of shares in the company have been paid.

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Delaware	Singapore

Shares in a public company may confer special, limited or conditional voting rights or not confer voting rights. In this regard, different classes of shares in a public company may be issued only if the issue of the class or classes of shares is provided for in the constitution of the public company and the constitution of the public company sets out in respect of each class of shares the rights attached to that class of shares. A public company shall not undertake any issuance of shares that confer special, limited or conditional voting rights or that confer no voting rights unless it is approved by shareholders by special resolution.

Circulation of Shareholders’ Resolutions

Under the Singapore Companies Act, a company shall on the requisition of (a) any number of shareholders representing not less than 5% of the total voting rights of all the shareholders having at the date of requisition a right to vote at a meeting to which the requisition relates or (b) not less than 100 shareholders holding shares on which there has been paid up an average sum, per shareholder, of not less than S$500, and unless the company otherwise resolves, at the expense of the requisitionists, (i) give to shareholders entitled to receive notice of the next annual general meeting notice of any resolution which may properly be moved and is intended to be moved at that meeting, and (ii) circulate to shareholders entitled to receive notice of any general meeting any statement of not more than 1,000 words with respect to the matter referred to in any proposed resolution or the business to be dealt with at that meeting.

Indemnification of Officers, Directors and Employees

Under the Delaware General Corporation Law, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

Under Section 172 of the Singapore Companies Act, any provision exempting or indemnifying the officers of a company (including directors) against liability, which would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

However, the Singapore Companies Act allows a company to:

➢ purchase and maintain for any officer insurance against any liability which would otherwise attach to such officer in connection with any negligence, default, breach of duty or breach of trust in relation to the company; and

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Delaware	Singapore

➢ acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

➢ in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

➢ indemnify such officer against any liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the officer to pay a fine in criminal proceedings, (ii) of the officer to pay a penalty to a regulatory authority in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the officer in defending criminal proceedings in which he or she is convicted, (iv) incurred by the officer in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the officer in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.

In cases where a director is sued by the company, the Singapore Companies Act gives the court the power to relieve directors either wholly or partially from their liability for their negligence, default, breach of duty or breach of trust. In order for relief to be obtained, it must be shown that (i) the director acted reasonably and honestly; and (ii) it is fair, having regard to all the circumstances of the case including those connected with such director’s appointment, to excuse the director. However, Singapore case law has indicated that such relief will not be granted to a director who has benefited as a result of his or her breach of trust.

Under our constitution, it is provided that every director shall be indemnified out of the assets of our Company to the extent permitted by the Singapore Companies Act.

Delaware	Singapore

Shareholder Approval of Issuances of Shares

Under Delaware law, the board of directors has the authority to issue, from time to time, capital stock in its sole discretion, as long the number the shares to be issued, together with those shares that are already issued and outstanding and those shares reserved to be issued, do not exceed the authorized capital for the corporation as previously approved by the stockholders and set forth in the corporation’s certificate of incorporation. Under the foregoing circumstances, no additional stockholder approval is required for the issuance of capital stock. Under Delaware law, stockholder approval is required (i) for any amendment to the corporation’s certificate of incorporation to increase the authorized capital and (ii) for the issuance of stock in a direct merger transaction where the number of shares exceeds 20% of the corporation’s shares outstanding prior to the transaction, regardless of whether there is sufficient authorized capital.	Section 161 of the Singapore Companies Act provides that notwithstanding anything in the company’s constitution, the directors shall not exercise any power to issue shares without prior approval of the company’s shareholders in a general meeting. Such authorization may be obtained by ordinary resolution. Once this shareholders’ approval is obtained, unless previously revoked or varied by the company in a general meeting, it continues in force until the conclusion of the next annual general meeting or the expiration of the period within which the next annual general meeting after that date is required by law to be held, whichever is earlier; but any approval may be revoked or varied by the company in a general meeting. Notwithstanding this general authorization to allot and issue our ordinary shares, the Company will be required to seek shareholder approval with respect to future issuances of ordinary shares, where required under the NYSE American rules, such as if we were to propose an issuance of ordinary shares that would result in a change in control of the Company or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.

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Shareholder Approval of Business Combinations

Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

The Delaware General Corporation Law also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the Delaware General Corporation Law. See “— Interested Shareholders” above.

The Singapore Companies Act mandates that specified corporate actions require approval by the shareholders in a general meeting, notably:

➢ notwithstanding anything in the company’s constitution, directors are not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of the company’s undertaking or property unless those proposals have been approved by shareholders in a general meeting;

➢ subject to the constitution of each amalgamating company, an amalgamation proposal must be approved by the shareholders of each amalgamating company via special resolution at a general meeting; and

➢ notwithstanding anything in the company’s constitution, the directors may not, without the prior approval of shareholders, issue shares, including shares being issued in connection with corporate actions.

Shareholder Action Without A Meeting

Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.	There are no equivalent provisions under the Singapore Companies Act in respect of public companies which are listed on a securities exchange outside Singapore, like our Company.

Delaware	Singapore

Shareholder Suits

Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the Delaware General Corporation Law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law.

Standing

Only registered shareholders of our company reflected in our register of members are recognized under Singapore law as shareholders of our company. As a result, only registered shareholders have legal standing under Singapore law to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders. Holders of book-entry interests in our shares will be required to exchange their book-entry interests for certificated shares and to be registered as shareholders in our register of members in order to institute or enforce any legal proceedings or claims against us relating to shareholder rights. A holder of book-entry interests may become a registered shareholder of our company by exchanging its interest in our shares for certificated shares and being registered in our register of members.

Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The Delaware General Corporation Law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Personal remedies in cases of oppression or injustice

A shareholder may apply to the court for an order under Section 216 of the Singapore Companies Act to remedy situations where (i) the company’s affairs are being conducted or the powers of the company’s directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of the shareholders or holders of debentures of the company, including the applicant; or (ii) the company has done an act, or threatens to do an act, or the shareholders or holders of debentures have proposed or passed some resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the company’s shareholders or holders of debentures, including the applicant.

Singapore courts have wide discretion as to the relief they may grant under such application, including, inter alia, directing or prohibiting any act or cancelling or varying any transaction or resolution, providing that the company be wound up, or authorizing civil proceedings to be brought in the name of or on behalf of the company by such person or persons and on such terms as the court directs.

Derivative actions and arbitrations

The Singapore Companies Act has a provision which provides a mechanism enabling shareholders to apply to the court for leave to bring a derivative action or commence an arbitration on behalf of the company.

Applications are generally made by shareholders of the company, but courts are given the discretion to allow such persons as they deem proper to apply (e.g., beneficial owner of shares).

It should be noted that this provision of the Singapore Companies Act is primarily used by minority shareholders to bring an action or arbitration in the name and on behalf of the company or intervene in an action or arbitration to which the company is a party for the purpose of prosecuting, defending or discontinuing the action or arbitration on behalf of the company. Prior to commencing a derivative action or arbitration, the court must be satisfied that (i) 14 days’ notice has been given to the directors of the company of the party’s intention to make such an application if the directors of the company do not bring, diligently prosecute or defend or discontinue the action or arbitration, (ii) the party is acting in good faith and (iii) it appears to be prima facie in the interests of the company that the action or arbitration be brought, prosecuted, defended or discontinued.

Class actions

The concept of class action suits in the United States, which allows individual shareholders to bring an action seeking to represent the class or classes of shareholders, does not exist in the same manner in Singapore. In Singapore, it is possible as a matter of procedure for a number of shareholders to lead an action and establish liability on behalf of themselves and other shareholders who join in or who are made parties to the action. These shareholders are commonly known as “lead plaintiffs”.

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Delaware	Singapore

Distributions and Dividends; Repurchases and Redemptions

The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

The Singapore Companies Act provides that no dividends can be paid to shareholders except out of profits. The Singapore Companies Act does not provide a definition on when profits are deemed to be available for the purpose of paying dividends and this is accordingly governed by case law.

Our constitution provides that no dividend can be paid otherwise than out of profits.

Under the Delaware General Corporation Law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Acquisition of a company’s own shares

The Singapore Companies Act generally prohibits a company from acquiring its own shares or purporting to acquire the shares of its holding company or ultimate holding company, whether directly or indirectly, in any way, subject to certain exceptions. Any contract or transaction made or entered into in contravention of the aforementioned prohibition by which a company acquires or purports to acquire its own shares or shares in its holding company or ultimate holding company is void. However, provided that it is expressly permitted to do so by its constitution (as the case may be) and subject to the special conditions of each permitted acquisition contained in the Singapore Companies Act, a company may:

➢ redeem redeemable preference shares on such terms and in such manner as is provided by its constitution. Preference shares may be redeemed out of capital only if all the directors make a solvency statement in relation to such redemption in accordance with the Singapore Companies Act, and the company lodges a copy of the statement with the Registrar of Companies;

➢ whether listed on an exchange in Singapore approved by the Monetary Authority of Singapore or any securities exchange outside Singapore, or not, make an off-market purchase of its own shares in accordance with an equal access scheme authorized in advance at a general meeting;

➢ make a selective off-market purchase of its own shares in accordance with an agreement authorized in advance at a general meeting by a special resolution where persons whose shares are to be acquired and their associated persons have abstained from voting;

➢ whether listed on an exchange in Singapore approved by the Monetary Authority of Singapore or any securities exchange outside Singapore, or not, make an acquisition of its own shares under a contingent purchase contract which has been authorized in advance at a general meeting by a special resolution; and

➢ where listed on a securities exchange, make an acquisition of its own shares on the securities exchange, in accordance with the terms and limits authorized in advance at a general meeting.

A company may also purchase its own shares by an order of a Singapore court.

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Delaware	Singapore

➢ The total number of ordinary shares, stocks in any class and non-redeemable preference shares that may be acquired by a company in a relevant period may not exceed 20% (or such other prescribed percentage) of the total number of ordinary shares, stocks in that class or non-redeemable preference shares (as the case may be) as of the date of the resolution passed to authorize the acquisition of the shares. Where, however, a company has reduced its share capital by a special resolution or a Singapore court has made an order confirming the reduction of share capital of the company, the total number of ordinary shares, stocks in any class or non-redeemable preference shares shall be taken to be the total number of ordinary shares, stocks in any class or non-redeemable preference shares (as the case may be) as altered by the special resolution or the order of the court. Payment, including any expenses (including brokerage or commission) incurred directly in the acquisition by the company of its own shares, may be made out of the company’s profits or capital, provided that the company is solvent.

Financial assistance for the acquisition of shares

A public company or a company whose holding company or ultimate holding company is a public company shall not give financial assistance to any person whether directly or indirectly for the purpose of or in connection with:

➢ the acquisition or proposed acquisition of shares in the company or units of such shares; or

➢ the acquisition or proposed acquisition of shares in its holding company or ultimate holding company, or units of such shares.

Financial assistance may take the form of a loan, the giving of a guarantee, the provision of security, the release of an obligation, the release of a debt or otherwise.

However, it should be noted that a company may provide financial assistance for the acquisition of its shares or shares in its holding company or ultimate holding company if it complies with the requirements (including approval by special resolution) set out in the Singapore Companies Act.

Our constitution provides that subject to and in accordance with the provisions of the Singapore Companies Act, we may purchase or otherwise acquire our own shares on such terms and in such manner as we may think fit. Any share that is so purchased or acquired by us shall, unless held in treasury in accordance with the Singapore Companies Act, be deemed to be cancelled immediately on purchase or acquisition. On the cancellation of a share as aforesaid, the rights and privileges attached to that share shall expire.

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Delaware	Singapore

Transactions with Officers or Directors

Under the Delaware General Corporation Law, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (a) the stockholders or the board of directors of a corporation must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.	Under the Singapore Companies Act, directors and the chief executive officer of the company are not prohibited from dealing with the company, but where they have an interest, whether directly or indirectly, in a transaction with the company, that interest must be disclosed to the board of directors. In particular, every director or chief executive officer who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the company must, as soon as is practicable after the relevant facts have come to such director’s or, as the case may be, the chief executive officer’s knowledge, declare the nature of such interest at a meeting of the directors or send a written notice to the company detailing the nature, character and extent of the interest.

In addition, a director or chief executive officer who holds any office or possesses any property whereby, whether directly or indirectly, any duty or interest might be created in conflict with such director’s or, as the case may be, the chief executive officer’s duties as director or chief executive officer (as the case may be) is required to declare the fact and the nature, character and extent of the conflict at a meeting of directors or send a written notice to the company detailing the fact and the nature, character and extent of the conflict.

The Singapore Companies Act extends the scope of this statutory duty of a director and chief executive officer to disclose any interests by pronouncing that an interest of a member of a director’s or, as the case may be, the chief executive officer’s family (including spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director or chief executive officer (as the case may be).

Delaware	Singapore

There is, however, no requirement for disclosure where the interest of the director or chief executive officer (as the case may be) consists only of being a member or creditor of a corporation which is interested in the transaction or proposed transaction with the company if the interest may properly be regarded as immaterial. Where the transaction or the proposed transaction relates to any loan to the company, no disclosure need be made where the director or chief executive officer (as the case may be) has only guaranteed or joined in guaranteeing the repayment of such loan, unless the constitution provides otherwise.

Further, where the transaction or the proposed transaction has been or will be made with or for the benefit of a related corporation (i.e., the holding company, subsidiary or subsidiary of a common holding company), the director or chief executive officer shall not be deemed to be interested or at any time interested in such transaction or proposed transaction where he is a director or chief executive officer (as the case may be) of the related corporation, unless the constitution provides otherwise.

Subject to specified exceptions, the Singapore Companies Act prohibits a company (other than an exempt private company) from, among others, (i) making a loan or a quasi-loan to its directors or to directors of a related corporation, or giving a guarantee or security in connection with such a loan or quasi-loan, (ii) entering into a credit transaction as creditor for the benefit of its directors or the directors of a related corporation, or giving a guarantee or any security in connection with such a credit transaction, (iii) arranging an assignment to or assumption by the company of any rights, obligations or liabilities under a transaction which, if it had been entered into by the company, would have been a restricted transaction, and (iv) taking part in an arrangement under which another person enters into a transaction which, if entered into by the company, would have been a restricted transaction and such person obtains a benefit from the company or its related corporation pursuant thereto. Companies are also prohibited from entering into any of these transactions with the spouse or children (whether adopted or natural or step-children) of its directors.

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Delaware	Singapore

Subject to specified exceptions, the Singapore Companies Act prohibits a company (other than an exempt private company) from, among others, making a loan or a quasi-loan to another company or a limited liability partnership or entering into any guarantee or providing any security in connection with a loan or a quasi-loan made to another company or a limited liability partnership by a person other than the first-mentioned company, entering into a credit transaction as a creditor for the benefit of another company or a limited liability partnership, or entering into any guarantee or providing any security in connection with a credit transaction entered into by any person for the benefit of another company or a limited liability partnership if a director or directors of the first-mentioned company is or together are interested in 20% or more of the total voting power in the other company or the limited liability partnership (as the case may be).

Such prohibition shall extend to apply to, among others, a loan or quasi-loan made by a company (other than an exempt private company) to another company or a limited liability partnership, a credit transaction made by a company (other than an exempt private company) for the benefit of another company or limited liability partnership and a guarantee or security provided by a company (other than an exempt private company) in connection with a loan or quasi-loan made by a person other than the first-mentioned company to another company or a limited liability partnership, where such other company or limited liability partnership is incorporated or formed (as the case may be) outside Singapore, if a director or directors of the first-mentioned company (a) is or together are interested in 20% or more of the total voting power in the other company or limited liability partnership or (b) in a case where the other company does not have a share capital, exercises or together exercise control over the other company whether by reason of having the power to appoint directors or otherwise.

The Singapore Companies Act also provides that an interest of a member of a director’s family (including spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director.

Dissenters’ Rights

Under the Delaware General Corporation Law, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.	There are no equivalent provisions in Singapore under the Singapore Companies Act.

Cumulative Voting

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DESCRIPTION OF WARRANTS

Series 2024-A Warrants

The following description of the Series 2024-A warrants is a summary, is not complete and is subject to, and qualified in its entirety by, the provisions of the Series 2024-A warrants, the form of which is to be filed as an exhibit to the registration statement of which this prospectus forms a part, by amendment. It summarizes only those aspects of the Series 2024-A warrants that we believe will be most important to your decision to invest in the Series 2024-A warrants. You should keep in mind, however, that it is the terms in the Series 2024-A warrants, and not this summary, which define your rights as a holder of the Series 2024-A warrants. There may be other provisions in the Series 2024-A warrants that are also important to you. You should read the form of the Series 2024-A warrants for a full description of the terms of the Series 2024-A warrants.

Duration and Exercise Price

Each full Series 2024-A warrant entitles the holder thereof to purchase one share of our ordinary shares at an exercise price equal to $0.35 per share. The Series 2024-A warrants will be exercisable during the period commencing on the date of issuance and will expire on the five year anniversary of the date of issuance. The Series 2024-A warrants will be issued in certificated form.

Exercisability

The Series 2024-A warrants may be exercised by delivering to the Company a duly-executed notice of election to exercise the Series 2024-A warrant and delivering to the Company cash payment of the exercise price. Upon delivery of the written notice of election to exercise the Series 2024-A warrant and cash payment of the exercise price, on and subject to the terms and conditions of the Series 2024-A warrants, we will deliver or cause to be delivered to such holder, the number of whole shares of ordinary shares to which the holder is entitled, which shares shall be delivered in book-entry form. If a Series 2024-A warrant is exercised for fewer than all of the shares of ordinary shares for which such Series 2024-A warrant may be exercised, then upon request of the holder and surrender of such Series 2024-A warrant, we shall issue a new Series 2024-A warrant exercisable for the remaining number of shares of ordinary shares.

A holder (together with its affiliates) may not exercise any portion of the Series 2024-A warrants to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding ordinary shares after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99%, upon notice to us, provided that, in the case of an increase of such beneficial ownership limitation, such notice shall not be effective until 61 days following notice to us.

Cashless Exercise

If, and only if, a registration statement relating to the issuance of the shares underlying the Series 2024-A warrants is not then effective or the prospectus therein is not available for use, a holder of Series 2024-A warrants may exercise the Series 2024-A warrants on a cashless basis, where the holder receives the net value of the Series 2024-A warrants in shares of ordinary shares pursuant to the formula set forth in the Series 2024-A warrants. However, if an effective registration statement and the prospectus is available for the issuance of the shares underlying the Series 2024-A warrants, a holder may only exercise the Series 2024-A warrants through a cash exercise. Shares issued pursuant to a cashless exercise would be issued pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and the shares of ordinary shares issued upon such cashless exercise would take on the registered characteristics of the Series 2024-A warrants being exercised.

Failure to Timely Deliver Shares of Ordinary shares

If we fail to timely deliver shares of ordinary shares pursuant to any exercise of the Series 2024-A warrants, and such exercising holder elects or is required to purchase shares of ordinary shares (in an open market transaction or otherwise) to deliver in satisfaction of a sale by such holder of all or a portion of the shares of ordinary shares for which such Series 2024-A warrant was exercised, then we will be required to deliver an amount in cash by which holder’s purchase price, including commissions, exceeds the number of shares of ordinary shares to be delivered multiplied by the price at which the sell order was executed and, at option of holder, reinstate the portion of warrant for the exercise that was not honored or deliver the number of shares of ordinary shares.

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Fundamental Transaction

If, at any time while the Series 2024-A warrants are outstanding, we directly or indirectly, in one or more related transactions, enter into a fundamental transaction, which includes any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our ordinary shares as further described in the Series 2024-A warrants, then each holder shall become entitled to receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if the holder had been, immediately prior to such fundamental transaction, the holder of the number of shares of ordinary shares then issuable upon exercise of such holder’s Series 2024-A warrants. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such alternate consideration, and the other obligations, under the Series 2024-A warrants. In addition, upon a fundamental transaction, the holder will have the right to require us to repurchase its Series 2024-A warrant at its fair value using the Black Scholes option pricing formula in the Series 2024-A warrants; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the warrant, that is being offered and paid to the holders of our ordinary shares in connection with the fundamental transaction.

Certain Adjustments

The exercise price and the number of shares purchasable upon exercise of the Series 2024-A warrants are subject to adjustment upon certain reclassifications, stock dividends and stock splits. Subject to NYSE rules and regulations, we have the right at any time during the term of the Series 2024-A warrants to reduce the then-existing exercise price, with respect to all or any portion of any outstanding Series 2024-A warrants to any amount and for any period of time deemed appropriate by our board of directors.

Pro Rata Distributions

If, at any time while the Series 2024-A warrants are outstanding, we declare or make any dividend or other distribution of our assets to holders of shares of our ordinary shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, or options, by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) or we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of ordinary shares (in each case, “Series 2024-A Distributed Property”), then each holder of a Series 2024-A warrant shall receive, with respect to the shares of ordinary shares issuable upon exercise of such Series 2024-A warrant, the Series 2024-A Distributed Property that such holder would have been entitled to receive had the holder been the record holder of such number of shares of ordinary shares issuable upon exercise of the warrant immediately prior to the record date for such Series 2024-A Distributed Property.

Authorized and Unreserved Shares of Ordinary shares

So long as any of the Series 2024-A warrants remain outstanding, we are required to maintain a number of authorized and unreserved shares of ordinary shares equal to the number of shares of ordinary shares issuable upon the exercise of all of the Series 2024-A warrants then outstanding.

Fractional Shares

No fractional shares will be issued upon exercise of the Series 2024-A warrants, but we will pay a cash adjustment or round up to the next whole share in connection with any fractional share.

Rights as a Stockholder

Except as set forth in the Series 2024-A warrants, the Series 2024-A warrants do not confer upon holders any voting or other rights as stockholders of the Company.

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Trading Market

There is no established public trading market available for the Series 2024-A warrants on any national securities exchange or other nationally recognized trading system. In addition, we do not intend to apply to list the Series 2024-A warrants on any national securities exchange or other nationally recognized trading system, including the NYSE American.

Series 2024-C Warrants

The following description of the Series 2024-C warrants is a summary, is not complete and is subject to, and qualified in its entirety by, the provisions of the Series 2024-C warrants, the form of which is to be filed as an exhibit to the registration statement of which this prospectus forms a part, by amendment. It summarizes only those aspects of the Series 2024-C warrants that we believe will be most important to your decision to invest in the Series 2024-C warrants. You should keep in mind, however, that it is the terms in the Series 2024-C warrants, and not this summary, which define your rights as a holder of the Series 2024-C warrants. There may be other provisions in the Series 2024-C warrants that are also important to you. You should read the form of the Series 2024-C warrants for a full description of the terms of the Series 2024-C warrants.

Duration and Exercise Price

Each full Series 2024-C warrant entitles the holder thereof to purchase one share of our ordinary shares at an exercise price equal to $0.35 per share. The Series 2024-C warrants will be exercisable during the period commencing on the date of issuance and will expire on the 18-mongth anniversary of the date of issuance. The Series 2024-C warrants will be issued in certificated form.

Exercisability

The Series 2024-C warrants may be exercised by delivering to the Company a duly-executed notice of election to exercise the Series 2024-C warrant and delivering to the Company cash payment of the exercise price. Upon delivery of the written notice of election to exercise the Series 2024-C warrant and cash payment of the exercise price, on and subject to the terms and conditions of the Series 2024-C warrants, we will deliver or cause to be delivered to such holder, the number of whole shares of ordinary shares to which the holder is entitled, which shares shall be delivered in book-entry form. If a Series 2024-C warrant is exercised for fewer than all of the shares of ordinary shares for which such Series 2024-C warrant may be exercised, then upon request of the holder and surrender of such Series 2024-C warrant, we shall issue a new Series 2024-C warrant exercisable for the remaining number of shares of ordinary shares.

A holder (together with its affiliates) may not exercise any portion of the Series 2024-C warrants to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding ordinary shares after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99%, upon notice to us, provided that, in the case of an increase of such beneficial ownership limitation, such notice shall not be effective until 61 days following notice to us.

Cashless Exercise

If, and only if, a registration statement relating to the issuance of the shares underlying the Series 2024-C warrants is not then effective or the prospectus therein is not available for use, a holder of Series 2024-C warrants may exercise the Series 2024-C warrants on a cashless basis, where the holder receives the net value of the Series 2024-C warrants in shares of ordinary shares pursuant to the formula set forth in the Series 2024-C warrants. However, if an effective registration statement and the prospectus is available for the issuance of the shares underlying the Series 2024-C warrants, a holder may only exercise the Series 2024-C warrants through a cash exercise. Shares issued pursuant to a cashless exercise would be issued pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and the shares of ordinary shares issued upon such cashless exercise would take on the registered characteristics of the Series 2024-C warrants being exercised.

Failure to Timely Deliver Shares of Ordinary shares

If we fail to timely deliver shares of ordinary shares pursuant to any exercise of the Series 2024-C warrants, and such exercising holder elects or is required to purchase shares of ordinary shares (in an open market transaction or otherwise) to deliver in satisfaction of a sale by such holder of all or a portion of the shares of ordinary shares for which such Series 2024-C warrant was exercised, then we will be required to deliver an amount in cash by which holder’s purchase price, including commissions, exceeds the number of shares of ordinary shares to be delivered multiplied by the price at which the sell order was executed and, at option of holder, reinstate the portion of warrant for the exercise that was not honored or deliver the number of shares of ordinary shares.

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Fundamental Transaction

If, at any time while the Series 2024-C warrants are outstanding, we directly or indirectly, in one or more related transactions, enter into a fundamental transaction, which includes any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our ordinary shares as further described in the Series 2024-C warrants, then each holder shall become entitled to receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if the holder had been, immediately prior to such fundamental transaction, the holder of the number of shares of ordinary shares then issuable upon exercise of such holder’s Series 2024-C warrants. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such alternate consideration, and the other obligations, under the Series 2024-C warrants. In addition, upon a fundamental transaction, the holder will have the right to require us to repurchase its Series 2024-C warrant at its fair value using the Black Scholes option pricing formula in the Series 2024-C warrants; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the warrant, that is being offered and paid to the holders of our ordinary shares in connection with the fundamental transaction.

Certain Adjustments

The exercise price and the number of shares purchasable upon exercise of the Series 2024-C warrants are subject to adjustment upon certain reclassifications, stock dividends and stock splits. Subject to NYSE rules and regulations, we have the right at any time during the term of the Series 2024-C warrants to reduce the then-existing exercise price, with respect to all or any portion of any outstanding Series 2024-C warrants to any amount and for any period of time deemed appropriate by our board of directors.

Pro Rata Distributions

If, at any time while the Series 2024-C warrants are outstanding, we declare or make any dividend or other distribution of our assets to holders of shares of our ordinary shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, or options, by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) or we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of ordinary shares (in each case, “Series 2024-C Distributed Property”), then each holder of a Series 2024-C warrant shall receive, with respect to the shares of ordinary shares issuable upon exercise of such Series 2024-C warrant, the Series 2024-C Distributed Property that such holder would have been entitled to receive had the holder been the record holder of such number of shares of ordinary shares issuable upon exercise of the warrant immediately prior to the record date for such Series 2024-C Distributed Property.

Authorized and Unreserved Shares of Ordinary shares

So long as any of the Series 2024-C warrants remain outstanding, we are required to maintain a number of authorized and unreserved shares of ordinary shares equal to the number of shares of ordinary shares issuable upon the exercise of all of the Series 2024-C warrants then outstanding.

Fractional Shares

No fractional shares will be issued upon exercise of the Series 2024-C warrants, but we will pay a cash adjustment or round up to the next whole share in connection with any fractional share.

Rights as a Stockholder

Except as set forth in the Series 2024-C warrants, the Series 2024-C warrants do not confer upon holders any voting or other rights as stockholders of the Company.

Trading Market

There is no established public trading market available for the Series 2024-C warrants on any national securities exchange or other nationally recognized trading system. In addition, we do not intend to apply to list the Series 2024-C warrants on any national securities exchange or other nationally recognized trading system, including the NYSE American.

Series 2024-D and -E Warrants

The following description of the Series 2024-D and -E warrants is a summary, is not complete and is subject to, and qualified in its entirety by, the provisions of those warrants, the form of which has been filed with the SEC on Form 6-K dated May 20, 2024. It summarizes only those aspects of the Series 2024-D and-E warrants that we believe will be most important to your decision to invest in the Series 2024-C warrants.

On May 18, 2024, the Company entered into agreements for the immediate exercise of certain outstanding Series 2024-C warrants to purchase up to an aggregate of 10,950,451 of the Company’s ordinary shares originally issued in January 2023, at the current exercise price of $0.35 per share. The ordinary shares issuable upon exercise of the warrants are registered pursuant to an effective registration statement on Form F-1 (No. 333-273841). The gross proceeds to the Company from the exercise of the warrants are expected to be approximately $3.8 million, prior to deducting placement agent fees and estimated offering expenses.

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In consideration for the immediate exercise of the warrants for cash, the Company will issue new unregistered Series 2024-D warrants to purchase up to 10,950,451 ordinary shares and new unregistered Series 2024-E warrants to purchase up to 10,950,451 ordinary shares. The new warrants will have an exercise price of $0.35 per share and will be immediately exercisable upon issuance. The Series 2024-D warrants will have a term of five and one-half years from the issuance date and the Series 2024-E warrants will have a term of two years from the issuance date. Except as set forth above, the Series 2024-D and -E warrants have the same terms as the Series 2024-C Warrants.

2024 Ordinary Share Purchase Warrants

The following description of the 2024 Ordinary Share Purchase warrants is a summary, is not complete and is subject to, and qualified in its entirety by, the provisions of the 2024 Ordinary Share Purchase warrants, the form of which is filed as an exhibit to the Company’s Current Report on Form 6-K filed with the SEC on April 29, 2024. It summarizes only those aspects of the 2024 Ordinary Share Purchase warrants that we believe will be most important to your decision to invest in the 2024 Ordinary Share Purchase warrants. You should keep in mind, however, that it is the terms in the 2024 Ordinary Share Purchase warrants, and not this summary, which define your rights as a holder of the 2024 Ordinary Share Purchase warrants. There may be other provisions in the 2024 Ordinary Share Purchase warrants that are also important to you. You should read the form of the 2024 Ordinary Share Purchase warrants for a full description of the terms of the 2024 Ordinary Share Purchase warrants.

Duration and Exercise Price

Each full 2024 Ordinary Share Purchase warrant entitles the holder thereof to purchase one share of our ordinary shares at an exercise price equal to $0.35 per share (as a result of the May 15, 2024 Waiver). The 2024 Ordinary Share Purchase warrants will be exercisable during the period commencing on the date of issuance and will expire on the 5 year anniversary of the date of issuance. The 2024 Ordinary Share Purchase warrants will be issued in certificated form. As a result of the May 2024 warrant inducement transaction set forth above, the exercise price of the 2024 Ordinary Share Purchase warrants was reduced to $0.35 and an additional 6,000,000 of these warrants were issued to the holder.

Exercisability

The 2024 Ordinary Share Purchase warrants may be exercised by delivering to the Company a duly-executed notice of election to exercise the 2024 Ordinary Share Purchase warrant and delivering to the Company cash payment of the exercise price. Upon delivery of the written notice of election to exercise the 2024 Ordinary Share Purchase warrant and cash payment of the exercise price, on and subject to the terms and conditions of the 2024 Ordinary Share Purchase warrants, we will deliver or cause to be delivered to such holder, the number of whole shares of ordinary shares to which the holder is entitled, which shares shall be delivered in book-entry form. If a 2024 Ordinary Share Purchase warrant is exercised for fewer than all of the shares of ordinary shares for which such 2024 Ordinary Share Purchase warrant may be exercised, then upon request of the holder and surrender of such 2024 Ordinary Share Purchase warrant, we shall issue a new 2024 Ordinary Share Purchase warrant exercisable for the remaining number of shares of ordinary shares.

A holder (together with its affiliates) may not exercise any portion of the 2024 Ordinary Share Purchase warrants to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding ordinary shares after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99%, upon notice to us, provided that, in the case of an increase of such beneficial ownership limitation, such notice shall not be effective until 61 days following notice to us.

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Cashless Exercise

If, and only if, a registration statement relating to the issuance of the shares underlying the 2024 Ordinary Share Purchase warrants is not then effective or the prospectus therein is not available for use, a holder of 2024 Ordinary Share Purchase warrants may exercise the 2024 Ordinary Share Purchase warrants on a cashless basis, where the holder receives the net value of the 2024 Ordinary Share Purchase warrants in shares of ordinary shares pursuant to the formula set forth in the 2024 Ordinary Share Purchase warrants. However, if an effective registration statement and the prospectus is available for the issuance of the shares underlying the 2024 Ordinary Share Purchase warrants, a holder may only exercise the 2024 Ordinary Share Purchase warrants through a cash exercise. Shares issued pursuant to a cashless exercise would be issued pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and the shares of ordinary shares issued upon such cashless exercise would take on the registered characteristics of the 2024 Ordinary Share Purchase warrants being exercised.

Failure to Timely Deliver Shares of Ordinary shares

If we fail to timely deliver shares of ordinary shares pursuant to any exercise of the 2024 Ordinary Share Purchase warrants, and such exercising holder elects or is required to purchase shares of ordinary shares (in an open market transaction or otherwise) to deliver in satisfaction of a sale by such holder of all or a portion of the shares of ordinary shares for which such 2024 Ordinary Share Purchase warrant was exercised, then we will be required to deliver an amount in cash by which holder’s purchase price, including commissions, exceeds the number of shares of ordinary shares to be delivered multiplied by the price at which the sell order was executed and, at option of holder, reinstate the portion of warrant for the exercise that was not honored or deliver the number of shares of ordinary shares.

Certain Adjustments

The exercise price and the number of shares purchasable upon exercise of the 2024 Ordinary Share Purchase warrants are subject to adjustment upon certain reclassifications, stock dividends and stock splits. The Warrants are also subject to a most favored nation provision if the Company issues other ordinary share equivalents with terms which the holders of the Warrants reasonably believe are more favorable than the terms of these Warrants.

Pro Rata Distributions

If, at any time while the 2024 Ordinary Share Purchase warrants are outstanding, we declare or make any dividend or other distribution of our assets to holders of shares of our ordinary shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, or options, by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) or we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of ordinary shares (in each case, “2024 Ordinary Share Purchase Distributed Property”), then each holder of a 2024 Ordinary Share Purchase warrant shall receive, with respect to the shares of ordinary shares issuable upon exercise of such 2024 Ordinary Share Purchase warrant, the 2024 Ordinary Share Purchase Distributed Property that such holder would have been entitled to receive had the holder been the record holder of such number of shares of ordinary shares issuable upon exercise of the warrant immediately prior to the record date for such 2024 Ordinary Share Purchase Distributed Property.

Authorized and Unreserved Shares of Ordinary shares

So long as any of the 2024 Ordinary Share Purchase warrants remain outstanding, we are required to maintain a number of authorized and unreserved shares of ordinary shares equal to the number of shares of ordinary shares issuable upon the exercise of all of the 2024 Ordinary Share Purchase warrants then outstanding.

Fractional Shares

No fractional shares will be issued upon exercise of the 2024 Ordinary Share Purchase warrants, but we will pay a cash adjustment or round up to the next whole share in connection with any fractional share.

Rights as a Stockholder

Except as set forth in the 2024 Ordinary Share Purchase warrants, the 2024 Ordinary Share Purchase warrants do not confer upon holders any voting or other rights as stockholders of the Company.

Trading Market

There is no established public trading market available for the 2024 Ordinary Share Purchase warrants on any national securities exchange or other nationally recognized trading system. In addition, we do not intend to apply to list the 2024 Ordinary Share Purchase warrants on any national securities exchange or other nationally recognized trading system, including the NYSE American.

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CERTAIN MATERIAL TAX CONSIDERATIONS

Material United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ordinary shares by a U.S. Holder, as defined below, that acquires our ordinary shares in this offering and holds our ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

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Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

➢ at least 75% of its gross income for such taxable year is passive income; or

➢ at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our combined and consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

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If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

➢ the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

➢ the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

➢ the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our ordinary shares” generally would not apply. The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations). If the ordinary shares are regularly traded on a qualified stock exchange or other market, and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

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If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

Material Singapore Tax Considerations

The following discussion is a summary of material Singapore income tax, Goods and Services Tax, stamp duty and estate duty considerations relevant to the purchase, ownership and disposition of our ordinary shares by an investor who is not tax resident or domiciled in Singapore and who does not carry on business or otherwise have a presence in Singapore. The statements made herein regarding taxation are based on certain aspects of the tax laws of Singapore and administrative guidelines issued by the relevant authorities in force as of the date hereof and are subject to any changes in such laws or administrative guidelines, or in the interpretation of those laws or guidelines, occurring after such date, which changes could be made on a retroactive basis. The statements made herein do not describe all of the tax considerations that may be relevant to all our shareholders, some of which (such as dealers in securities) may be subject to different rules. The statements are not intended to be and do not constitute legal or tax advice and no assurance can be given that courts or fiscal authorities responsible for the administration of such laws will agree with the interpretation adopted therein. Each prospective investor should consult an independent tax advisor regarding all Singapore income and other tax consequences applicable to them from owning or disposing of our ordinary shares in light of the investor’s particular circumstances.

Income Taxation Under Singapore Law

Dividend Distributions with Respect to Ordinary Shares

On the basis that a company is not tax resident in Singapore for Singapore tax purposes, dividends paid by the company should generally be considered as sourced outside Singapore. Dividends paid by the company incorporated in Singapore under the one-tier tax exemption scheme would allow such dividends not to be subjected to a withholding tax at the point of the distribution nor to be taxed in Singapore upon receipt of such dividends in the hands of the holders of the shares.

Foreign-sourced dividends received or deemed received in Singapore by an individual not resident in Singapore would be exempt from Singapore income tax. This exemption will also apply in the case of a Singapore tax resident individual who receives such foreign-sourced income in Singapore (except where such income is received through a partnership in Singapore).

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Foreign-sourced dividends received or deemed received by corporate investors in Singapore will be liable for Singapore tax. However, if the conditions for the exemption of specified foreign-sourced income are met, foreign-sourced dividends received by corporate investors resident in Singapore would be exempt from Singapore tax.

Foreign-sourced dividends received or deemed received in Singapore on or after June 1, 2003 by a Singapore resident corporate taxpayer is exempt from tax, provided certain prescribed conditions are met, including the following:

(a) such income is subject to tax of a similar character to income tax under the law of the jurisdiction from which such income is received;

(b) at the time the income is received in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which the income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is not less than 15%; and

(c) the Comptroller of Income Tax is satisfied that the tax exemption would be beneficial to the person resident in Singapore.

In the case of dividends paid by a company resident in a territory from which the dividends are received, the “subject to tax condition” in (a) above is considered met where tax is paid in that territory by such company in respect of its income out of which such dividends are paid or tax is paid on such dividends in that territory from which such dividends are received. Certain concessions and clarifications have also been announced by the Inland Revenue Authority of Singapore (“IRAS”) with respect to the above conditions.

Capital Gains upon Disposition of Ordinary Shares

Under current Singapore tax law, there is no tax on capital gains. As such, any profits from the disposal of our ordinary shares would not ordinarily (where such decision to transact would have been made in Singapore) be taxable in Singapore unless the profits are deemed to be income in nature. However, there are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. If the decision to transact can be construed as having been made in Singapore and the gains from the disposal of ordinary shares can be construed to be of an income nature (the IRAS would look at the determining factors such as the motive, the holding period, the frequency of transactions, the nature of the subject matter, the circumstances of realization, the mode of financing and other factors to determine the nature of the trade), the disposal profits would be taxable as income rather than capital gains. As the precise status of each prospective investor will vary from one another, each prospective investor should consult an independent tax advisor on the Singapore income tax and other tax consequences that will apply to their individual circumstances.

Subject to certain conditions being satisfied, gains derived by a company from the disposal of our ordinary shares between the period of June 1, 2012 and December 31, 2027 (inclusive of both dates) will not be subject to Singapore income tax, if the divesting company holds a minimum shareholding of 20% of our ordinary shares and these shares have been held for a continuous minimum period of 24 months. For disposals during the period from June 1, 2012, and May 31, 2022 (inclusive of both dates), this exemption would not apply to the disposal of unlisted shares in a company that is in the business of trading or holding immovable properties in Singapore (excluding property development). For disposals during the period from June 1, 2022, and December 31, 2027 (inclusive of both dates), this exemption would not apply to the disposal of unlisted shares in a company that is in the business of trading, holding or developing immovable properties in Singapore or abroad.

In addition, shareholders who apply, or who are required to apply, the Singapore Financial Reporting Standard 39 (“FRS 39”), Financial Reporting Standard 109 (“FRS 109”) or Singapore Financial Reporting Standard (International) 9 (Financial Instruments) (“SFRS(I) 9”) (as the case may be), for the purposes of Singapore income tax may be required to recognize gains or losses (not being gains or losses in the nature of capital) in accordance with the provisions of FRS 39, FRS 109 or SFRS(I) 9 (as modified by the applicable provisions of Singapore income tax law) even though no sale or disposal of our ordinary shares is made. Singapore corporate shareholders who may be subject to such tax treatment should consult their own accounting and tax advisors regarding the Singapore income tax consequences of their acquisition, holding and disposal of our ordinary shares.

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Stamp Duty

There is no Singapore stamp duty payable in respect of the issuance or holding of our new ordinary shares. Singapore stamp duty will be payable if there is an instrument of transfer of our ordinary shares executed in Singapore or if there is an instrument of transfer executed outside of Singapore which is received in Singapore. Under Singapore law, and subject to meeting the qualifying requirements, stamp duty is not applicable to electronic transfers of our shares effected on a book entry basis outside Singapore. We therefore expect that if all qualifying conditions are met, no Singapore stamp duty will be payable in respect of ordinary shares purchased by U.S. holders in this offering assuming that they are acquired solely in book entry form through the facility outside Singapore established by our transfer agent and registrar outside Singapore.

Where shares evidenced in certificated form are transferred and an instrument of transfer is executed (whether physically or in the form of an electronic instrument) in Singapore or outside Singapore and which is received in Singapore, Singapore stamp duty is payable on the instrument of transfer for the sale of our ordinary shares at the rate of 0.2% of the consideration for, or market value of, the transferred shares, whichever is higher. The Singapore stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside of Singapore and is received in Singapore, Singapore stamp duty must be paid within 30 days of receipt of the instrument of transfer in Singapore. Electronic instruments that are executed outside Singapore are treated as received in Singapore in any of the following scenarios: (a) it is retrieved or accessed by a person in Singapore; (b) an electronic copy of it is stored on a device (including a computer) and brought into Singapore; or (c) an electronic copy of it is stored on a computer in Singapore. Where the instrument of transfer is executed in Singapore, Singapore stamp duty must be paid within 14 days of the execution of the instrument of transfer.

Goods and Services Tax

The issue or transfer of ownership of our ordinary shares would be exempt from Singapore goods and services tax, or GST. Hence, no GST would be incurred on the subscription or subsequent transfer of our ordinary shares.

The sale of our ordinary shares by a GST-registered investor belonging in Singapore for GST purposes to another person belonging in Singapore is an exempt supply not subject to GST. Any input GST incurred by the GST-registered investor in making the exempt supply is generally not recoverable from the Singapore Comptroller of GST.

Where our ordinary shares are sold by a GST-registered investor in the course of or furtherance of a business carried on by such investor contractually to and for the direct benefit of a person belonging outside Singapore, the sale should generally, subject to satisfaction of certain conditions, be considered a taxable supply subject to GST at 0%. Subject to the normal rules for input tax claims, any input GST incurred by the GST-registered investor in making such a supply in the course of or furtherance of a business carried out by such investor may be fully recoverable from the Singapore Comptroller of GST.

Each prospective investor should consult an independent tax advisor on the recoverability of input GST incurred on expenses in connection with the purchase and sale of our ordinary shares if applicable.

Services consisting of arranging, brokering, placement agent’s or advising on the issue, allotment or transfer of ownership of our ordinary shares rendered by a GST-registered person to an investor belonging in Singapore for GST purposes in connection with the investor’s purchase, sale or holding of our ordinary shares will be subject to GST at the standard rate of 7%. Similar services rendered by a GST-registered person contractually to and for the direct benefit of an investor belonging outside Singapore should generally, subject to the satisfaction of certain conditions, be subject to GST at 0%.

With the implementation of reverse charge from January 1, 2020, the “directly benefit” condition for zero-rating (i.e. GST at 0%) will be amended to allow the zero-rating of a supply of services to the extent that the services directly benefit a person belonging outside Singapore or a GST-registered person in Singapore. Under the reverse charge regime, a GST-registered partially exempt business that is not entitled to full input tax claims will be required to account for GST on all services that it procures from overseas suppliers (except for certain services which are specifically exempt from reverse charge). A non GST-registered person whose total value of imported services for a 12-month period exceeds S$1 million and is not entitled to full input tax claims even if such person was GST-registered may become liable for GST registration and be required to account for GST both on its taxable supplies and imported services subject to reverse charge.

Estate Duty

Singapore estate duty has been abolished with effect from February 15, 2008 in relation to the estate of any person whose death has occurred on or after February 15, 2008.

Tax Treaties Regarding Withholding Taxes

There is currently no comprehensive avoidance of double taxation agreement between the United States and Singapore which applies to withholding taxes on dividends or capital gains.

POTENTIAL PURCHASERS OF OUR ORDINARY SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, GIFT, ESTATE OR GENERATION-SKIPPING TRANSFER, AND OTHER TAX AND TAX TREATY CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES

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EXPENSES OF THIS OFFERING (USD)

Set forth below is an itemization of the total expenses, excluding placement agent’s discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the NYSE American listing fee and the FINRA filing fee, all amounts are estimates and are in USD.

SEC Registration Fee		$1,759.09
NYSE American Listing Fee		*
FINRA Filing Fee		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing and Engraving Expenses		*
Transfer Agent Fee		*
Miscellaneous Expenses		*
Total	$	*

*Not subject to accurate estimation at this time.

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SELLING STOCKHOLDERS

Genius Group Limited (NYSE American: GNS) (“Genius Group” or the “Company”) entered into definitive agreements for the immediate exercise of certain outstanding Series 2024-C warrants to purchase up to an aggregate of 10,950,451 of the Company’s ordinary shares originally issued in January 2024, at the current exercise price of $0.35 per share. The ordinary shares issuable upon exercise of the warrants are registered pursuant to an effective registration statement on Form F-1 (No. 333-273841). The gross proceeds to the Company from the exercise of the warrants are expected to be approximately $3.8 million, prior to deducting placement agent fees and estimated offering expenses.

In consideration for the immediate exercise of the warrants for cash, the Company will issue new unregistered Series 2024-D warrants to purchase up to 10,950,451 ordinary shares and new unregistered Series 2024-E warrants to purchase up to 10,950,451 ordinary shares. The new warrants will have an exercise price of $0.35 per share and will be immediately exercisable upon issuance. The Series 2024-D warrants will have a term of five and one-half years from the issuance date and the Series 2024-E warrants will have a term of two years from the issuance date.

The offering closed on May 22, 2024 and all securities to be issued with respect thereto were issued on that date. The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital, operating expenses, debt repayment and to support acquired assets.

The Company also has agreed, effective upon the closing of the offering, to (i) amend certain existing warrants to purchase up to an aggregate of 8,945,000 ordinary shares that were previously issued in April 2024 and have an exercise price of $0.41 per share, such that the amended warrants will have a reduced exercise price of $0.35 per share and (ii) issue to the holder of such existing warrants a warrant to purchase up to an aggregate of 6,000,000    ordinary shares, at an exercise price of $0.35 per share, which will be immediately exercisable upon issuance and will have a term of five years from the issuance date.

The Placement Agent was also provided with 396,954 placement Warrants. The terms of Placement Agent warrants are similar to the terms of Series 2024-D warrants and have a term of five and one half years from the issuance date.

The offering closed on May 22, 2024 and all securities to be issued with respect thereto were issued on that date. The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital, operating expenses, debt repayment and to support acquired assets.

All shares underlying the aforesaid warrants are being registered hereunder.

The shares of common stock being offered by the selling stockholders are those issuable exercise of the Warrants, see above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the common stock, Debentures and Warrants issued pursuant to the Securities Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares underlying warrants, as of May 27, 2024, assuming exercise of the warrants held by each such selling stockholder on that date but taking account of any limitations on exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on exercise of the Warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the Debentures and Warrants, this prospectus generally covers the resale of the sum of the maximum number of shares of common stock issuable pursuant to the Warrants, in each case, determined as if the outstanding Warrants were exercised in full (without regard to any limitations on exercise contained therein) (collectively, the “Registrable Securities”) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Warrants, as applicable, a selling stockholder may not exercise the Warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed the applicable ownership percentage limitation (either 4.99% or 9.99%, which we refer to herein as the “blocker”) of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering
Armistice Capital, LLC (1)	28,190,290	17,142,860		11,047,430
Lind Global Fund II LP (2)	2,314,286	2,314,286		-
ALTO OPPORTUNITY MASTER FUND, SPC – SEGREGATED MASTER PORTFOLIO B (3)	17,388,756	17,388,756		-
Noam Rubinstein (4)	114,351	49,619	(5)	64,732
Craig Schwabe (4)	204,688	88,818	(6)	115,870
Charles Worthman (5)	9,149	3,970	(7)	5,179
Michael Vasinkevich (6)	586,623	254,547	(8)	332,076

(1)

The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022. Consists of 2,476,000 common shares and warrants exercisable into 25,714,290 common shares (subject to a 4.99% blocker) of which 17,142,860 common shares are being registered under this prospectus (8,571,430 common shares underlying each of Series 2024-D and Series 2024-E warrants)

(2)	The securities are directly held by Lind. Jeff Easton is the Managing Member of Lind Global Partners II LLC, which is the General Partner of Lind Global Fund II LP, and in such capacity has the right to vote and dispose of the securities held by Lind. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The address for Lind Global Fund II LP is 444 Madison Avenue, 41st Floor, New York, NY 10022. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. Consists of 1,157,143 common shares underlying each of the Series 2024-D and Series 2024-E warrants.

(3)	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880. consists of 6,000,000 shares underlying warrants issued to Alto on May 15, 2024, 8,945,000 shares underlying warrants issued to Alto on April 29, 2024 and 1,221,878 shares underlying each of its Series 2024-D and Series 2024-E warrants.

(4)	The selling stockholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist ordinary shares issuable upon exercise of placement agent warrants, which were received as compensation. The selling stockholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(5)	Consists of 49,619 ordinary shares underlying of the placement agent ordinary share purchase warrant issued on May 22, 2024 in connection with the warrant exercise and issuance of new warrants transaction.

(6)	Consists of 88,818 ordinary shares underlying of the placement agent ordinary share purchase warrant issued on May 22, 2024 in connection with the warrant exercise and issuance of new warrants transaction.

(7)	Consists of 3,970 ordinary shares underlying of the placement agent ordinary share purchase warrant issued on May 22, 2024 in connection with the warrant exercise and issuance of new warrants transaction.

(8)	Consists of 254,547 common shares underlying of the placement agent ordinary share purchase warrant in connection with the warrant exercise and issuance of new warrants transaction.

S-95

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon conversion of the Debentures and exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock, Debentures, and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. We will file a post effective amendment to include any material information with respect to the plan of distribution not previously disclosed in this registration statement. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

S-96

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

S-97

LEGAL MATTERS

We are being represented by Jolie Kahn, Esq. with respect to certain legal matters as to United States federal securities and New York State law. The validity of any warrants or non common or preferred share securities will be passed upon by Jolie Kahn, Esq. in a prospectus supplement should any such securities be offered. The validity of the ordinary shares offered in this offering and certain other matters of Singapore law will be passed upon for us by Joseph Lopez LLP.

EXPERTS

The consolidated balance sheets of Genius Group Limited (the “Company”) and its subsidiaries (the “Group”) as of December 31, 2023 and 2022, the related consolidated statements of Operations and comprehensive (Loss)/Income, statements of changes in shareholders’ equity, and cash flows for the years ended December 31, 2023, 2022 and 2021 and the related notes (collectively referred to as the “consolidated financial statements”) have been included in this registration statement in reliance upon the report of Enrome LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Republic of Singapore, and certain of our officers and directors are residents outside the United States. Moreover, a majority of our consolidated assets are located outside the United States. Although we are incorporated outside the United States, we have agreed to accept service of process in the United States through our agent designated for that purpose. Nevertheless, since a majority of the consolidated assets owned by us are located outside the United States any judgment obtained in the United States against us may not be enforceable within the United States. There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore.

There is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the federal securities laws of the United States would be recognized or enforceable in Singapore. In making a determination as to enforceability of a judgment of the courts of the United States, the Singapore courts would have regard to whether the judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in Singapore unless procured by fraud, or the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or the enforcement thereof would be contrary to public policy, or if the judgment would conflict with earlier judgment(s) from Singapore or earlier foreign judgment(s) recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our directors and officers. Singapore courts would not recognize or enforce judgments against us, our directors and officers to the extent that doing so would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such a determination has yet to be made by a Singapore court in a reported decision.

In addition, holders of book-entry interests in our shares will be required to exchange such interests for certificated shares and to be registered as shareholders in our shareholder register in order to have standing to bring a shareholder suit and, if successful, to enforce a foreign judgment against us, our directors or our executive officers in the Singapore courts.

A holder of book-entry interests in our shares may become a registered shareholder of our Company by exchanging such holder’s interest in our shares for certificated shares and being registered in our shareholder register. The administrative process of becoming a registered shareholder could result in delays prejudicial to any legal proceeding or enforcement action.

S-98

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ordinary shares.

Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including prospectus on Form 20-F, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing to us at 8 Amoy Street, #01-01 Singapore 049950, or call us at +65 8940 1200. We also maintain a website at www.geniusgroup.net, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

Incorporation by reference. The Company has elected to incorporate information by reference pursuant to General Instruction VI.: (a) The Company is incorporating by reference into this registration statement the following documents: Our annual report on Form 20-F for the year ended December 31, 2023 filed with the SEC on May 15, 2024 and Current Reports on Form 6-K filed by the Company with the SEC, respectively on each of January 12 and 17, 2024, February 14, 2024, March 6, 7, 15, 18, 18, 19, 21, 26 and 28, 2024, April 19, 24, 25, 26 and 29, 2024, and May 13, 15, 17, 20 and 22, 2024. The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. The Company will provide these reports or documents upon written or oral request. The Company will provide these reports or documents at no cost to the requester. You may request a copy of these filings, at no cost, by writing to us c/o Corporate Secretary at 8 Amoy Street, #01-01 Singapore 049950, or call us at +65 8940 1200. We also maintain a website at www.geniusgroup.net, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus. The Company files Forms 20-F and 6-K with the SEC along with other information, including registration statements. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and state the address of that site (http://www.sec.gov).

Genius Group Limited and Subsidiaries

Consolidated Financial Statements

The consolidated balance sheets of Genius Group Limited (the “Company”) and its subsidiaries (the “Group”) as of December 31, 2023 and 2022, the related consolidated statements of Operations and comprehensive (Loss)/Income, statements of changes in shareholders’ equity, and cash flows for the years ended December 31, 2023, 2022 and 2021 and the related notes (collectively referred to as the “consolidated financial statements”) have been audited by Enrome, LLP, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

S-99

37,242,856 Ordinary Shares

Genius Group Limited

PRELIMINARY PROSPECTUS

Through and including               , 2024 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an placement agent and with respect to an unsold allotment or subscription.

Part II

Information not required in prospectus

Item 6. Indemnification of Directors and Officers.

Section 172 of the Singapore Companies Act prohibits a company from exempting or indemnifying its officers (including directors acting in an executive capacity) and similarly Section 208A of the Singapore Companies Act prohibits a company from exempting or indemnifying its auditors against any liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to us. However, a company is not prohibited from (a) purchasing and maintaining for any such individual insurance against any such liability, or (b) indemnifying such individual against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court, (c) or indemnifying an officer against liability incurred by him or her to a person other than the company except in circumstances where such liability is for any criminal or regulatory fines or penalties, or where such liability is incurred in respect of (i) defending criminal proceedings in which he or she is convicted, (ii) defending civil proceedings commenced by the company or a related company against him in which judgment is given against him or (iii) in connection with an application for relief under section 76A(13) or section 391 of the Singapore Companies Act in which the court refuses to grant him relief.

Subject to the Singapore Companies Act and every other Singapore statute for the time being in force concerning companies and affecting us, our constitution provides that each of our directors and officers and those of our subsidiaries and affiliates shall be entitled to be indemnified by us or such subsidiary against any liability incurred by him or her arising out of or in connection with any acts, omissions or conduct, actual or alleged, by such individual acting in his or her capacity as either director, officer, secretary or employee of us or the relevant subsidiary, except to such extent as would not be permitted under applicable Singapore laws or which would otherwise result in such indemnity being void in accordance with the provisions of the Singapore Companies Act.

We may indemnify our directors and officers against costs, charges, fees, expenses and liabilities that may be incurred by any of them in defending any proceedings (whether civil or criminal) relating to anything done or omitted or alleged to be done or omitted by such person acting in his or her capacity as a director, officer or employee of our Company, in which judgment is given in his or her favor, or in which he or she is acquitted or in which the courts have granted relief pursuant to the provisions of the Singapore Companies Act or other applicable statutes, provided that such indemnity shall not extend to any liability which by law would otherwise attach to him or her in respect of any negligence, default, breach of duty or breach of trust in relation to our Company, or which would otherwise result in such indemnity being voided under applicable Singapore laws. No director or officer of our Company shall be liable for any acts, omissions, neglects, defaults or other conduct of any other director or officer, and to the extent permitted by Singapore law, our Company shall contribute to the amount paid or payable by a director or officer in such proportion as is appropriate to reflect the relative fault of such director or officer, taking into consideration any other relevant equitable considerations, including acts of other directors or officers and our Company, and the relative fault of such parties in respect thereof.

II-1

In addition, subject to the Singapore Companies Act and every other Singapore statute for the time being in force concerning companies and affecting our Company, no director, managing director or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by us, through the insufficiency or deficiency of title to any property acquired by order of the directors for us or for the insufficiency or deficiency of any security upon which any of our moneys are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, default, breach of duty or breach of trust.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No placement agents were involved in these issuances of ordinary shares.

Description	Date of Sale	Number of Shares	Consideration (USD)
Opening Share Capital Balance (Before 2018)	2017 and Prior	1,300,007	1,649,201
Share Issue – 10 Investors @ $21.34 per share	Q2 2018	21,088	450,020
Share Issue – 3 Investors @ $26.13 per share	Jan 2019	7,653	200,000
Share Issue – 37 Investors @ 28.75 per share	May to Jul 2019	39,349	1,131,000
Share Issue – 34 Investors @ 29.53 per share	Aug 2019	21,372	631,168
Share Issue – 3 Investors @ 32.81 per share (Entrepreneurs Institute Acquisition)	Aug 2019	195,062	6,399,984
Share Issue – 35 Investors @ 32.91 per share	Aug 2019 to Sep 2019	8,054	265,049
Share Issue – 5 Investors @ 32.91 per share	Dec 2019	4,255	140,000
Share Issue – 23 Investors @ 34.87 per share	Dec 2019	6,676	232,760
Share Issue – 13 Investors (Employee Share Issue for 2018 Options – Exercised)	Dec 2019	20,317	313,897
Share Issue – 7 Investors @ 32.91	Jan 2020	5,167	170,033
Share Issue – 22 Investors @ 34.87	Feb 2020 to Jun 2020	8,863	309,000
Share Issue – 112 Investors @ 34.87	Jul to Aug 2020	55,046	1,919,427
Share Issue – 251 Investors @ 34.87 (Entrepreneur Resorts Acquisition)	Jul 2020	888,962	30,997,810
Share Issue – 51 Investors @ 42.86	Sep 2020	37,582	1,610,809
Share Issue – 7 @ 0.01 (Entrepreneur Resorts Directors)	Sep 2020	72,264	722.64
Share Issue – 14 @ 1 (City Leader Promotion)	Sep 2020	918	918

II-2

On July 26, 2023, Genius Group Ltd. (the “Company”) executed and delivered a bridge note with an accredited investor in the face amount of $3.2 million, which has a $200,000 original issue discount. Pursuant to the bridge note, $1,000,000 shall be delivered to a bank account identified by the Company upon closing and the Company shall keep $2,000,000 of the Loan Proceeds on deposit in a blocked account subject to an account control agreement with the investor. The proceeds held in the blocked account may be released at the investor’s discretion on each of August 24, 2023 and September 24, 2023. The maturity date of the bridge note is the earlier of November 24, 2023 and the date of entry into definitive documentation or funding of a Subsequent Financing. Simultaneously with the execution of the bride note, the Company’s entered into an amendment agreement with investor with respect to the original note with the accredited investor issued on August 26, 2022, and due February 26, 2025 (“Note”) was reverted to its original terms prior to the amendments previously announced on March 28, 2023, with certain modifications permitting the Company to consummate its previously announced spin off and future financings pursuant to a registration statement to be filed in conjunction therewith. The investor and the Company agree to that the investor may accelerate monthly installment payments under the Note with respect to current and future monthly installments in accordance with Section 8(e) of the Note, provided that Holder agrees that it will no longer accelerate any Installment Amount pursuant to Section 8(e) of the Note as amended by this Amendment following the earlier to occur of (A) the date that the Company consummates a public offering of its Ordinary Shares, or units comprised of Ordinary Shares and warrants to purchase its Ordinary Shares, which results in aggregate Net Proceeds to the Company equal to at least 130% of the sum of (x) the entire outstanding Conversion Amount of the Notes and (y) the entire outstanding principal balance of the Bridge Loan (such sum of (x) and (y), the “Aggregate Debt”) measured as of the Trading Day prior to the consummation of such public offering and (B) such time that the Aggregate Debt is less than $4,000,000 (all capitalized terms used and not defined herein are used as defined in the Note).

Item 8. Exhibits and Financial Statement Schedules.

a) Exhibits

See Exhibit Index beginning on page II-7 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our combined and consolidated financial statements or the notes thereto.

II-3

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the placement agent at the closing specified in the placement agent’s agreements, certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement agent’s method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-4

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on August 14, 2024.

GENIUS GROUP LIMITED

By:	/s/ Roger James Hamilton
Name:	Roger James Hamilton
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger James Hamilton	Chief Executive Officer, Chairman	August 14, 2024
Roger James Hamilton	(principal executive officer)

/s/ Suraj Naik	Chief Technology Officer,	August 14, 2024
Suraj Naik	Director

/s/ Adrian Reese	Chief Financial Officer	August 14, 2024
Adrian Reese	(principal financial and accounting officer)

/s/ Richard J. Berman	Director	August 14, 2024
Richard J. Berman

/s/ Salim Ismail	Director	August 14, 2024
Salim Ismail

/s/ Michael Moe	Director	August 14, 2024
Michael Moe

/s/ Riaz Shah	Director	August 14, 2024
Riaz Shah

II-5

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Roger Hamilton, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 increasing the number of shares for which registration is sought, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such attorney-in-fact and agent so acting deem appropriate, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger James Hamilton	Chief Executive Officer,	August 14, 2024
Roger James Hamilton	Chairman (principal executive officer)

/s/ Adrian Reese	Chief Financial Officer	August 14, 2024
Adrian Reese	(principal financial and accounting officer)

/s/ Suraj Naik	Chief Technology Officer, Director	August 14, 2024
Suraj Naik

/s/ Richard J. Berman	Director	August 14, 2024
Richard J. Berman

/s/ Salim Ismail	Director	August 14, 2024
Salim Ismail

/s/ Michael Moe	Director	August 14, 2024
Michael Moe

/s/ Riaz Shah	Director	August 14, 2024
Riaz Shah

Signature of Authorized Representative in The United States

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Genius Group Limited, has signed this registration statement or amendment thereto in New York, NY on August 14, 2024.

JOLIE KAHN, ESQ.

By:	/s/ Jolie Kahn

II-6

Genius Group Limited

Exhibit Index

Exhibit Number	Description of Document

2.1**	Share Purchase Agreement dated Oct. 22, 2020 among Genius Group Ltd, David Raymond Hitchins and Angela Stead

2.2**	Share Purchase Agreement dated Nov. 28, 2020 between Genius Group Ltd and Lillian Magdalena Niemann

2.3**	Share Purchase Agreement dated Nov. 30, 2020 between Genius Group Ltd and Property Mastermind International PTE Ltd.

2.4**	Stock Purchase Agreement dated Dec. 18, 2020 among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.

2.5**	Tender Offer Letter dated May 14, 2020 for Genius Group Ltd to acquire Entrepreneur Resorts Limited

2.6**	Asset Transfer Agreement dated Oct. 1, 2019 between Genius Group Ltd and GeniusU Ltd

2.7**	Share Purchase Agreement dated Aug. 30, 2019 between Genius Group Ltd and Wealth Dynamics Pte Ltd

2.8**	Extending Letter dated September 30, 2021 amending the Share Purchase Agreement among Genius Group Ltd, David Raymond Hitchins and Angela Stead

2.9**	Extending Letter dated September 30, 2021 amending the Share Purchase Agreement between Genius Group Ltd and Lillian Magdalena Niemann

2.10**	Extending Letter dated September 30, 2021 amending the Share Purchase Agreement between Genius Group Ltd and Property Mastermind International PTE Ltd.

2.11**	Extending Letter dated September 30, 2021 amending the Stock Purchase Agreement among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.

2.12**	Extending Letter dated December 17, 2021 amending the Share Purchase Agreement among Genius Group Ltd, David Raymond Hitchins and Angela Stead

2.13**	Extending Letter dated December 17, 2021 amending the Share Purchase Agreement between Genius Group Ltd and Lillian Magdalena Niemann

2.14**	Extending Letter dated December 17, 2021 amending the Share Purchase Agreement between Genius Group Ltd and Property Mastermind International PTE Ltd.

2.15**	Extending Letter dated December 22, 2021 amending the Stock Purchase Agreement among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.

2.16**	Extending Letter dated January 23, 2022 amending the Stock Purchase Agreement among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.

2.17**	Extending Letter dated February 25, 2022 amending the Stock Purchase Agreement among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.

2.18**	Amendment Letter dated March 24, 2022 amending the Stock Purchase Agreement among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.

2.19**	Extending Letter dated March 24, 2022 amending the Share Purchase Agreement between Genius Group Ltd and Lillian Magdalena Niemann

II-7

Exhibit Number	Description of Document

2.20**	Extending Letter dated March 24, 2022 amending the Share Purchase Agreement among Genius Group Ltd, David Raymond Hitchins and Angela Stead

2.21**	Extending Letter dated March 24, 2022 amending the Share Purchase Agreement between Genius Group Ltd and Property Mastermind International PTE Ltd.

2.22**	Asset purchase agreement dated January 24, 2024 between Genius Group Limited and LZG International Inc

3.1**	Constitution of the Registrant

4.1**	Registrant’s Specimen Certificate for Ordinary Shares

4.2**	Form of Series 2024-A Warrant

4.3**	Form of Series 2024-B Warrant

4.4**	Form of Series 2024-C Warrant

4.5**	Form of Placement Agent Warrant

5.1**	Opinion of counsel regarding legality of offered shares

10.1**	Tenancy Agreement dated June 27, 2019 between China Classic Pte Ltd and Entrepreneur Resorts Pte Ltd

10.2**	Employment and Board of Directors Agreement dated June 15, 2020 between Genius Group Ltd and Roger James Hamilton

10.3**	Employment and Board of Directors Agreement dated June 15, 2020 between Genius Group Ltd and Michelle Clarke

10.4**	Employment and Board of Directors Agreement dated June 15, 2020 between Genius Group Ltd and Suraj Naik

10.5**	Employment of Director Agreement dated June 15, 20202 between Genius Group Ltd and Sandra Morrell

10.6**	Employment Agreement dated June 15, 2020 between Genius Group Ltd and Jeremy Harris

10.7**	Board of Directors Services Agreement dated Jan. 1, 2020 between Genius Group Ltd and Patrick Grove

10.8**	Board of Directors Services Agreement dated Jan. 1, 2020 between Genius Group Ltd and Anna Gong

10.9**	Board of Directors Services Agreement dated Jan. 1, 2020 between Genius Group Ltd and Nic Lim Kah Wui

10.10**	Facility Letter dated Sept. 12, 2019 between Wealth Dynamics Pte Ltd and United Overseas Bank Limited

10.11**	Employee Share Option Scheme Rules

10.12**	Service Level Agreement with Salesforce (Includes attachments)

10.13**	Matla Game Lodge Lease (Including Change of Name)

10.14**	Tau Game Lodge Lease Agreement — Office

10.15**	Tau Game Lodge Lease Agreement — Lodge

10.16**	Novation Tenancy Agreement dated January 23, 2020 between China Classic Pte Ltd and Genius Central Singapore Pte Ltd.

10.17**	Board of Directors Services Agreement dated Jan. 1, 2022 between Genius Group Ltd and Richard J. Berman

10.18**	Loan Agreement dated October 16, 2023 between Genius Group Ltd and Roger James Hamilton

10.19**	Founder Equity Compensation Plan dated October 16, 2023 between Genius Group Ltd and Roger James Hamilton

14.1**	Code of Ethics

21.1**	List of Subsidiaries

21.1(a)*	Consent of Moores

21.1 (b)**	Prime Source Group Audited Financial Statements for the year ended December 31, 2023

23.1*	Consent of Enrome LLP

II-8

Exhibit Number	Description of Document

24.1*	Power of Attorney

99.1**	Charter of Audit Committee

99.2**	Charter of Compensation Committee

99.3**	Charter of Nominating and Corporate Governance Committee

99.4**	Representation Letter Pursuant to Item 8.A.4 of Form 20-F.

107*	Calculation of Registration Fee

* Filed herewith.

** Filed previously.

II-9

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on August 14, 2024.

GENIUS GROUP LIMITED

By:	/s/ Roger James Hamilton
Name:	Roger James Hamilton
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger James Hamilton	Chief Executive Officer, Chairman	August 14, 2024
Roger James Hamilton	(principal executive officer)

/s/ Suraj Naik	Chief Technology Officer,	August 14, 2024
Suraj Naik	Director

/s/ Adrian Reese	Chief Financial Officer	August 14, 2024
Adrian Reese	(principal financial and accounting officer)

/s/ Richard J. Berman	Director	August 14, 2024
Richard J. Berman

/s/ Salim Ismail	Director	August 14, 2024
Salim Ismail

/s/ Michael Moe	Director	August 14, 2024
Michael Moe

/s/ Riaz Shah	Director	August 14, 2024
Riaz Shah

II-10

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Roger Hamilton, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 increasing the number of shares for which registration is sought, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such attorney-in-fact and agent so acting deem appropriate, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger James Hamilton	Chief Executive Officer,	August 14, 2024
Roger James Hamilton	Chairman (principal executive officer)

/s/ Adrian Reese	Chief Financial Officer	August 14, 2024
Adrian Reese	(principal financial and accounting officer)

/s/ Suraj Naik	Chief Technology Officer, Director	August 14, 2024
Suraj Naik

/s/ Richard J. Berman	Director	August 14, 2024
Richard J. Berman

/s/ Salim Ismail	Director	August 14, 2024
Salim Ismail

/s/ Michael Moe	Director	August 14, 2024
Michael Moe

/s/ Riaz Shah	Director	August 14, 2024
Riaz Shah

Signature of Authorized Representative in The United States

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Genius Group Limited, has signed this registration statement or amendment thereto in New York, NY on August 14, 2024.

JOLIE KAHN

By:	/s/ Jolie Kahn
Name:	Jolie Kahn

II-11